Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
	:	Jointly Administered
ONCO INVESTMENT COMPANY,	:	Case No. 04-10558 (JBR)
a Delaware corporation, et al.,	:

Debtors.	:
	: : : :	SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE FOR THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION

DANIEL J. DEFRANCESCHI (DE 2732)

PAUL N. HEATH (DE 3704)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

(302) 651-7700 (Telephone)

(302) 658-6548 (Facsimile)

-and-

DAVID G. HEIMAN (OH 0038271)

HEATHER LENNOX (OH 0059649)

CARL E. BLACK (OH 0069479)

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939 (Telephone)

(216) 579-0212 (Facsimile)

-and-

MICHELLE MORGAN HARNER (IL 6276282)

JONES DAY

77 W. Wacker Drive

Chicago, Illinois 60601

(312) 782-3939 (Telephone)

(312) 782-8585 (Facsimile)

July 30, 2004		ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

SECOND AMENDED DISCLOSURE STATEMENT,

DATED JULY 30, 2004 (THE “DISCLOSURE STATEMENT”)

SOLICITATION OF VOTES

WITH RESPECT TO THE SECOND AMENDED JOINT PLAN

OF REORGANIZATION OF

DEBTORS AND DEBTORS IN POSSESSION

THE BOARDS OF DIRECTORS OF ONCO INVESTMENT COMPANY (“ONCO”); OGLEBAY NORTON COMPANY, ITS PARENT CORPORATION (“OGLEBAY”); AND EACH OF ITS AFFILIATED DEBTORS LISTED ON THE ATTACHED EXHIBIT I (COLLECTIVELY WITH ONCO AND OGLEBAY, THE “DEBTORS”) BELIEVE THAT THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION DATED JULY 30, 2004 AND ATTACHED HERETO AS EXHIBIT II (THE “PLAN”), IS IN THE BEST INTERESTS OF THE DEBTORS’ ESTATES. ALL PARTIES ENTITLED TO VOTE ON THE PLAN ARE URGED TO VOTE IN FAVOR THEREOF. A SUMMARY OF THE VOTING INSTRUCTIONS IS SET FORTH AT PAGE 137 OF THIS DISCLOSURE STATEMENT. MORE DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO PARTIES ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED IN ACCORDANCE WITH THE BALLOT INSTRUCTIONS BY 5:00 P.M., EASTERN TIME, ON [                    ] [        ], 2004 OR SUCH OTHER DATE IDENTIFIED ON YOUR BALLOT (THE “VOTING DEADLINE”), UNLESS EXTENDED.

THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE “OVERVIEW OF THE PLAN — CONDITIONS TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN” AND “VOTING AND CONFIRMATION OF THE PLAN — ACCEPTANCE OR CRAMDOWN.” THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the Exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to all parties entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

ALL PARTIES ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT II AND THE MATTERS DESCRIBED UNDER “RISK FACTORS,” PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the Exhibits thereto and documents described therein as being Filed prior to approval of the Disclosure Statement.

The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical and projected financial information regarding the Debtors and the liquidation analysis relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SEC OR ANY SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND FINANCIAL PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THE WORDS “BELIEVE,” “MAY,” “WILL,” “ESTIMATE,” “ASSERT,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT,” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES, AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN “RISK FACTORS” BELOW. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

THE PROJECTED FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN THE SUBJECT OF AN AUDIT OR ANY REVIEW OR TESTING PROCEDURES BY THE DEBTORS’ INDEPENDENT AUDITORS OR FINANCIAL ADVISORS, AND WAS NOT PREPARED IN ACCORDANCE WITH AICPA GUIDELINES FOR FINANCIAL FORECASTS.

All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan.

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

SUMMARY	1

The Debtors	1

The Chapter 11 Cases	1

The Plan	1

Voting and Confirmation of the Plan	1

Recommendation	1

Confirmation and Effective Date	2

Conditions to Confirmation and the Effective Date	2

Treatment of Claims and Interests	2

Acceptance or Cramdown	3

Tax Consequences of the Plan	4

Risk Factors	4

INTRODUCTION	5

OVERVIEW OF THE PLAN	7

Introduction	7

General Information Concerning Treatment of Claims and Interests	7

Summary of Classes and Treatment of Claims and Interests	8

Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims	13

Administrative Claims	13

Priority Tax Claims	15

Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery	16

Summary of Terms of Certain Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness	16

New Common Stock	16

New Warrants	17

New Preferred Stock	19

New Term Loan	23

The Confirmation Facility	23

Conditions to Confirmation and the Effective Date of the Plan	23

Conditions to Confirmation	24

Conditions to the Effective Date	24

Effect of Nonoccurrence of Conditions to the Effective Date	24

Modification or Revocation of the Plan	25

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v

(Cont’d)

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TABLE OF EXHIBITS

Exhibit I	Subsidiary Debtors

Exhibit II	Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession

Exhibit III	Oglebay Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004

Exhibit IV	Liquidation Analysis

i

SUMMARY

This summary highlights some of the information discussed in greater detail elsewhere in this Disclosure Statement. This summary may not contain all of the information that is important to you, and you should carefully read the entire Disclosure Statement, including the Exhibits and the other documents to which we refer you. For a more detailed overview of the Plan, see “Introduction” (page 5) and “General Information Concerning the Plan” (page 122). All Exhibits to the Plan will be Filed with the Bankruptcy Court and available for review, free of charge, on The Trumbull Group, L.L.C.’s (“Trumbull”) website (www.trumbullgroup.com (the “Document Website”)) no later than [                    ], 2004 (i.e., at least 20 days before the Voting Deadline (as defined below)). Copies of all Exhibits to the Plan also may be obtained, free of charge, from Trumbull by calling either 877-878-6285 (toll-free) or 860-697-5401.

The Debtors

The Debtors are ONCO; Oglebay, its parent corporation; and all of Oglebay’s other direct and indirect wholly-owned subsidiaries. A list of the Subsidiary Debtors is attached hereto as Exhibit I.

The Chapter 11 Cases

The Debtors filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code on February 23, 2004 to pursue a financial restructuring that would permit the Debtors to reduce their indebtedness and provide more financial flexibility to implement their business strategy. Since the commencement of the Chapter 11 Cases, the Debtors have been operating their businesses as debtors in possession under the supervision of the Bankruptcy Court. See “Certain Events Preceding the Debtors’ Chapter 11 Filings” (page 30) and “Operations During the Chapter 11 Cases” (page 36).

The Plan

On July 30, 2004, the Debtors filed the amended Plan with the Bankruptcy Court. Upon Bankruptcy Court approval of the Disclosure Statement, the Debtors will solicit acceptances of the Plan, a copy of which is attached hereto as Exhibit II. See “Overview of the Plan” (page 7), “General Information Concerning the Plan” (page 122) and “Distributions Under the Plan” (page 130). The Plan is supported by, and represents a valuable settlement with, the Creditors’ Committee (a statutory committee established to represent the interests of unsecured creditors of the Debtors’ Estates) and certain creditors holding a majority of the Debtors’ outstanding indebtedness. See “Introduction” (page 5).

Voting and Confirmation of the Plan

Holders of Claims against a Debtor in certain impaired Classes under the Plan are entitled to vote to accept or reject the Plan. If you hold Claims in more than one voting Class, or hold multiple Claims, you may receive more than one Ballot. You should complete, sign and return each Ballot that you receive. Please carefully follow all of the instructions contained on the Ballot provided to you. To be counted, your Ballot must be received by 5:00 p.m., Eastern Time, on [            ] [    ], 2004 (or such other time identified on your Ballot) (the “Voting Deadline”) at the address set forth on the pre-addressed envelope provided to you. If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot or lost your Ballot, please call the voting agent, Trumbull, at 860-687-3952. See “Voting and Confirmation of the Plan” (page 136).

Recommendation

The Debtors’ Boards of Directors recommend that all parties entitled to vote on the Plan vote to ACCEPT the Plan. The Creditors’ Committee also supports the Plan, and has recommended that creditors vote to ACCEPT the Plan. See “Recommendation and Conclusion” (page 148).

Confirmation and Effective Date

The Confirmation Hearing, at which the Bankruptcy Court will consider approval of the Plan, currently is scheduled for September 29, 2004, beginning at 9:30 a.m., Eastern Time. Assuming that the requisite votes to accept the Plan are received, that the applicable requirements under the Bankruptcy Code are met and that the other conditions to the Confirmation of the Plan are satisfied, the Effective Date of the Plan currently is expected to occur on October 25, 2004, or as soon thereafter as practicable.

Conditions to Confirmation and the Effective Date

There are several conditions precedent to Confirmation of the Plan and the Effective Date, including the completion and execution of agreements relating to new financing and the raising of substantial new capital. If these conditions are not satisfied or waived, the Plan will not become effective. See “Overview of the Plan — Conditions to Confirmation and the Effective Date of the Plan” (page 23).

Treatment of Claims and Interests

For a summary of the classification of Claims and Interests, the estimated aggregate amount of Claims and Interests in each Class and the estimated amount and nature of distributions to holders of Claims and Interests in each Class under the Plan, see “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests” (page 8).

The treatment of Classes under the Plan generally is as follows:

•	Class 1 (Priority Claims) – Holders of Allowed Claims in Class 1, including certain employee wage Claims and certain other Claims entitled to priority under the Bankruptcy Code, will receive distributions of Cash in the full amount of their Allowed Claims (see page 9). Class 1 Claims are unimpaired;

•	Class 2 (Vessel Term Loan Claims) – The Vessel Term Loan Agreement will be Reinstated on the Effective Date in accordance with Section I.A.91.b of the Plan (see page 9). Class 2 Claims are unimpaired;

•	Class 3 (Old Senior Secured Note Claims) – Holders of Allowed Claims in Class 3, relating to the Old Senior Secured Notes issued by Oglebay, will have their Allowed Claims Reinstated pursuant to Section I.A.91.b of the Plan and thereafter such Allowed Claims will be redeemed and satisfied in full by the Reorganized Debtors with a Cash payment of 106% of principal amount of the Old Senior Secured Notes (which amount shall include the paid-in-kind interest), plus the accrued and unpaid interest thereon at the non-default rate through the date of such payment, in accordance with the terms of the Old Senior Secured Notes Purchase Agreement. Certain holders of Class 3 Claims have asserted the right to collect additional amounts from holders of Class 7 Claims pursuant to the subordination provisions of the Old Senior Subordinated Note Indenture. The Debtors and the Creditors’ Committee dispute this assertion and the parties intend to have the Bankruptcy Court resolve this dispute at or before the Confirmation Hearing (see page 9). Class 3 Claims are unimpaired;

•	Class 4 (Other Secured Claims) – Holders of Allowed Claims in Class 4, relating to certain secured debt, will, at the election of the applicable Debtor, either receive distributions of Cash in the full amount of their Allowed Claims, have their Allowed Claims Reinstated or receive the collateral securing their Allowed Claims (see page 11). Class 4 Claims are unimpaired;

•	Class 5 (General Unsecured Claims) – Holders of Allowed Claims in Class 5, relating to certain unsecured debt, will, at the election of the applicable Debtor or Reorganized Debtor,

either receive distributions of Cash in the full principal amount of their Allowed Claims or have the full principal amount of their Allowed Claims Reinstated. On the Effective Date, all Tort Claims will be Reinstated in accordance with Section I.A.91.a of the Plan (see page 11). Class 5 Claims are unimpaired;

•	Class 6 (MLO Claims) – The MLO Contract will be amended as set forth on Exhibit III.C.2 to the Plan and, as of the Effective Date, will be assumed (as amended) by Reorganized Oglebay (see page 12). Class 6 Claims are impaired;

•	Class 7 (Old Senior Subordinated Note Claims) – Holders of Allowed Claims in Class 7, relating to the Old Senior Subordinated Notes issued by Oglebay, will receive their Pro Rata distribution of approximately 2,928,571 shares of New Common Stock in Reorganized Oglebay in satisfaction of their Allowed Claims (and any accompanying Share Purchase Rights in accordance with the Share Purchase Rights Agreement and Section IV.I of the Plan). Certain holders of Class 3 Claims have asserted the right to collect additional amounts from holders of Class 7 Claims pursuant to the subordination provisions of the Old Senior Subordinated Note Indenture, which may dilute the ultimate recovery of Class 7 Claims under the Plan. The Debtors and the Creditors’ Committee dispute this assertion and the parties intend to have the Bankruptcy Court resolve this dispute at or before the Confirmation Hearing (see page 12). Class 7 Claims are impaired;

•	Class 8 (Intercompany Claims) – Holders of Allowed Claims in Class 8, relating to Claims by any Debtor against another Debtor, will not receive any property under the Plan (see page 12). Class 8 Claims are impaired;

•	Class 9 (Subsidiary Debtor Equity Interests) – Holders of Allowed Interests in Class 9, relating to the subsidiary interests held directly or indirectly by Oglebay, will have their Allowed Interests Reinstated, subject to the Restructuring Transactions (see page 12). Class 9 Interests are unimpaired; and

•	Class 10 (Old Common Stock of Oglebay) – The Old Common Stock of Oglebay will be cancelled on the Effective Date. Holders of Allowed Interests in Class 10 relating to the Old Common Stock of Oglebay will receive New Warrants to purchase one-tenth (1/10th) of a share of New Common Stock (and any accompanying Share Purchase Rights in accordance with the Share Purchase Rights Agreement and Section IV.I of the Plan) for each share of Old Common Stock held on the Distribution Record Date (see page 13). Class 10 Interests are impaired.

Acceptance or Cramdown

The Plan will be treated as accepted by an impaired Class of Claims entitled to vote if holders of at least two-thirds in dollar amount and a majority in number of Claims of that Class vote to accept the Plan. In addition, pursuant to the Bankruptcy Code, a plan of reorganization may be confirmed even if it is not accepted by all impaired classes — a process referred to as “cramdown” — as long as the plan is accepted by at least one impaired class of claims (excluding the accepting votes of insiders) and the Bankruptcy Court finds that such a plan is fair and equitable and does not discriminate unfairly with respect to dissenting impaired classes. The Debtors believe that the Plan may be crammed down over the dissent of certain Classes of Claims and Interests. See “Voting and Confirmation of the Plan — Acceptance or Cramdown” (page 138).

Tax Consequences of the Plan

For a summary description of certain federal tax consequences of the Plan, see “Certain U.S. Federal Income Tax Consequences of the Plan” (page 141).

Risk Factors

The success of the transactions contemplated by the Plan and the value of the securities to be issued under the Plan to holders of Allowed Claims and Interests in certain Classes are subject to numerous risks and uncertainties. See “Risk Factors” (page 109).

INTRODUCTION

The Debtors are seeking approval of the Plan, a copy of which is attached hereto as Exhibit II. This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan.

The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding purpose of a chapter 11 case. The primary objectives of the Plan are to: (a) alter the Debtors’ debt and capital structures to permit them to emerge from the Chapter 11 Cases with viable capital structures; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective Estates. The Plan provides for, among other things: (a) the cancellation of certain indebtedness in exchange for, as applicable, Cash or New Common Stock, as described below; (b) the Reinstatement of the Vessel Term Loan Agreement and the Old Senior Secured Notes; (c) the cancellation of Interests in the Old Common Stock of Oglebay; (d) the receipt by the holders of Allowed Interests in Class 10 of New Warrants to purchase shares of New Common Stock, as described below; (e) the consummation of the Confirmation Facility; (f) the assumption, assumption and assignment or rejection of certain Executory Contracts and Unexpired Leases to which one or more of the Debtors is a party; (g) certain restructuring transactions designed to modify the existing Oglebay corporate structure; and (h) the settlement and release of claims by and against certain parties.

It will be a condition to the Effective Date that new financing be raised. To meet this condition, Oglebay intends to issue the New Preferred Stock, with terms substantially as described below under “Overview of the Plan—Summary of Terms of Certain Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness— New Preferred Stock” and “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—New Preferred Stock.” Oglebay presently intends that the shares of New Preferred Stock will be offered and sold pursuant to (a) a rights offering (the “Rights Offering”) made to all holders of Old Senior Subordinated Notes, (b) standby commitments made by certain of these holders and third party accredited investors who have agreed to purchase shares not subscribed for in the Rights Offering, and (c) commitments made by certain of these same holders and third party accredited investors to purchase in the aggregate 500,000 additional shares of New Preferred Stock. It is anticipated that the offering and sale of New Preferred Stock will be registered under the Securities Act of 1933, as amended (the “Securities Act”). A registration statement for this offering was filed with the SEC on May 14, 2004. If the Rights Offering cannot be consummated in the form and manner currently contemplated, Oglebay intends to raise new financing pursuant to an alternative financing structure also involving the issuance of the shares of New Preferred Stock. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OF THE NEW PREFERRED STOCK.

Oglebay following the Effective Date is referred to herein as Reorganized Oglebay.

PLEASE REFER TO THE CHART BEGINNING ON PAGE 9 OF THIS DISCLOSURE STATEMENT FOR A SUMMARY OF THE PROPOSED TREATMENT OF EACH CLASS OF CLAIMS AND INTERESTS.

If the Plan is confirmed and consummated in accordance with its terms, on the Effective Date, (a) 100% of the New Common Stock initially will be owned by holders of Allowed Claims in Class 7 (see “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests” and “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims” for a discussion of the possible alternative treatment of Class 7 under the Plan), (b) the New Warrants will be owned by holders of Allowed Interests in Class 10, and (c) it is anticipated that the New Preferred Stock of Reorganized Oglebay will be owned by holders of Old Senior Subordinated Notes (or permitted transferees of subscription rights) who exercise their subscription rights and those holders of Old Senior Subordinated Notes and certain third party accredited investors with purchase and standby commitments as described above. Ownership of the New Common Stock distributed pursuant to the Plan will be subject to dilution from (a) issuance of New Common Stock upon exercise of the New Warrants, (b) issuance of New Common Stock upon conversion of the New Preferred Stock, and (c) issuance of New Common Stock to certain employees under the Management Stock Plan. On the Effective Date, Reorganized Oglebay expects that (a) 8,500,000 shares of New Preferred Stock will be issued to certain holders of Old Senior Subordinated Notes and certain third party accredited investors (constituting 100% of the shares of New Preferred Stock), (b) approximately 2,928,571 shares of New Common Stock will be distributed to holders of Allowed Claims in Class 7 (constituting 100% of the shares of New Common Stock to be issued on the Effective Date) (see “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests” and “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims” for a discussion of the possible alternative treatment of Class 7 under the Plan), (c) a number of shares of New Common Stock equal to one-tenth (1/10th) of the number of shares of Old Common Stock held by holders of Allowed Interests in Class 10 on the Distribution Record Date (which number is currently expected to be an aggregate of approximately 523,869 shares of New Common Stock) will be reserved for issuance upon exercise of the New Warrants, (d) 17,233,091 shares of New Common Stock will be initially reserved for issuance upon conversion of the New Preferred Stock (which number consists of (i) 8,500,000 shares initially reserved for issuance upon conversion of the 8,500,000 shares of New Preferred Stock to be issued on the Effective Date plus (ii) additional shares reserved for issuance as a result of the accretion of dividends thereon through the fifth anniversary of the Effective Date), and (e) approximately 1,325,397 shares of New Common Stock will be reserved for issuance under the Management Stock Plan, a portion of which are expected to be granted shortly following the Effective Date. See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness” and “Reorganized Oglebay–Employee Benefit Matters–New Benefit Programs—Management Stock Plan.”

The approximately 2,928,571 shares of New Common Stock and the 8,500,000 shares of New Preferred Stock to be issued and outstanding on the Effective Date will represent approximately 25.6% and 74.4%, respectively, of the total voting power and equity interests in Reorganized Oglebay (before giving effect to the issuance of the shares of New Common Stock reserved for issuance as described above).

In accordance with the Bankruptcy Code, Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and Interests against or in the Debtors. See “General Information Concerning the Plan — Legal Effects of the Plan — Injunctions.”

By an order of the Bankruptcy Court dated [                    ] [        ], 2004, this Disclosure Statement has been approved as containing “adequate information” for creditors and equity security holders of the Debtors in accordance with section 1125 of the Bankruptcy Code. The Bankruptcy Code defines “adequate information” as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . . .” 11 U.S.C. § 1125(a)(1).

THE DEBTORS’ BOARDS OF DIRECTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS’ ESTATES. ALL PARTIES ENTITLED TO VOTE ON THE PLAN ARE URGED BY THE DEBTORS TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 5:00 P.M., EASTERN TIME, ON THE VOTING DEADLINE. THE CREDITORS’ COMMITTEE ALSO SUPPORTS THE PLAN AND HAS RECOMMENDED ACCEPTANCE OF THE PLAN.

The requirements for Confirmation, including the vote of eligible parties to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in “Voting and Confirmation of the Plan.” Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in “Overview of the Plan — Conditions to Confirmation and the Effective Date of the Plan.” There is no assurance that these conditions will be satisfied or waived.

OVERVIEW OF THE PLAN

Introduction

The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, which is attached hereto as Exhibit II, and the Exhibits thereto, as amended from time to time, which are or will be available for inspection at the Document Website. See “Additional Information.” For a description of certain other significant terms and provisions of the Plan, see “General Information Concerning the Plan” and “Distributions Under the Plan.”

General Information Concerning Treatment of Claims and Interests

The Plan provides that holders of Allowed Claims in certain Classes will be entitled to distributions of Cash or New Common Stock in respect of their Claims. Oglebay anticipates that the Cash required to make these distributions will be funded, in general, from (a) the Reorganized Debtors’ cash balances and operations and (b) the Confirmation Facility. The proceeds from the issuance of the New Preferred Stock pursuant to the terms of the new financing, which is currently contemplated to consist of (i) the Rights Offering, (ii) the standby commitments made by certain holders of Old Senior Subordinated Notes and third party accredited investors who have agreed to purchase shares not subscribed for in the Rights Offering, and (iii) the commitments made by certain of these same holders and third party accredited investors to purchase in the aggregate 500,000 additional shares of New Preferred Stock, will be used to redeem the Old Senior Secured Notes after the Effective Date in accordance with the optional redemption provisions of the Old Senior Secured Notes Purchase Agreement. In connection with the Plan, Reorganized Oglebay will issue 2,928,571 shares of New Common Stock to holders of Allowed Claims in Class 7 (and any accompanying Share Purchase Rights in accordance with the Share Purchase Rights Agreement, if adopted). See “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests” and “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims” for a discussion of the possible alternative treatment of Class 7 under the Plan. In addition, shares of Old Common Stock of Oglebay and any option or any associated share purchase right relating to such common stock will be cancelled on the Effective Date. Holders of Allowed Interests in Class 10 (Old Common Stock of Oglebay) will receive New Warrants to purchase one-tenth (1/10th) of a share of New Common Stock for each share of Old Common Stock held on the Distribution Record Date (which number is currently expected to be an aggregate of approximately 523,869 shares of New Common Stock). If the Share Purchase Rights Agreement is adopted, shares of New Common Stock issued upon exercise of the New Warrants will also be accompanied by Share Purchase Rights. Shares of the Subsidiary Debtors’ common stock and any option or any associated share purchase right relating to such common stock outstanding immediately prior to the Effective Date will be Reinstated, subject to the Restructuring Transactions, on the Effective Date. See “—Summary of Terms of Certain Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness” for a description of the New Common Stock, the New Warrants and the New Preferred Stock to be issued on the Effective Date. For an explanation of the treatment of the Allowed Claims and Allowed Interests not discussed above and for further explanation of the treatment of Allowed Claims and Allowed Interests in general, see also “— Summary of Classes and Treatment of Claims and Interests.”

For purposes of computations of Claim amounts, administrative and other expenses and similar computational purposes, the Effective Date is assumed to occur on October 31, 2004 (the actual Effective Date, however, will occur after this time). There is no assurance as to if or when the Effective Date will actually occur. Procedures for the distribution of Cash and securities pursuant to the Plan are described in “Distributions Under the Plan.”

The determination of the relative distributions to be received under the Plan by the holders of Allowed Claims and Allowed Interests in certain Classes was based upon, among other factors, estimates of the amounts of Allowed Claims and Allowed Interests in such Classes and the relative priorities of such Allowed Claims and Allowed Interests. The estimates of the amounts of Allowed Claims and Allowed Interests in each Class are set forth below in “— Summary of Classes and Treatment of Claims and Interests” and are calculated as of the assumed Effective Date of October 31, 2004. The distributions to be received by holders of Allowed Claims or Allowed Interests in certain Classes could differ from these estimates if the estimates, despite the Debtors’ best efforts, prove to be inaccurate.

The “cramdown” provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of Claims and Interests. See “Voting and Confirmation of the Plan — Acceptance or Cramdown.” The Debtors intend to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code with respect to Class 10 and any other impaired Class of Claims or Interests that rejects the Plan and reserve the right to amend the Plan, if necessary, in connection therewith. If such request were granted by the Bankruptcy Court, the dissenting Classes, in certain cases, may receive alternative treatment under the Plan. Although the Debtors believe that the Plan can be confirmed under the cramdown provisions of the Bankruptcy Code, there is no assurance that the requirements of such provisions would be satisfied.

Summary of Classes and Treatment of Claims and Interests

The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class (calculated as of the assumed Effective Date of October 31, 2004) and the estimated amount and nature of distributions to holders of Allowed Claims or Allowed Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see “— Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims” below.

The information set forth in the table below with respect to each Class of Claims or Interests is presented on a combined basis for all of the Debtors to which such information is applicable. The Estimated Aggregate Claims Amounts shown in the table below are based upon the Debtors’ preliminary review of their books and records and reflect the Debtors’ estimates of the aggregate amounts of such Claims that the Debtors believe will be asserted upon resolution of all Disputed Claims. Certain of these Disputed Claims may be material, and the total amount of all such Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan.

Each amount designated in the table below as “Estimated Percentage Recovery” for each Class is the quotient of, as applicable, the Cash or the assumed value of the New Common Stock or the assumed value of the New Warrants to be distributed to all holders of Allowed Claims or Allowed Interests, as applicable, in such Class, divided by the estimated aggregate amount of Allowed Claims or Allowed Interests, as applicable, in such Class. For purposes of these calculations, a value of $8.54 per share of New Common Stock has been assumed, based upon the midpoint of the estimated going concern enterprise value of Reorganized Oglebay, as set forth in “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—Valuation,” and the approximately 2,928,571 shares of New Common Stock assumed to be issued on the Effective Date. See “Securities to be Issued on the Effective

Date and Other Post-Reorganization Indebtedness—Valuation” for a description of the manner in which the estimated enterprise value of Reorganized Oglebay was calculated and the assumptions used in connection with the foregoing and the limitations thereon, and “Risk Factors” for a discussion of various other factors that could materially affect the value of New Common Stock and the New Warrants distributed on the Effective Date.

Although the Debtors’ management believes that these valuation assumptions are reasonable, there is no assurance that the New Common Stock will have the value assumed herein. See “Risk Factors.” Reorganized Oglebay intends to apply to list the New Common Stock on The Nasdaq National Market as soon as practicable after the Effective Date when Reorganized Oglebay meets the listing requirements. However, it is unlikely that the New Common Stock will qualify for listing at the time it is issued, and there can be no assurance that the New Common Stock will ever be listed on the Nasdaq National Market. If Reorganized Oglebay is not able to list such securities on the Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist. The Old Common Stock of Oglebay currently is quoted on the Pink Sheets. The value of the New Common Stock ultimately may be substantially higher or lower than reflected in the valuation assumptions provided herein because of a number of other factors, including those discussed in “Risk Factors.” The value of equity securities, such as the New Common Stock, issued under a plan of reorganization is subject to numerous unforeseeable circumstances and, therefore, cannot be predicted.

Description and Amount of Claims or Interests	Treatment

Class 1 (Priority Claims): Consists of all Claims against any Debtor entitled to priority under Section 507(a) of the Bankruptcy Code that are not an Administrative Claim or a Priority Tax Claim.

Estimated Aggregate Claims Amount: $0[1]

Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Claim and the applicable Debtor or Reorganized Debtor agree to a different treatment.

Estimated Percentage Recovery: 100%

Class 2 (Vessel Term Loan Claims): Consists of all Claims against a Debtor under or evidenced by the Vessel Term Loan Agreement.

Estimated Aggregate Claims Amount:

$12,537,151.00, plus accrued and unpaid interest at the non-default rate.

Unimpaired. On the Effective Date, the Vessel Term Loan Agreement will be Reinstated in accordance with Section I.A.91.b of the Plan. In addition, each holder of an Allowed Vessel Term Loan Claim shall be entitled to retain any amounts paid to it or on its behalf as adequate protection (and receive and retain any other amounts that as of the Effective Date are due as adequate protection under the First Final DIP Order, the Second Final DIP Order or any other Final Order of the Bankruptcy Court but not previously paid).

Estimated Percentage Recovery: 100%

Class 3 (Old Senior Secured Note Claims): Consists of all Claims against a Debtor under or evidenced by the Old Senior Secured Notes	Unimpaired. On the Effective Date, the Old Senior Secured Notes will be Reinstated pursuant to Section I.A.91.b of the Plan and thereafter the

[1]	A nominal amount of Priority Claims may be asserted against the Debtors.

Description and Amount of Claims or Interests	Treatment

Purchase Agreement, including any Claims pursuant to any guaranty agreement.

Estimated Aggregate Claims Amount:

$92,642,241.00, which includes $75,000,000.00 outstanding principal, plus paid-in-kind interest in the amount of $8,842,718.00 and accrued and unpaid cash interest in the amount of $8,799,523.00

Reinstated Old Senior Secured Notes will be redeemed and satisfied in full by the Reorganized Debtors with a Cash payment of 106% of principal amount of the Old Senior Secured Notes (which amount shall include the paid-in-kind interest), plus the accrued and unpaid interest thereon at the non-default rate through the date of such payment, in accordance with the terms of the Old Senior Secured Notes Purchase Agreement.

Each holder of an Allowed Senior Secured Note Claim may retain any amounts paid to it or on its behalf as adequate protection (and receive and retain any other amounts that as of the Effective Date are due as adequate protection under the First Final DIP Order or the Second Final DIP Order but not previously paid); provided, however, that the Debtors reserve the right to seek to have some or all of such amounts applied to the principal balance of a holder’s Old Senior Secured Note Claim.

In addition, to the extent that attorneys’ fees and expenses for the Ad Hoc Noteholders’ Committee and/or the predecessor thereto remain outstanding as of the Effective Date, such attorneys may submit a request for the payment of such reasonable fees and expenses as follows: (a) such attorneys shall provide reasonable detail in support of their respective Claims to the parties identified in Section XIII.G of the Plan no later than ten days after the Effective Date; (b) such parties shall have the right to File objections to such Claims based on a “reasonableness” standard and/or the terms of the Old Senior Secured Notes and the Old Senior Secured Notes Purchase Agreement within 20 days after receipt of supporting documentation; and (c) the Reorganized Debtors shall pay any such Claims by the later of (i) 30 days after the receipt of supporting documentation from such attorneys or (ii) ten Business Days after the resolution of any objections to the Claims of such attorneys. The Reinstatement of the Old Senior Secured Notes under the Plan and any distributions under such notes will not be affected or reduced on account of the payment of reasonable attorneys’ fees and expenses pursuant to Section III.B.3 of the Plan.

Certain holders of Class 3 Claims have asserted the right to collect additional amounts from holders of Class 7 Claims pursuant to the subordination provisions of the Old Senior Subordinated Note Indenture. The Debtors and the Creditors’

Description and Amount of Claims or Interests	Treatment
Committee dispute this assertion and the parties intend to have the Bankruptcy Court resolve this dispute at or before the Confirmation Hearing. Estimated Percentage Recovery: 100%

Class 4 (Other Secured Claims): Consists of all Secured Claims against any Debtor other than a Prepetition Bank Loan Claim, an Old Senior Secured Note Claim or a Vessel Term Loan Claim.

Estimated Aggregate Claims Amount:

$189,279.00

Unimpaired. On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Class 4 will receive treatment on account of such Allowed Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor. The applicable Debtor will be deemed to have elected Option B except with respect to any Allowed Claim as to which the applicable Debtor elects Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing.

Option A: On the Effective Date, Allowed Claims in Class 4 with respect to which the applicable Debtor elects Option A will be paid in Cash in full.

Option B: On the Effective Date, Allowed Claims in Class 4 with respect to which the applicable Debtor elects or is deemed to have elected Option B will be Reinstated.

Option C: On the Effective Date, a holder of an Allowed Claim in Class 4 with respect to which the applicable Debtor elects Option C will be entitled to receive (and the applicable Debtor shall release and transfer to such holder) the collateral securing such Allowed Claim.

Estimated Percentage Recovery: 100%

Class 5 (General Unsecured Claims): Consists of all Claims that are not an Administrative Claim, Cure Amount Claim, Priority Claim, Priority Tax Claim, Prepetition Bank Loan Claim, Old Senior Secured Note Claim, Vessel Term Loan Claim, Other Secured Claim, Old Senior Subordinated Note Claim or MLO Claim.

Estimated Aggregate Claims Amount:

$26,933,677.00

Unimpaired. On the Effective Date, holders of Allowed General Unsecured Claims, at the election of the applicable Debtor or Reorganized Debtor, will (a) receive Cash equal to the principal amount of its Allowed General Unsecured Claim or (b) have the principal amount of its Allowed General Unsecured Claim Reinstated. On the Effective Date, all Tort Claims will be Reinstated in accordance with Section I.A.91.a of the Plan.

Estimated Percentage Recovery: 100%

Class 6 (MLO Claims): Consists of all Claims against a Debtor under or evidenced by the MLO Contract. Estimated Aggregate Claims Amount: $14,000,000.00 to $26,100,000.00

Impaired. The MLO Contract will be amended as set forth on Exhibit III.C.2 of the Plan and, as the Effective Date, will be assumed (as amended) by Reorganized Oglebay pursuant to Section V.A of the Plan and section 365 of the Bankruptcy Code. The MLO Claims will be paid in accordance with the amended MLO Contract.

Estimated Percentage Recovery: See “Treatment of Certain Claims Under the Plan—Treatment of MLO Claims.”

Class 7 (Old Senior Subordinated Note Claims): Consists of all Claims against a Debtor under or evidenced by the Old Senior Subordinated Note Indenture, including any Claims pursuant to any guaranty agreement.

Estimated Aggregate Claims Amount:

$105,611,111.11, which includes accrued and unpaid prepetition interest.

Impaired. The Old Senior Subordinated Note Claims will be allowed in the aggregate amount of $105,611,111.11. On the Effective Date, each holder of an Allowed Old Senior Subordinated Note Claim will receive in respect of such Allowed Claim against all of the Debtors its Pro Rata share of approximately 2,928,571 shares of New Common Stock (and any accompanying Share Purchase Rights in accordance with the Share Purchase Rights Agreement and Section IV.I of the Plan).

Certain holders of Class 3 Claims have asserted the right to collect additional amounts from holders of Class 7 Claims pursuant to the subordination provisions of the Old Senior Subordinated Note Indenture, which may dilute the ultimate recovery of Class 7 Claims under the Plan. The Debtors and the Creditors’ Committee dispute this assertion and the parties intend to have the Bankruptcy Court resolve this dispute at or before the Confirmation Hearing.

Estimated Percentage Recovery: 24%

Class 8 (Intercompany Claims): Consists of any Claim by any Debtor against another Debtor.

Impaired. No property will be distributed to the holders of Allowed Intercompany Claims. Notwithstanding this treatment of Class 8 Claims, each of the holders of an Intercompany Claim will be deemed to have accepted the Plan.

Estimated Percentage Recovery: 0%

Class 9 (Subsidiary Debtor Equity Interests): Consists of, as to a particular Subsidiary Debtor, any Interests in such Debtor held directly or indirectly by Oglebay.	Unimpaired. On the Effective Date, the Subsidiary Debtor Equity Interests will be Reinstated, subject to the Restructuring Transactions. Estimated Percentage Recovery: 100%

Class 10 (Old Common Stock of Oglebay): Consists of Interests in respect of the Old Common Stock of Oglebay and any Claims related thereto.

Impaired. On the Effective Date, the Old Common Stock of Oglebay will be cancelled. Each holder of an Allowed Interest on account of Old Common Stock of Oglebay will receive New Warrants to purchase one-tenth (1/10th) of a share of New Common Stock (and any accompanying Share Purchase Rights in accordance with the Share Purchase Rights Agreement and Section IV.I of the Plan) for each share of Old Common Stock held on the Distribution Record Date. Based on the number of shares of Old Common Stock currently outstanding, the Debtors anticipate that the New Warrants will be exercisable for an aggregate of approximately 523,869 shares of New Common Stock. A holder of Old Common Stock of Oglebay who does not hold an Allowed Interest on the Distribution Record Date will not receive any New Warrants.

Estimated Percentage Recovery: 0%

Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims

Administrative Claims

Except as specified in Section III.A.1 of the Plan, and subject to the bar date provisions therein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor or unless an order of the Bankruptcy Court provides otherwise, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either (a) on the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim. Administrative Claims are defined in the Plan as Claims for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) Claims under the Second DIP Credit Agreement (including any adequate protection rights granted in connection with the approval thereof by the Bankruptcy Court); (c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (d) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and Section 2-702 of the Uniform Commercial Code; (e) all fees and charges assessed against the Estates under chapter 123 of the title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (f) all postpetition Intercompany Claims.

In addition to the types of Administrative Claims described above, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a “substantial contribution” to a chapter 11 case and to attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Reorganized Debtors in accordance therewith until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years commencing after the Petition Date), Cure Amount Claims, Administrative Claims arising from those contracts and leases of the kind described in Section V.C of the Plan and Intercompany Claims that are Administrative Claims will be paid by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims.

The Allowed Administrative Claims of the First DIP Lenders were paid in full by the Debtors on or about July 15, 2004, and the Debtors have no further obligations with respect thereto; provided, however, that certain funds are being held in escrow on account of certain Fee Claims of the Professionals to the Prepetition Lenders and the First DIP Lenders pending the approval of such Fee Claims by the Bankruptcy Court. Such escrow for Fee Claims shall be governed by the letter agreements executed among the parties and dated July 15, 2004. Unless otherwise agreed by the Second DIP Lenders pursuant to the Second DIP Credit Agreement, on or before the Effective Date, Allowed Administrative Claims on account of Second DIP Lender Claims will be paid in Cash equal to the amount of those Allowed Administrative Claims. The treatment afforded to holders of Vessel Term Loan Claims and Old Senior Secured Note Claims as provided in Sections III.B.2 and III.C.1 of the Plan, respectively, shall satisfy any and all adequate protection rights related to such Claims.

In full satisfaction of the Old Senior Subordinated Note Fee Claims, subject to the terms and conditions of Section III.A.1.e of the Plan, the Indenture Trustee and the Old Senior Subordinated Note Professionals will receive from the Reorganized Debtors Cash equal to the amount of their respective Old Senior Subordinated Note Fee Claims. Any charging lien held by the Indenture Trustee or the Old Senior Subordinated Note Professionals against distributions to holders of the Old Senior Subordinated Notes will be deemed released upon payment of such Claims. To receive payment pursuant to Section III.A.1.e of the Plan, (a) the Indenture Trustee and the Old Senior Subordinated Note Professionals shall provide reasonable detail in support of their respective Claims to the parties identified in Section XIII.G of the Plan no later than ten days after the Effective Date; (b) such parties shall have the right to File objections to such Claims based on a “reasonableness” standard within 20 days after receipt of supporting documentation; and (c) the Reorganized Debtors shall pay any such Claims by the later of (i) 30 days after the receipt of supporting documentation from the Indenture Trustee or the Old Senior Subordinated Note Professionals as applicable, or (ii) ten Business Days after the resolution of any objections to the Claims of the Indenture Trustee or Old Senior Subordinated Note Professionals, as applicable. Distributions received by holders of Allowed Claims in respect of the Old Senior Subordinated Notes pursuant to the Plan will not be reduced on account of the payment of the Allowed Old Senior Subordinated Note Fee Claims.

Except as otherwise provided in Section III.A.1.f.ii of the Plan, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date, (b) 60 days after the Filing of the applicable request for payment of Administrative Claims or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Claims.

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 90 days after the Effective Date, (b) 30 days after the Filing of the applicable request for payment of the Fee Claim or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Claims. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims.

Holders of Administrative Claims arising from liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax Claims relating to audits arising after the Petition Date), Cure Amount Claims, Administrative Claims arising from those contracts and leases of the kind described in Section V.C of the Plan and Intercompany Claims that are Administrative Claims, will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.c of the Plan.

Holders of Administrative Claims on account of Second DIP Lender Claims will not be required to File or serve any request for payment or application for allowance of such Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.d. of the Plan.

Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, deferred Cash payments over a period not exceeding six years from the date of assessment of such Priority Tax Claim in a principal amount equal to the amount of its Priority Tax Claim. Payments will be made in equal quarterly installments of principal (commencing on the later of the first Quarterly Distribution Date or the first Quarterly Distribution Date following the date such Claim becomes an Allowed Claim), plus simple interest accruing from the Effective Date at 5% per annum on the unpaid portion of each Allowed Priority Tax Claim (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax Claims with deferred Cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Priority Tax Claims). The Reorganized Debtors will have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Priority Tax Claim, in full at any time on or after the Effective Date, without premium or penalty.

Notwithstanding the provisions of Section III.A.2.a of the Plan, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5, if not subordinated to Class 5 Claims pursuant to an Order of the Bankruptcy Court. The holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their property.

Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery

The classification and treatment of Allowed Claims under the Plan take into consideration all Secondary Liability Claims. Consistent with Article VIII of the Plan, holders of Allowed Secondary Liability Claims will be entitled to only one distribution on account of such underlying Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

Notwithstanding any provision of the Plan to the contrary, a creditor holding multiple Allowed Claims against more than one Debtor that do not constitute Secondary Liability Claims and that arise from the contractual joint, joint and several or several liability of such Debtors, the guaranty by one Debtor of another Debtor’s obligation or other similar circumstances may not receive in the aggregate from all Debtors more than 100% of the amount of the underlying Claim giving rise to such multiple Claims.

Summary of Terms of Certain Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness

New Common Stock

As of the Effective Date, Reorganized Oglebay will be authorized to issue 90,000,000 shares of common stock, par value $0.01 per share (the “New Common Stock”), of which: (a) approximately 2,928,571 shares will be distributed to holders of Allowed Claims in Class 7 (see “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests” and “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims” for a discussion of the possible alternative treatment of Class 7 under the Plan); (b) 17,233,091 shares will be initially reserved for issuance upon conversion of the New Preferred Stock (which number consists of (i) 8,500,000 shares initially reserved for issuance upon conversion of the 8,500,000 shares of New Preferred Stock to be issued on the Effective Date plus (ii) additional shares reserved for issuance as a result of the accretion of dividends thereon through the fifth anniversary of the Effective Date); (c) a number of shares of New Common Stock equal to one-tenth (1/10th) of the number of shares of Old Common Stock held by holders of Allowed Interests in Class 10 on the Distribution Record Date (which number is currently expected to be an aggregate of approximately 523,869 shares of New Common Stock) will be reserved for issuance upon the exercise of New Warrants; and (d) approximately 1,325,397 shares will be reserved for issuance under the Management Stock Plan.

The approximately 2,928,571 shares of New Common Stock and the 8,500,000 shares of New Preferred Stock to be issued and outstanding on the Effective Date will represent approximately 25.6% and 74.4%, respectively, of the total voting power and equity interests in Reorganized Oglebay (before giving effect to the issuance of the shares of New Common Stock reserved for issuance as described above).

In addition to the New Common Stock to be issued pursuant to the Plan, Reorganized Oglebay also will be authorized to issue additional shares of New Common Stock from time to time following the Effective Date under the provisions of the Amended and Restated Articles of Incorporation of Reorganized Oglebay (the “Amended and Restated Articles”), the Amended and Restated Code of Regulations of Reorganized Oglebay (the “Amended and Restated Code of Regulations”) and applicable law. The holders of New Common Stock will be entitled to one vote per each share held of record on all matters submitted to a vote of shareholders, except for the election of directors or as otherwise limited by the terms of the New Preferred Stock or any preferred stock issued after the Effective Date.

Subject to the terms of the New Preferred Stock or any preferred stock issued after the Effective Date, holders of the New Common Stock will be entitled to receive ratably such dividends as may be declared by Reorganized Oglebay’s Board of Directors out of funds legally available for payment of dividends. Reorganized Oglebay will be required, subject to restrictions described herein, to pay dividends on the New Preferred Stock, but does not anticipate paying dividends on the New Common Stock. See “Risk Factors–Risks Related to the Securities–Dividend Policies; Restrictions on Payment of Dividends and Other Payments.” In the event of a liquidation, dissolution or winding up of Reorganized Oglebay, holders of the New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any additional issuances of preferred stock, including the New Preferred Stock. All of the outstanding shares of the New Common Stock to be issued pursuant to the Plan, upon such issuance, will be validly issued, fully paid and nonassessable. Holders of the New Common Stock will have no preemptive, subscription, redemption or conversion rights. Subject to the terms and conditions set forth in the Share Purchase Rights Agreement, if adopted, each share of New Common Stock issued pursuant to the Plan will be accompanied by a Share Purchase Right. See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—New Common Stock.”

New Warrants

Set forth below is a brief summary of the material provisions relating to the New Warrants. This summary is not intended to be complete and is qualified in its entirety by the provisions of the New Warrant Agreement and the New Warrant Certificate setting forth the terms and conditions of the New Warrants. See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—New Warrants.”

General. Under the absolute priority rule of the Bankruptcy Code, holders of Allowed Interests in Class 10 are not entitled to any distributions on account of such Interests. Nevertheless, as a result of the negotiations relating to the Commitment Agreement and the Plan, holders of Claims in Class 7, as a Class, have agreed to the treatment proposed by the Debtors for Class 10 under the Plan. Accordingly, on the Effective Date, holders of Allowed Interests in Class 10 will receive warrants to purchase shares of New Common Stock (the “New Warrants”) on account of such Allowed Interests. Each New Warrant will represent the right to purchase one-tenth (1/10th) of a share of New Common Stock for every share of Old Common Stock of Oglebay held on the Distribution Record Date at an exercise price of $10 per share. Based on the number of shares of Old Common Stock currently outstanding, the Debtors anticipate that the New Warrants will be exercisable for an aggregate of approximately 523,869 shares of New Common Stock. If the Share Purchase Rights Agreement is adopted, shares of New Common Stock issued upon exercise of the New Warrants will also be accompanied by Share Purchase Rights. Oglebay will enter into a warrant agreement (the “New Warrant Agreement”) with National City Bank, as warrant agent (the “New Warrant Agent”). The New Warrant Agreement will govern the terms relating to the issuance, form, registration, exercise, transfer and exchange of the New Warrants, as well as adjustment provisions, if any. The New Warrants may only be exercised by their holders, in whole or in part, at any time and from time to time prior to 5:00 p.m., Eastern time, on the date that is 30 days after the Effective Date. Each New Warrant that is not exercised before such time will become void, and all rights of the holder in respect of such New Warrant will cease as of such date.

The New Warrants will be issued in either global form or in definitive, certificated form representing individual warrants. The global warrant will represent such number of the outstanding New Warrants as specified in the global warrant and will provide that it will represent the aggregate amount of outstanding New Warrants from time to time endorsed on the global warrant and that the aggregate amount of outstanding New Warrants may from time to time be reduced or increased, as appropriate.

Any such endorsement will be made by the New Warrant Agent and The Depository Trust Company (“DTC”) which will be acting as the depositary. Upon request, a holder of New Warrants may receive from the New Warrant Agent separate definitive warrants.

Delivery. On the Effective Date, Reorganized Oglebay will deliver, by first class mail, to the holders of the New Warrants either a certificate representing the New Warrants, or notice of such holder’s position in a global New Warrant representing the New Warrants in the case where such holders’ Old Common Stock is held in the name of a broker, bank, depositary or other nominee, which notice will indicate the material terms and conditions and exercise instructions of the New Warrant and a form of election to purchase.

Undeliverable New Warrants. If any distribution of a certificate representing the New Warrants or notice of New Warrants is returned to the New Warrant Agent as undeliverable, no further distributions will be made to the holder unless and until the New Warrant Agent and Reorganized Oglebay are notified in writing of such holder’s then-current address. Generally, such undeliverable distributions will remain in the New Warrant Agent’s possession until they become deliverable. The right to exercise any New Warrant will terminate at 5:00 p.m., Eastern time, on the date that is 30 days after the Effective Date, regardless of whether the certificate representing, or notice of, the New Warrant has been delivered.

Exercise. The New Warrants will be exercisable by surrendering the following to the New Warrant Agent: (a) the New Warrant certificate, if any; (b) the form of election to purchase, properly completed and signed, which signature must be guaranteed by an Eligible Guarantor Institution pursuant to SEC rule 17Ad-15; and (c) payment to the New Warrant Agent, by certified check, official bank check or wire transfer, for Reorganized Oglebay’s account, of the aggregate New Warrant exercise price for the number of shares of New Common Stock in respect of which such New Warrants are then exercised.

Fractional Shares. Reorganized Oglebay will not issue any fractional shares of New Common Stock upon the exercise of the New Warrants. If more than one New Warrant is presented for exercise at the same time by the same holder, the number of full shares of New Common Stock issuable upon the exercise of such New Warrants will be computed on the basis of the aggregate number of shares purchasable upon exercise of such New Warrants. If any fraction of a share of New Common Stock would otherwise be issuable upon the exercise of any New Warrants, Reorganized Oglebay will round to the nearest whole number of shares of New Common Stock to be issued (up or down), with half shares being rounded up.

Taxes. Reorganized Oglebay will not be required to pay any taxes that may be payable upon the issuance of new certificates evidencing the New Warrants or shares of New Common Stock in a name other than that of the registered holder. Reorganized Oglebay will not issue or deliver such New Warrant certificates evidencing the New Warrants or shares of New Common Stock unless and until the person requesting the issuance shall have paid Reorganized Oglebay such tax or established that such tax has been paid.

Listing. The New Warrants will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Warrants on the OTC Bulletin Board. The ability to publicly trade the New Warrants on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Reorganized Oglebay intends to notify market makers to request them to apply to the OTC Bulletin Board to initiate quotations in the New Warrants. Other than furnishing to registered broker-dealers copies of this Disclosure Statement, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

This summary of the New Warrants is qualified by reference to the terms set forth on Exhibit I.A.60 of the Plan.

New Preferred Stock

The Amended and Restated Articles will provide that, as of the Effective Date, Reorganized Oglebay will be authorized to issue 30,000,000 shares of preferred stock, of which 8,500,000 shares are designated as Series A Convertible Preferred Stock, par value $0.01 per share (the “New Preferred Stock”).

On February 23, 2004, Oglebay entered into a commitment agreement (as further amended and modified from time to time, the “Commitment Agreement”) with certain holders of the Old Senior Subordinated Notes holding an aggregate of $40,316,000 in principal amount of Old Senior Subordinated Notes and certain third party accredited investors (collectively, the “Subscribers”). Under the terms of the Commitment Agreement, Oglebay agreed to conduct the Rights Offering. In addition, each of the holders of Old Senior Subordinated Notes party to the Commitment Agreement severally agreed to subscribe for and purchase its ratable share of $80 million of the New Preferred Stock, and certain of such holders, along with certain third party accredited investors party thereto, severally agreed to purchase specified amounts of shares of the New Preferred Stock that are not subscribed for in the Rights Offering, all subject to the satisfaction or waiver of certain conditions contained in the Commitment Agreement. On June 29, 2004, Oglebay entered into an amendment to the Commitment Agreement under which certain of the holders of Old Senior Subordinated Notes who, together with certain third party accredited investors, had agreed to purchase the shares of New Preferred Stock not subscribed for in the Rights Offering, further agreed to purchase an aggregate of 500,000 additional shares of the New Preferred Stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the Commitment Agreement. The additional 500,000 shares will be allocated among such holders of Old Senior Subordinated Notes and such third party accredited investors in proportion to their respective standby commitments under the Commitment Agreement in respect of the Rights Offering. Accordingly, assuming that the Rights Offering is consummated in the form and manner currently contemplated, even if the subscription rights are not exercised in full before they expire, Oglebay will be guaranteed to receive a total of $85 million in cash, before deducting the expenses of the Rights Offering.

Set forth below is a brief outline of the material provisions relating to the New Preferred Stock. This outline is not intended to be complete and is qualified in its entirety by the provisions of the Amended and Restated Articles setting forth the rights, preferences, privileges and restrictions of the New Preferred Stock, a copy of the form of which will be filed as an Exhibit to the Plan. See “Reorganized Oglebay—Amended and Restated Articles and Amended and Restated Code of Regulations of Reorganized Oglebay.”

Ranking. The New Preferred Stock will, with respect to dividend rights and rights upon Reorganized Oglebay’s liquidation, winding-up or dissolution, rank senior to the New Common Stock and, except as otherwise approved by the holders of a majority of the outstanding shares of the New Preferred Stock or contemplated by the terms of the New Preferred Stock, all other classes of capital stock or series of preferred stock established by Reorganized Oglebay after the Effective Date (“Junior Stock”). The rights of the holders of New Preferred Stock, however, will be subordinate to the rights of the lenders under the Confirmation Facility, other holders of Reorganized Oglebay’s indebtedness and other general creditors.

Dividend Rights. Holders of the New Preferred Stock will be entitled to receive, out of Reorganized Oglebay’s assets legally available for payment, dividends on the then effective Liquidation Preference (as defined below), payable quarterly, at an annual rate that Oglebay anticipates to be equal to 14.25%, which is 200 basis points over the anticipated highest applicable interest rate payable under the Confirmation Facility as of the Effective Date. Until the third anniversary of the Effective Date, dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective Liquidation Preference of each share of New Preferred Stock. After that date, dividends will be payable in cash, unless Reorganized Oglebay is prohibited under statutory law, or by the terms of the Confirmation Facility, or any facility or security refinancing the Confirmation Facility, from paying cash dividends, in which case, the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective Liquidation Preference. Dividends on the New Preferred Stock will be cumulative.

In addition to the dividends provided above, holders of the New Preferred Stock will be entitled to receive an additional dividend in an amount equal to the amount by which (a) the aggregate amount of dividends that would have been received by holders of the New Preferred Stock in any dividend period if the holders’ New Preferred Stock had been converted at the beginning of such dividend period into shares of New Common Stock at the Conversion Price (as defined below) exceeds (b) the aggregate New Preferred Stock dividend amount accrued or received in such dividend period described in the paragraph above. However, any dividend for which an adjustment in the Conversion Price of the New Preferred Stock is made pursuant to the applicable anti-dilution provisions will not be deemed a dividend or otherwise give rise to any rights under this paragraph. Any such additional dividend will be payable to the holders of New Preferred Stock in the form of cash.

Conversion Rights. A holder of New Preferred Stock will have the right, at his or her option, to convert any or all of his or her shares of New Preferred Stock into the number of shares of New Common Stock obtained by dividing the aggregate then effective Liquidation Preference of the shares of New Preferred Stock being converted by the conversion price (the “Conversion Price”). The initial Conversion Price equals $10 and will be adjusted upon the occurrence of specified events. See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—New Preferred Stock—Conversion Rights.”

Redemption. Shares of New Preferred Stock will not be subject to redemption prior to the first anniversary of the Effective Date. On or after the first anniversary of the Effective Date, the shares of New Preferred Stock will be redeemable at Reorganized Oglebay’s option, in whole or in part, at any time or from time to time, out of funds legally available for payment, at the following redemption prices (expressed as a percentage of the then effective Liquidation Preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

Year	Redemption Prices (expressed as a percentage of the then effective Liquidation Preference)
On or after the first anniversary of the Effective Date until, but excluding, the second anniversary of the Effective Date	110%

On or after the second anniversary of the Effective Date until, but excluding, the third anniversary of the Effective Date	108%

On or after the third anniversary of the Effective Date until, but excluding, the fourth anniversary of the Effective Date	106%

On or after the fourth anniversary of the Effective Date	104%

In each case, however, the New Common Stock must be trading at or above an average of 130% of the Conversion Price for 30 consecutive trading days at any time prior to the date that Reorganized Oglebay provides the redemption notice.

Change of Control Repurchase. The Debtors are currently negotiating with the Creditors’ Committee the possible adoption of a change of control repurchase provision that would provide each holder of New Preferred Stock the right, upon the occurrence of a “change of control” (to be defined) and subject to certain conditions and limitations, to require Reorganized Oglebay to repurchase any or all of such holder’s shares of the New Preferred Stock. The terms of any change of control repurchase provision will be disclosed in Exhibit IV.C.1.a of the Plan.

Voting Rights. Each holder of the New Preferred Stock will be entitled to the number of votes equal to the number of shares of New Common Stock into which shares of New Preferred Stock so held could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth below, all shares of New Preferred Stock and all shares of New Common Stock will vote together as a single class on all matters to come before the shareholders of Reorganized Oglebay. Fractional votes by the holders of New Preferred Stock will not be permitted, and any fractional voting rights (after aggregating all shares into which shares of New Preferred Stock held by each holder could be converted) will be disregarded.

For as long as shares of New Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the New Preferred Stock shall be necessary for Reorganized Oglebay to:

•	authorize or adopt an amendment to, or repeal any provision of, Reorganized Oglebay’s Amended and Restated Articles (including by way of merger, consolidation or otherwise); provided that no modification or amendment may, without the consent of each holder of New Preferred Stock affected by the modification or amendment, decrease the Liquidation Preference or dividend rate of the New Preferred Stock;

•	authorize, create, amend or issue, or increase the authorized amount of, any class or series of capital stock ranking equal to the New Preferred Stock (“Parity Stock”) or senior to the New Preferred Stock (“Senior Stock”), or authorize or issue any derivative securities evidencing the right to acquire these shares of Senior Stock or Parity Stock; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of the New Preferred Stock will not be necessary for Reorganized Oglebay to authorize, create, amend or issue, or increase the authorized amount of, any class or series of Parity Stock or Senior Stock if either (a) all of the proceeds of such issuance will be used to redeem the New Preferred Stock, in whole or in part, or (b) a portion of the proceeds will be used to redeem all of the New Preferred Stock;

•	increase the authorized amount of, or issue any additional shares of, New Preferred Stock;

•	directly or indirectly recapitalize or reclassify any shares of Reorganized Oglebay capital stock into New Preferred Stock, Senior Stock or Parity Stock;

•	pay or declare any dividend on any shares of Junior Stock (other than a dividend payable solely in shares of Junior Stock paid to holders of Junior Stock);

•	take any action that results in the purchase or redemption by Reorganized Oglebay of any Parity Stock or Junior Stock;

•

create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any indebtedness other than (a) the maximum borrowing capacity provided for under the Confirmation Facility or any indebtedness to refinance, extend, renew, refund, repay, prepay, redeem, defease, or retire, or to exchange or replace, the Confirmation Facility

(“Refinancing Indebtedness”), (b) any “permitted indebtedness,” as such term is defined under the Confirmation Facility or any Refinancing Indebtedness and (c) any other indebtedness in an aggregate principal amount outstanding at any time not exceeding $30 million; provided that, the amount referred to in clause (c) will be increased to the extent that the borrowing capacity under the Confirmation Facility is permanently reduced; provided however, that this entire provision will cease to be effective as of the third anniversary date of the Effective Date; and

•	effect a liquidation or other winding-up of Reorganized Oglebay.

Each holder of New Preferred Stock will be deemed to have voted or, in the case where the affirmative vote of the holders of New Preferred Stock is required by any law, statute or regulation applicable to Reorganized Oglebay, will vote all of the shares of New Preferred Stock held by such holder to approve:

•	any authorization, creation, amendment or issuance of Parity Stock or Senior Stock requiring the approval of the holders of shares of New Preferred Stock if either (a) all of the proceeds of such issuance will be used to redeem the New Preferred Stock, in whole or in part, or (b) a portion of the proceeds will be used to redeem all of the New Preferred Stock; and

•	any authorization, creation, amendment or issuance of Junior Stock requiring the approval of the holders of shares of New Preferred Stock.

The Board of Directors of Reorganized Oglebay will consist of seven members. Following the issuance of the New Preferred Stock, the holders of New Preferred Stock will be entitled, voting as a separate class, to elect a maximum of four directors (subject to adjustment as the number of shares of New Preferred Stock outstanding on the Effective Date decreases). The remaining directors will be elected by holders of New Common Stock voting separately as a single class.

Liquidation Preference. In the event of Reorganized Oglebay’s liquidation, dissolution or winding up, after payment or provision for payment of Reorganized Oglebay’s debts and other liabilities, holders of outstanding shares of New Preferred Stock will be entitled to receive out of Reorganized Oglebay’s assets available for distribution to shareholders (and before any distribution of assets is made to the holders of the New Common Stock or any Junior Stock as to distributions), $10 per share of New Preferred Stock, as adjusted by accreting and adding thereto any dividends thereon not paid in cash, in accordance with the terms of the New Preferred Stock (the “Liquidation Preference”), plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up.

Upon any liquidation, dissolution or winding up of Reorganized Oglebay, the holders of shares of New Preferred Stock will be entitled to receive the greater of (a) the Liquidation Preference, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up and (b) the amounts that such holders would have received if all of the then outstanding shares of New Preferred Stock had been converted into New Common Stock immediately prior to such liquidation, dissolution or winding up.

All distributions made with respect to the New Preferred Stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of the New Preferred Stock.

Preemptive Rights. No holder of any shares of New Preferred Stock will have any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

No Other Rights. Shares of New Preferred Stock do not have any preferences, voting powers or relative, participating, option or other special rights, except as set forth in the Amended and Restated Articles (some of which are described above) or as otherwise required by law.

Book-Entry, Delivery and Form. DTC will act as securities depositary for the New Preferred Stock. Initially, the New Preferred Stock will be represented only by one or more fully-registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.

New Term Loan

On the Effective Date, the Debtors may enter into a new term loan (the “New Term Loan”). The New Term Loan would be for an aggregate original principal amount not to exceed $5 million. Based upon the current Projections (as defined below), the Debtors do not believe that the New Term Loan is necessary to implement the Plan. The Debtors, however, are currently reviewing the necessity, if any, for such a loan to maintain liquidity through peak borrowing seasons in their operations. See “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Notes.”

The Confirmation Facility

As of the Effective Date, Reorganized Oglebay, the Confirmation Facility Agent and certain lenders will enter into the confirmation facility (the “Confirmation Facility”). See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—Confirmation Facility.”

The Debtors anticipate that the Confirmation Facility will consist of a senior secured revolving credit facility (the “New Revolver”), a senior secured term loan A (the “New Term Loan A”) and a senior secured term loan B (the “New Term Loan B”). The New Revolver will be in an aggregate principal amount at any one time outstanding not to exceed $55 million (provided that from March 1, 2005 through September 30, 2005 the amount available for borrowings under the New Revolver will increase to $65 million), with a $20 million sublimit for letter of credit accommodations. Availability under the New Revolver will be subject to a borrowing base. The New Term Loan A will be in an outstanding principal amount of up to $105 million. The New Term Loan B will be in an outstanding principal amount of up to $150 million, and will include amounts currently outstanding under the term loan A-1 of the Second DIP Facility (as defined below) and amounts currently outstanding under the term loan B of the Second DIP Facility.

The pricing of the loans under the New Revolver and the New Term Loan A is to be on the same terms as those of the Second DIP Facility, as described herein under “Operations During the Chapter 11 Cases - Postpetition Operations and Liquidity - Second DIP Facility.” Amounts outstanding under the New Term Loan B will bear interest at either (a) the greater of 14.25% and the prime rate plus 9.75% for prime rate loans or (b) the greater of 12.25% and LIBOR plus 10.25% for LIBOR rate loans.

The Confirmation Facility will mature five years after the Effective Date and will include restrictive covenants, including requirements of minimum EBITDA, a limitation on capital expenditures and restrictions on the payment of dividends by the Reorganized Debtors, as well as other restrictions customary in facilities of this nature.

This summary of the Confirmation Facility is qualified by reference to the terms set forth on Exhibit I.A.19 to the Plan.

Conditions to Confirmation and the Effective Date of the Plan

There are several conditions precedent to Confirmation and the Effective Date. Subject to applicable legal requirements, any of these conditions may be waived in whole or part at any time by the agreement of the Debtors and the Creditors’ Committee without an order of the Bankruptcy Court.

Conditions to Confirmation

The Bankruptcy Court will not be requested to enter the Confirmation Order, unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.C of the Plan:

•	The Confirmation Order will be reasonably acceptable in form and substance to the Debtors and the Creditors’ Committee.

•	The Plan shall not have been materially amended, altered or modified from the Plan as Filed on July 30, 2004, unless such material amendment, alteration or modification has been made in accordance with Section XIII.C of the Plan.

•	All Exhibits to the Plan are in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee.

In addition to the foregoing conditions to Confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See “Voting and Confirmation of the Plan — Confirmation.”

Conditions to the Effective Date

The Effective Date will not occur, and the Plan will not be consummated, unless and until the following conditions has been satisfied or duly waived pursuant to Section IX.C of the Plan:

•	The Bankruptcy Court shall have entered the Confirmation Order.

•	The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan.

•	The documents effectuating the Confirmation Facility shall be in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee and shall have been executed and delivered by the Reorganized Debtors, the Confirmation Facility Agent and each of the lenders under the Confirmation Facility.

•	The Debtors shall have received at least $85 million in connection with the issuance of the New Preferred Stock.

•	The Effective Date shall occur on or after October 25, 2004.

•	The Plan and all Exhibits to the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section XIII.C of the Plan.

Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section IX.C of the Plan, then upon motion by the Debtors or any party in interest made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the

Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section IX.D of the Plan: (a) the Plan will be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Sections V.A and V.D of the Plan and (iii) the releases described in Section IV.E.3 of the Plan; and (b) nothing contained in the Plan will (i) constitute a waiver or release of any claims by or against, or any Interest in, any Debtor or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

Modification or Revocation of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the Plan before the Effective Date.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, any Debtor; (b) prejudice in any manner the rights of any Debtor or any other party in interest; or (c) constitute an admission of any sort by any Debtor or any other party in interest.

TREATMENT OF CERTAIN CLAIMS UNDER THE PLAN

Treatment of Old Senior Secured Note Claims

The Old Senior Secured Notes Purchase Agreement provides for the payment of a “prepayment premium” upon the occurrence of an optional redemption, event of default or acceleration. The amount of the prepayment premium varies from 2% to 18% of the original principal amount of the Old Senior Secured Notes, depending on when the obligation to pay the prepayment premium is triggered. The filing of the Chapter 11 Cases constituted an event of default under the Old Senior Secured Notes Purchase Agreement and resulted in the automatic acceleration of the Debtors’ obligations under the Old Senior Secured Notes. Because the filing of the Chapter 11 Cases occurred prior to October 25, 2004, certain holders of the Old Senior Secured Notes assert that they are entitled to receive a prepayment premium of 18% (the “Early Prepayment Premium”) of the original principal amount of such notes. In addition, these holders of the Old Senior Secured Notes assert that they are entitled to receive the payment of interest at a default rate of 21% per annum (the “Default Interest”), which is the interest rate triggered by an event of default under the Old Senior Secured Notes Purchase Agreement. Section 506 of the Bankruptcy Code permits oversecured creditors to recover, among other things, interest on an oversecured claim and any reasonable fees, costs or charges provided for under the agreement under which such claim arose. The Creditors’ Committee and the Debtors dispute that the holders of the Old Senior Secured Notes are entitled to the Default Interest and Early Prepayment Premium on a variety of grounds, including that such charges are unreasonable and not recoverable by the holders of the Old Senior Secured Notes from the Debtors, pursuant to section 506 of the Bankruptcy Code or otherwise. On June 24, 2004, certain holders of the Old Senior Secured Notes filed an adversary proceeding, captioned MW Post Portfolio Fund Ltd. v. Norwest Bank Minn. (In re ONCO Inv. Co.), Case No. 04-10558, Adv. Proc. No. 04-54122 (the “Adversary Proceeding”), against Oglebay and the Indenture Trustee asserting, among other things, their entitlement to the Early Prepayment Premium and the Default Interest. See “Operations During the Chapter 11 Cases— Case Administration and Related Activities — Adversary Proceeding Relating to Old Senior Secured Notes.”

The Adversary Proceeding also seeks an order, pursuant to the subordination provisions of the Old Senior Subordinated Note Indenture and section 510(a) of the Bankruptcy Code: (a) declaring that no amounts may be paid by the Debtors to the holders of the Old Senior Subordinated Notes or the Indenture Trustee on account of Old Senior Subordinated Note Claims until such time as the holders of the Old Senior Secured Notes have been paid in full in cash all amounts owed to them under the Old Senior Secured Notes Purchase Agreement, including the Early Prepayment Premium and Default Interest, irrespective of whether such amounts are recoverable against the Debtors; and (b) requiring the Indenture Trustee to turn over any property received from the Debtors on account of Old Senior Subordinated Note Claims until such time as the Old Senior Secured Note Claims have been paid in full in cash all amounts owing on account of such Claims under the Old Senior Secured Notes Purchase Agreement, including the Early Prepayment Premium and Default Interest.

As discussed above, the Debtors and the Creditors’ Committee dispute the ability of the holders of the Old Senior Secured Notes to recover the Early Prepayment Premium and Default Interest from the Debtors. In addition, the Creditors’ Committee has asserted that neither the PIK Interest (as defined below) nor the Early Prepayment Premium constitutes Senior Debt as that term is defined in the Old Senior Subordinated Note Indenture, and thus the Old Senior Subordinated Note Claims are not subordinate to the payment of such amounts under the subordination provisions of the Old Senior Subordinated Note Indenture and applicable law. Prior filings of the Plan and this Disclosure Statement reflect that position, which the Debtors and the Creditors’ Committee maintain is a likely outcome if the same were to be litigated to conclusion.

However, to avoid the significant cost of litigating the matter among the parties, and to promote a speedy exit from bankruptcy by mooting the Adversary Proceeding, the Debtors, in consultation with the Creditors’ Committee, have elected to amend the Plan to render Allowed Class 3 Claims unimpaired. This election is unquestionably available to the Debtors. Under the Plan, the Old Senior Secured Notes will be Reinstated on the Effective Date, pursuant to section 1124(2) of the Bankruptcy Code and Section I.A.91.b of the Plan. Specifically, (a) section 1124(2) of the Bankruptcy Code and Section I.A.91.b of the Plan permit the Debtors to Reinstate debt obligations, such as the Old Senior Secured Notes, which, among other things, de-accelerates the debt, cures all defaults and reinstates the original terms and maturity and (b) the terms of the Old Senior Secured Notes Purchase Agreement permit the Debtors to redeem the Old Senior Secured Notes on or after October 25, 2004 for a prepayment premium of 6%. After the Effective Date, the Debtors anticipate that they will exercise their redemption rights under the Old Senior Secured Notes Purchase Agreement, and redeem the Old Senior Secured Notes in full with a Cash payment of 106% of principal amount of the Old Senior Secured Notes (which amount shall include the paid-in-kind interest), plus the accrued and unpaid interest thereon at the non-default rate through the date of such payment, in accordance with the terms of the Old Senior Secured Notes Purchase Agreement. Based upon their current Projections, the Debtors believe that they have the ability to redeem the Old Senior Secured Notes as described herein. The Debtors, however, also have available to them the New Term Loan if they determine that such additional financing is necessary to maintain liquidity through peak borrowing seasons in their operations. See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—New Term Loan.” The Debtors believe that the treatment provided to holders of Old Senior Secured Notes under the Plan resolves the issues described above and moots the Adversary Proceeding. However, certain holders of the Old Senior Secured Notes have asserted that the Reinstatement of the Old Senior Secured Notes under the Plan does not moot the Adversary Proceeding and have asserted that, notwithstanding the Reinstatement of the Old Senior Secured Notes, they have the right to collect additional amounts from holders of Class 7 Claims pursuant to the subordination provisions of the Old Senior Subordinated Note Indenture. The Debtors and the Creditors’ Committee dispute this assertion and the parties intend to have the Bankruptcy Court resolve this dispute at or before the Confirmation Hearing. A resolution by the Bankruptcy Court in favor of holders of the Old Senior Secured Notes may dilute the ultimate recovery of Class 7 Claims under the Plan, which may result in the holders of such Claims not receiving the amount of New Common Stock described in the Disclosure Statement.

Treatment of MLO Claims

As noted below, in the second quarter of 2000, the Debtors acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership and two related businesses from their prior owners (collectively, the “MLO Sellers”) for $53 million in cash at closing and the assumption of approximately $8 million in debt, plus additional contingent payments to be made over several subsequent years (the “MLO Transaction”). See “Summary—Treatment of Claims and Interests; Overview of the Plan—Summary of Classes and Treatment of Claims and Interests; and Reorganized Oglebay—Related Party Transactions—Michigan Limestone Operations.” Pursuant to the MLO Contract, the contingent payments to be made by Oglebay to the MLO Sellers (collectively, the “MLO Payments”) are subject to the purchased operations combined with the Debtors’ Port Inland, Michigan quarry (collectively, the “Purchased Operations”), considered as separate corporate entities, achieving specific levels of yearly performance within established parameters. Specifically, the MLO Sellers were to receive (a) a MLO Payment tied to the aggregate annual tonnage shipped from the Purchased Operations (collectively, the “Tonnage Payments”) and (b) MLO Payments tied to the aggregate amount of annual EBITDA for (i) the two purchased operations, the Rogers City, Michigan quarry (the “Rogers City Quarry”) and the Cedarville, Michigan quarry (the “Cedarville Quarry”), (ii) the Purchased Operations (which includes the Rogers City Quarry, the Cedarville Quarry and the Port Inland, Michigan quarry), or (iii) both (collectively, the “EBITDA Payments”). Under the MLO Contract, the maximum aggregate amount of annual MLO Payments was $4 million. The MLO Payments were to be made on an annual basis for a period of 10 to 12 years from the closing of the MLO Transaction, depending upon the Purchased Operations’ performance. Under the terms of the MLO Contract, upon a “change in control” (as defined in the MLO Contract), which includes a bankruptcy filing by Oglebay, the MLO Sellers have the right to accelerate the MLO Payments in full. The Debtors believe that the MLO Sellers could assert a Claim against the Estates on account of (a) the change in control provision in an amount not more than $14.7 million and (b) other alleged obligations arising under the MLO Contract in an amount not more than $12.1 million. Although the Debtors may have certain defenses to the payment of these Claims, there could be no certainty regarding the resolution of these Claims. As part of the MLO Transaction, Mr. Michael D. Lundin, formerly one of the owners of one of the MLO Sellers and currently chief executive officer of Oglebay, was scheduled to receive a share of the MLO Payments. At the time of the MLO Transaction, Mr. Lundin was not an employee or Board member of, or otherwise associated with, any of the Debtors.

Subsequent to the commencement of the Chapter 11 Cases, the Creditors’ Committee entered into negotiations with the MLO Sellers regarding the possible amendment of the MLO Contract. Mr. Lundin had no involvement with these negotiations. The Cary Mining Company, Inc., one of the MLO Sellers, is a member of the Creditors’ Committee, but took no part in, and was excluded from any involvement in, all of the negotiations and discussions of the Creditors’ Committee regarding the MLO Contract. As a result of the Creditors’ Committee’s negotiations with the MLO Sellers, Oglebay, Debtor Michigan Limestone Operations, Inc. and the Sellers have agreed to amend the MLO Contract pursuant to the terms of Amendment No. 1 to Interest Purchase Agreement, by and among Oglebay, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Debtor Michigan Limestone Operations, Inc. (the “MLO Amendment”). The parties are still finalizing the terms of the MLO Amendment and currently anticipate executing the MLO Amendment prior to the Effective Date. Specifically, pursuant to the MLO Amendment, the parties have agreed to reduce significantly the aggregate annual amount of the MLO Payments and to extend the time period within which the MLO Payments are to be made by four-to-six years. Pursuant to the terms of the MLO Amendment, the maximum aggregate amounts of annual MLO Payments in respect of 2003 and no more than 11 of the 13 years in the period 2004 through 2016 are as follows: (a) $625,000 for 2003; (b) $1.025 million for the period 2004-2006; and (c) $2.675 million for the period 2007-2016. In addition, the MLO Amendment provides that (a) the EBITDA Payments will be determined based upon the consolidated EBITDA of Oglebay and all of its subsidiaries rather than the aggregate EBITDA of the purchased quarries and/or the Purchased Operations, beginning with Oglebay’s 2004 fiscal year; (b) Oglebay’s domestic subsidiaries will execute and deliver guaranty agreements as adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code; (c) the MLO Sellers shall waive any right, upon Oglebay’s assumption and assignment to Reorganized Oglebay of the MLO Contract, to any cure amounts or adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, other than as provided in the MLO Amendment; and (d) the MLO Sellers shall consent to any Change in Control resulting from the Debtors’ emergence from the Chapter 11 Cases and shall waive any rights that they might have (or might have had) to demand accelerated MLO Payments as a result of the commencement or pendency of the Chapter 11 Cases or the Debtors’ emergence from the Chapter 11 Cases.

The Creditors’ Committee and certain holders of the MLO Claims conducted extensive arm’s-length negotiations to restructure the MLO Contract before the Debtors agreed to assume those obligations under the Plan. In formulating its proposals, the Creditors’ Committee considered several factors including, among others, (a) the timing and magnitude of the payments, (b) the contingent nature of the obligations and (c) the projected recovery of the only other impaired class, the Old Senior Subordinated Notes. Additionally, given the unliquidated nature of the MLO Claims, there was the potential for dispute among the parties as to the appropriate claim amount if the MLO Contract was rejected and the risk to the holders of the MLO Claims that the claims could be challenged by the Creditors’ Committee or others and recharacterized as equity. (As explained in the discussion of Recovery Actions below, the Debtors do not believe that the MLO Contract could be successfully challenged or recharacterized; rather, the Debtors believe that the MLO Contract was negotiated in good faith and at arms’ length, was in exchange for reasonably equivalent value and is integral to their ongoing business plan. See “Recovery Actions.”) The Debtors and the Creditors’ Committee believe that the settlement reached represents a fair compromise, given the significant concessions by the holders of the MLO Claims in the form of (a) the extension of the timing of the payments, (b) the reduction in the magnitude of the payments and (c) the tying of a significant percentage of the future payments to the EBITDA performance of the Debtors for periods beyond where the Debtors could reasonably forecast the performance of the business.

The Debtors and the Creditors’ Committee have conducted a net present value analysis on the MLO Amendment, and estimate that the present value of these future payments range from $9.9 - 11.0 million or 37.9% to 42.1% of the $26.1 million claim that the holders of the MLO Claims have asserted could have arisen under the MLO Contract.

Treatment of Tort Claims

As discussed herein, several of Oglebay’s subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica (collectively, the “Asbestos/Silica Plaintiffs”). See “Reorganized Oglebay—Business and Properties of the Reorganized Debtors—Legal Proceedings.” Under the Plan, the rights, claims, causes of action and defenses of the Asbestos/Silica Plaintiffs and Oglebay’s subsidiaries who have been or may be named as defendants in actions by these parties will be Reinstated, pursuant to Section I.A.91.a. of the Plan and, therefore, will be passed through the Chapter 11 Cases unimpaired. On and after the Effective Date, the Reorganized Debtors will continue to defend, settle and/or resolve pending and future actions commenced by the Asbestos/Silica Plaintiffs in the ordinary course of their businesses and consistent with past practices.

As also discussed herein, the Debtors believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies and insurance trust from multiple sources. See “Reorganized Oglebay—Business and Properties of the Reorganized Debtors—Legal Proceedings.” The Debtors routinely review and re-evaluate their insurance coverage for asbestos and silica product liability claims on, at least, a quarterly basis. As part of this quarterly review, the Debtors analyze the level of payments made on account of asbestos and silica product liability claims over the past five years and then project these costs forward based upon asbestos claims currently in the Debtors’ claims database to evaluate the amount of insurance coverage remaining for such claims. The Debtors believe that this five-year historical analysis is the most appropriate method for evaluating the Debtors’ insurance coverage because, among other things, the Debtors’ products that allegedly contained asbestos were all produced and, based upon current management’s belief, were consumed by 1979. The Debtors are not subject to liability for the ongoing production of asbestos-containing products. As a result, there is no accurate way to predict the number or type of future asbestos claimants, and the Debtors believe that their five-year historical approach is the most reliable and reasonable method to assess future risk and the sufficiency of existing insurance coverage.

Based upon the Debtors’ most recent review of five-year historical costs and the current claims database, the Debtors believe that they have insurance coverage sufficient to cover asbestos and silica products liability claims asserted against the Debtors well beyond the next ten years. Moreover, with respect to silica product liability claims, the Debtors are still operating within their primary layer of insurance coverage for these claims and believe that this fact, coupled with the multiple layers of insurance available for these types of claims, demonstrates the adequacy of their insurance coverage for silica product liability claims for, at least, the same time period. The Debtors have taken these factors into account in formulating the Plan and developing the Projections. As demonstrated by the Projections, the Debtors have the ability to implement the Plan and make the payments contemplated thereunder. If the Debtors reach settlement agreements with the Tort Claimants as discussed below, the Debtors will re-evaluate their asbestos insurance coverage, factoring these settlements into their analysis. The Debtors, however, do not anticipate that such settlements would significantly change their analysis or their conclusion that the Plan is feasible.

Given, among other things, the unique facts surrounding the Debtors’ asbestos liability, the Debtors do not believe that an actuarial analysis of the Tort Claims is an appropriate or reasonable measure of the Debtors’ future liability on account of such Claims and, accordingly, the Debtors have never commissioned such an analysis. Rather, the Debtors evaluate and manage their alleged asbestos and silica product liability claims as discussed above. The Debtors have reviewed in depth their alleged asbestos and silica product liability claims and related insurance information with the Creditors’ Committee, and the Creditors’ Committee believes that the Debtors more than adequately manage their claims database and insurance and agrees with the Debtors’ assessment of the sufficiency of the Debtors’ insurance coverage. The Debtors believe that allowing the Tort Claims to pass through the Chapter 11 Cases unimpaired will permit the Debtors to continue to manage and address such Claims in a manner consistent with their past practices and subject to their insurance coverage. The Debtors further believe that this treatment of the Tort Claims provides a better recovery to all creditors than the establishment of a trust pursuant to section 524(g) of the Bankruptcy Code or any other mechanism to address the Tort Claims within bankruptcy.

Because several of Oglebay’s subsidiaries are subject to pending and future litigation regarding asbestos and silica product liability claims, the Debtors are appropriately cautious regarding the disclosure of their insurance information to third parties. The Debtors treat this information as highly confidential and proprietary. Nevertheless, upon the execution of appropriate confidentiality agreements, the Debtors have shared this information with the Creditors’ Committee and its advisors and counsel to the Tort Claimants (as defined below). The Creditors’ Committee and its advisors have independently reviewed this information and agree with the Debtors’ assessment of their insurance coverage and the feasibility of the Plan.

The Debtors also have been in discussions with counsel to the Tort Claimants regarding the motions for relief from the automatic stay and for the appointment of a toxic tort committee and the Plan. See “Operations During the Chapter 11 Cases—Case Administration and Related Activities—Motion of Tort Claimants for Relief from Automatic Stay and —Motion to Appoint Committee of Toxic Personal Injury Claimants.” As noted above, the Debtors have shared certain information with counsel to the Tort

Claimants and have participated in several meetings with counsel to the Tort Claimants. The Debtors also have kept the Creditors’ Committee and its advisors informed of their discussions with this group of claimants. As a result of these discussions, some Tort Claimants have decided that they are satisfied with the Debtors’ proposed treatment of Tort Claims under the Plan and will pass through the Chapter 11 Cases unimpaired. The Debtors are still in discussions with certain other groups of Tort Claimants and are working with counsel to these claimants to achieve a favorable resolution of the underlying asbestos and silica products liability claims and the pending bankruptcy motions. If the Debtors are able to reach settlement agreements with these Tort Claimants, the Debtors will file a motion with the Bankruptcy Court seeking approval of such settlements prior to the Confirmation Hearing.

CERTAIN EVENTS PRECEDING THE DEBTORS’ CHAPTER 11 FILINGS

Background

The businesses of the Debtors began in 1854 as an iron ore agency business. In the 1920s, the Debtors entered into Great Lakes shipping, coal mining and manufacturing industries, followed by their entry into docks and terminals in the 1930s; rail-to-barge coal transfer in the 1950s; and industrial minerals in the 1960s. Beginning in the late 1990s, the Debtors engaged in a series of acquisitions in order to capitalize on their core competencies in the industrial mineral industry as well as to expand their scope of operations to include the mining and processing of limestone and the production of lime. Today, after reincorporating as an Ohio corporation in 2001, the Debtors mine, process, transport and market industrial minerals and aggregates. In addition, the Debtors own strategically located, proven long-life reserves of high-quality limestone, industrial sand and mica. The Debtors also own related mineral extraction equipment, processing plants and transportation equipment, including marine vessels and docks, trucks, railway lines and equipment. With these assets, the Debtors serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. The Debtors enjoy a significant market share in each of their core markets, benefiting from long-term relationships with market-leading customers, many of whom have multi-year purchase contracts with the Debtors.

The Debtors have aligned their businesses into three reporting segments that share business strategies, are related by geography and product mix and reflect the way management evaluates the operating performance of the businesses. The operations are reported as: Great Lakes Minerals, Global Stone and Performance Minerals. Great Lakes Minerals mines and distributes limestone from three facilities located in northern Michigan. Great Lakes Minerals also holds one of the largest fleets of self-unloading vessels on the Great Lakes, which is currently comprised of 12 vessels, operates two trans-loading dock facilities and provides transportation services for limestone, as well as for coal and iron ore. Global Stone mines and processes limestone and manufactures lime at six operations in the mid-Atlantic and southeastern United States and one operation in the Great Lakes region. Performance Minerals mines and processes industrial sands and mica at eight operations located in Ohio, North Carolina and the southwestern United States. The Debtors believe that they are one of the five largest producers of lime and one of the ten largest producers of limestone in the United States. The Debtors also believe that they are the fourth largest producer of industrial sands and the largest producer of muscovite mica in the United States.

For the fiscal year ended December 31, 2003 and the three months ended March 31, 2004, the Debtors generated consolidated net sales and operating revenues of approximately $404 million and $69 million, respectively. As of December 31, 2003 and as of March 31, 2004, the Debtors had approximately $649 million and $657 million, respectively, in assets and approximately $561 million and $587 million, respectively, in liabilities on a consolidated book basis. At July 21, 2004, the Debtors’ workforce consisted of approximately 1,869 employees, approximately 46% of which are covered by collective bargaining agreements.

The Debtors are headquartered in Cleveland, Ohio. The principal offices of the Debtors are located in North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151.

Prepetition Operations and Liquidity

Recent Corporate Acquisitions

Beginning in the late 1990s, the Debtors engaged in the following transactions to capitalize on their core competencies in the industrial minerals industry as well as to expand their scope of operations to include the mining and processing of limestone and the production of lime.

Acquisitions in Fiscal Year 1998. In the first quarter of 1998, the Debtors acquired all of the outstanding common shares of Colorado Silica Sands, Inc., a producer of industrial sands, for approximately $6.127 million in cash and a $1.067 million note, payable over three years.

In the second quarter of 1998, the Debtors acquired: (a) the assets of a limestone operation in Port Inland, Michigan, which included inventory, land, mineral reserves, equipment and other property used in mining, processing, marketing and distributing limestone, chemical limestone and construction aggregates, for $35.2 million in cash; and (b) all of the outstanding common stock of Global Stone Corporation, a publicly traded Canadian company engaged in the mining, production and marketing of lime, chemical limestone and construction aggregates, for $173.6 million in cash and $54 million in assumed debt (collectively, the “Global Stone Acquisition”). In the third quarter of 1999, the Debtors sold all of the stock of two companies acquired in the Global Stone Acquisition, Global Stone Detroit Lime Company and Global Stone Ingersoll Ltd., to affiliates of Carfin, S.A., a Belgian corporation and a member of the Carmeuse Group, for $60.95 million in cash. The proceeds of this sale were used to reduce the Debtors’ obligations under their then current senior credit facility.

In the third quarter of 1998, the Debtors acquired the assets of Filler Products, Inc., a privately owned producer of chemical limestone, located in Chatsworth, Georgia, for $24 million in cash.

Acquisitions in Fiscal Year 1999. In the first quarter of 1999, the Debtors acquired a high purity limestone quarry, a lime production facility and related assets from the W.S. Frey Company for: (a) $12.008 million in cash; (b) shares of Old Oglebay Common Stock, issued from treasury and having a guaranteed value of $1.5 million (the $1.5 million has since been paid and such shares no longer are outstanding); and (c) non-competition and royalty payments of $3.5 million.

In the fourth quarter of 1999, the Debtors acquired mica mining reserves, production facilities, equipment and other assets located in North Carolina and New Mexico, from Franklin Industries for $32 million in cash.

Acquisitions in Fiscal Year 2000. In the second quarter of 2000, the Debtors acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership, a producer of high calcium and dolomitic limestone, for (a) $53 million in cash, (b) $8.247 million in assumed debt, and (c) certain contingent payments payable over ten years.

In the third quarter of 2000, the Debtors acquired a limestone processing facility and related assets from J.M. Huber Corporation for $12.512 million in cash.

Acquisition in Fiscal Year 2003. In January 2003, the Debtors acquired all of the outstanding common shares and other ownership interests in the Erie Sand and Gravel Company, Inc. and certain affiliates and distributors of construction sand and aggregates in Northwestern Pennsylvania/Western New York, for approximately $6.8 million in cash and approximately $4 million in assumed debt.

Recent Material Divestitures

Disposition in Fiscal Year 2003. In October 2003, as part of their ongoing business restructuring, the Debtors sold the Lawn and Garden business unit (the “Lawn and Garden Business Unit”) of Global Stone to Oldcastle Retail, Inc. (“Oldcastle”) for $10 million in cash (the “L & G Purchase Price”), subject to a final net working capital adjustment within 90 days of the closing date. $6.871 million of the L & G Purchase Price was paid in cash at closing. Five hundred thousand dollars, constituting the remaining amount of the L & G Purchase Price after the final net working capital adjustment, remains in escrow pending the payment of certain receivables of the Lawn and Garden Business Unit. In conjunction with the sale of the Lawn and Garden Business Unit, the Debtors also entered into (a) a long-term supply agreement with Oldcastle for the provision of certain raw materials; and (b) a lease and operation of equipment agreement with Oldcastle, under which certain areas of the Debtors’ York, Pennsylvania plant previously used by the Lawn and Garden Business Unit are being leased to Oldcastle through December 31, 2005. The proceeds of this sale were used to reduce the Debtors’ obligations under the Prepetition Credit Facility. The long-term supply agreement and the lease and operation of equipment agreement with Oldcastle will be assumed by Reorganized Oglebay as of the Effective Date.

Dispositions in Fiscal Year 2004. In January 2004, as part of their ongoing business restructuring, the Debtors sold their equity interests in S&J Trucking, Inc. and Serv-All Concrete, Inc., which owned the Debtors’ ready-mix concrete business (the “Redi-Mix Business”), to EE Austin and Son, Inc. (“EE Austin”) for $1.25 million in cash. In conjunction with the sale of the Redi-Mix Business, the Debtors entered into (a) a fifteen-year supply agreement (the “Supply Agreement”) with EE Austin for the provision of certain raw materials and (b) a sublease agreement with EE Austin, under which certain areas of the Debtors’ Erie, Pennsylvania facility are subleased to EE Austin for the term of the Supply Agreement. The proceeds of this sale were used to reduce the Debtors’ obligations under the Prepetition Credit Facility. This sublease agreement with EE Austin will be unimpaired and assumed by Reorganized Oglebay as of the Effective Date.

Also, in January 2004, as part of their ongoing business restructuring, the Debtors sold the marine vessel Richard Reiss to Grand River Navigation Company, Inc. for $1.8 million in cash. The proceeds of this sale were used to reduce the Debtors’ obligations under the Prepetition Credit Facility.

Overview of Prepetition Capital Structure

The Debtors incurred significant debt in connection with the acquisitions described above, which resulted in a highly leveraged balance sheet. The facilities and instruments evidencing this debt and the other primary elements of the Debtors’ capital structure are described below.

Prepetition Credit Facility. Pursuant to the Credit Agreement, dated as of May 15, 1998, as amended and restated as of April 3, 2000, by and among Oglebay (as borrower), the other Debtors (as guarantors), General Electric Capital Corporation (as successor agent) and the other Prepetition Lenders party thereto, Oglebay obtained the Prepetition Credit Facility. The Prepetition Credit Facility was comprised of a $147 million senior revolving credit facility with a $15 million sublimit for letters of credit. The Prepetition Credit Facility would have matured on October 31, 2004.

The Prepetition Credit Facility was guaranteed by each of the Debtors other than Oglebay and was secured by a first priority lien on substantially all of the Debtors’ assets, equal in priority to the liens securing the Prepetition Term Loan. As of the Petition Date, approximately $120.703 million of indebtedness was outstanding under the Prepetition Credit Facility (excluding outstanding letters of credit in the amount of approximately $9.3 million).

Prepetition Term Loan. Pursuant to the Prepetition Term Loan Agreement, Oglebay obtained a senior secured term loan in the principal amount of $118 million (the “Prepetition Term Loan” and, collectively with the Prepetition Credit Facility, the “Prepetition Facilities”). The Prepetition Term Loan would have matured on October 31, 2004.

The Prepetition Term Loan was guaranteed by each of the Debtors other than Oglebay and was secured by a first priority lien on substantially all of the Debtors’ assets. As of the Petition Date, approximately $113.209 million of indebtedness was outstanding under the Prepetition Term Loan.

On or about July 15, 2004, all outstanding amounts under the Prepetition Facilities were paid in full in Cash from borrowings under the Second DIP Facility; provided, however, that certain funds are being held in escrow on account of certain Fee Claims of the Professionals to the Prepetition Lenders pending the approval of such Fee Claims by the Bankruptcy Court. Such escrow for Fee Claims shall be governed by the letter agreements executed among the parties and dated July 15, 2004.

Old Senior Secured Notes. Pursuant to the Old Senior Secured Note Purchase Agreement, Oglebay sold the Old Senior Secured Notes. The interest rate on the Old Senior Secured Notes was 18% per year, comprised of (a) 13% interest payable in cash on a quarterly basis and (b) 5% interest payable, at Oglebay’s option, in cash or added automatically to the unpaid principal amount of the Old Senior Secured Notes (the “PIK Interest”), in each case on a quarterly basis. Pursuant to the Waiver and Amendment No. 2 to the Note Purchase Agreement, dated September 11, 2003, by and among Oglebay and the noteholders signatory thereto, the PIK Interest was increased by 1% (from 5% to 6%). Fifty percent of the unpaid principal amount of the Old Senior Secured Notes would have been due on October 25, 2007 and the remaining 50% would have been due on October 25, 2008.

The Old Senior Secured Notes are guaranteed by each of the Debtors other than Oglebay and are secured by a second priority lien on substantially all of the Debtors’ assets junior only to the liens securing the Second DIP Facility and the Vessel Term Loan. As of the Petition Date, $80.469 million, plus accrued interest, was outstanding under the Old Senior Secured Notes.

The Creditors’ Committee has asserted, among other things, that the PIK Interest does not constitute Senior Debt as that term is defined in the Old Senior Subordinated Note Indenture, and thus is not entitled to senior debt status vis-a-vis the Old Senior Subordinated Notes. The Creditors’ Committee and the Debtors also dispute the entitlement of the holders of the Old Senior Secured Notes to a prepayment premium and default interest under the Old Senior Secured Notes Purchase Agreement. That dispute remains unresolved.

Vessel Term Loan Agreement. Pursuant to the Vessel Term Loan Agreement, the Debtors obtained a $17 million term loan (the “Vessel Term Loan”), which was used to purchase two marine vessels: the Wolverine and the David Z. Norton. The Vessel Term Loan is secured by a purchase money security interest in these vessels and matures on July 15, 2007. As of the Petition Date, $13.4 million, plus accrued interest, was outstanding under the Vessel Term Loan Agreement.

Old Senior Subordinated Notes. Pursuant to the Old Senior Subordinated Note Indenture, Oglebay issued the Old Senior Subordinated Notes. As of the Petition Date, $100 million, plus accrued interest, was outstanding under the Old Senior Subordinated Notes.

The Old Senior Subordinated Notes are unsecured debt obligations of Oglebay, generally subordinate in right of payment to the indebtedness under the Second DIP Facility, the Old Senior Secured Notes and the Vessel Term Loan. See “—Old Senior Secured Notes” above. Oglebay’s obligations under the Old Senior Subordinated Notes are guaranteed by certain of Oglebay’s subsidiaries.

Industrial Revenue Bond. Pursuant to the New Mexico Floating Rate Demand Industrial Revenue Bond (Franklin Industries, Inc. Project) (the “IRB Bond”), issued in the original principal amount of $5 million under the trust indenture, dated as of September 1, 1990 (the “Bond Trust Indenture”), between The Bank of New York (“BONY”) (as successor trustee) and the County of Rio Arriba, New Mexico, a predecessor to Oglebay Norton Specialty Minerals, Inc. became obligated in 1990 to make payments on the IRB Bond. Oglebay Norton Specialty Minerals, Inc. became obligated to pay the remaining amounts outstanding when it acquired the Franklin Industries, Inc. Project and assumed the obligations relating to the IRB Bond in May 2000. The IRB Bond was fully collateralized by a letter of credit, which was drawn by BONY following the Petition Date. The proceeds of the letter of credit were distributed to the holders of the IRB Bond and no further amounts are due or outstanding under the IRB Bond.

Other Unsecured Debt. In addition to the debt obligations described above, the Debtors are also obligated to certain other unsecured creditors, including employees and retirees, vendors, contract parties and the like. See “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests”. Certain of the Debtors are also defendants in product liability litigation, including asbestos- and silica-related litigation. Finally, the Debtors are obligated to the holders of certain claims arising from the Debtors’ prepetition purchases of certain businesses (among others, the MLO Claims).

Factors Leading to Chapter 11 Filings

Substantial Indebtedness. As of the Petition Date, the Debtors had approximately $430 million in outstanding funded debt as described in “—Overview of Prepetition Capital Structure” above. The Debtors’ continuing net losses in periods leading up to the Petition Date had caused them to be net borrowers in 2001, 2002 and 2003, when the Debtors utilized available funds under the Prepetition Facilities to fund working capital.

Economy and Market Conditions. Although there is limited competition in the markets in which the Debtors do business, primarily due to the transportation costs associated with the Debtors’ products, the Debtors have been significantly affected by various economic factors over the last three years. In particular, the general economic slowdown in the United States, and specifically in the integrated steel industry, over the past few years contributed to net losses of $18.8 million in 2001, $6.6 million in 2002 and $33.2 million in 2003. Notwithstanding the foregoing, the Debtors’ net sales and operating revenues in 2003 were approximately $3.7 million higher than in 2002. This gain was offset, however, by various factors, including but not limited to (a) decreased revenues and the effect of lower volumes on gross margins of the Great Lakes Minerals segment’s limestone quarries and vessels; (b) increased general and administrative expenses, including the costs of legal and professional advisors arising from Oglebay’s bank compliance issues and the rising costs of retirement benefits; (c) an increase in the cost of providing health care benefits to active employees; (d) higher energy prices; (e) lower water levels on the Great Lakes; and (f) the effects of poor weather conditions in early 2003.

Restructuring Efforts. In an effort to remedy their heavily burdened balance sheet and return to profitability, the Debtors began implementing a restructuring initiative in 2001 that focused on the transition of their businesses from a decentralized organization into an integrated business model that capitalizes on core strengths in the industrial mineral business. In particular, since 2001, the Debtors have, among other things, (a) closed two subsidiary office headquarters; (b) closed three underperforming mineral processing operations; (c) reduced the number of salaried level employees by 15%, resulting in a flattened and more responsive management structure; (d) reduced administrative overhead by consolidating certain administrative functions of each of the operating segments of Oglebay under centralized control; (e) reduced capital expenditures; (f) reduced annual benefit offerings and payments; and (g) divested their businesses of certain underperforming assets.

Prepetition Restructuring Negotiations

Initiation of Restructuring Negotiations. At times during the second and third quarters of 2003, the Debtors were not in compliance with various financial-based covenants under the Prepetition Facilities, the Old Senior Secured Note Purchase Agreement and Vessel Term Loan Agreement. In mid-2003, the Debtors obtained waivers (collectively, the “Waivers”) of these covenants from the lenders and the holders of Old Senior Secured Notes until August 15, 2003. During this time, the Debtors continued to negotiate long term amendments to the Prepetition Facilities and the Old Senior Secured Note Purchase Agreement (collectively, the “Prepetition Secured Credit Agreements”) that would, among other things, modify certain financial covenants in the Prepetition Secured Credit Agreements to levels that would be achievable by the Debtors in the current economic environment.

Old Senior Subordinated Notes’ August 2003 Interest Payment. On August 1, 2003, the Debtors announced that, although they had sufficient liquidity, they would not make the August 1, 2003 interest payment (the “August Interest Payment”) due on account of the Old Senior Subordinated Notes until such time, if any, that satisfactory amendments could be obtained to the Prepetition Secured Credit Agreements. As a result of the deferral of the August Interest Payment, the Debtors’ ability to draw on the Prepetition Credit Facility was at the discretion of the lenders. On August 15, 2003, no amendments to the Prepetition Secured Credit Agreements had been entered into, and the Waivers expired. On August 31, 2003, the 30-day grace period to make the August Interest Payment on the Old Senior Secured Notes expired, and the Debtors were in default under the Old Senior Subordinated Note Indenture.

Amendments to Prepetition Secured Credit Agreements. On September 11, 2003, the Debtors entered into agreements (collectively, the “Amendments”) with the lenders and the holders of Old Senior Secured Notes to amend the Prepetition Secured Credit Agreements and, thereby, provide the Debtors with relief on certain restrictive covenants. The Amendments also restored the Debtors’ ability to draw on the Prepetition Credit Facility to fund operations and make the August Interest Payment (which was paid on September 29, 2003). Among other things, the Amendments (a) imposed a requirement to, on or before February 25, 2004, pay down the Prepetition Facilities by $100 million (the “$100 Million Payment”) with the proceeds from permitted asset sales; (b) increased certain interest rates on the Prepetition Secured Credit Agreements; and (c) established a dominion of funds arrangement.

Potential Sale of Assets. Both prior to and subsequent to the Amendments, the Debtors, with the assistance of Harris Williams & Company (“Harris Williams”) (with respect to the Debtors’ lime business (the “Lime Business”)) and Cobblestone Advisors, a division of Harris Williams (with respect to the Debtors’ mica mining and processing business (the “Mica Business”)), diligently marketed the Lime Business and the Mica Business to permit the Debtors to make the $100 Million Payment. Although the Debtors received several offers to purchase the Lime Business, the Debtors chose, in February 2004, to abandon their efforts to sell the Lime Business because nearly all of the potential new equity investors and new lenders indicated that they wanted the Debtors to retain the Lime Business and management did not believe that the offers to purchase the Lime Business provided sufficient value for such business. The Debtors also received several offers to purchase the Mica Business during the marketing period. The Debtors did not sell the Mica Business for a variety of reasons prior to the Petition Date, but they are currently working towards completing a sale with potential buyers.

Retention of Lazard Frères & Co. LLC. On August 27, 2003, the Debtors retained Lazard Frères & Co. LLC (“Lazard”) to act both as financial advisors and investment bankers. Together with Lazard, the Debtors and Lazard have conducted a comprehensive review and analysis of various financial restructuring alternatives available to the Debtors, including the sale of the Lime Business, refinancing the Prepetition Facilities, raising new equity, the conversion of other existing funded debt to equity and combinations of all of the foregoing.

Restructuring Discussions. In an effort to restructure the Debtors’ funded debt, the Debtors, with the assistance of Lazard, (a) solicited interest from (i) potential equity investors with experience in investing in financially troubled companies and (ii) alternative financing sources, including commercial banks, investment banks, hedge funds and asset-based lending institutions regarding the refinancing of all, or a portion of, the Prepetition Facilities; and (b) entered into lengthy discussions with an ad hoc committee consisting of certain holders of the Old Senior Subordinated Notes (the “Ad Hoc Committee”), which holders held more than two-thirds of the outstanding principal amount of the Old Senior Subordinated Notes, and with certain holders of the Old Senior Secured Notes regarding the restructuring of such debt obligations.

In spite of these efforts, the Debtors determined that due to, among other things, declining liquidity and impending defaults under the Old Senior Subordinated Note Indenture (due to the Debtors’ prospective inability to make the February interest payment owing thereunder) and the Prepetition Secured Credit Agreements (due to the Debtors’ prospective inability to make the $100 Million Payment), it was necessary to complete their restructuring efforts under the protection of the Bankruptcy Code. Accordingly, the Debtors commenced the Chapter 11 Cases to (a) permit the final development and implementation of a restructuring plan and (b) preserve the value of their businesses for the benefit of all stakeholders. Prior to commencing their Chapter 11 Cases, the Debtors entered into the Commitment Agreement that, among other things, contemplated an investment by certain holders of the Old Senior Subordinated Notes and certain third party investors, the proceeds of which would be applied to the redemption of the Old Senior Secured Notes at par. See “Rights Offering— the Commitment Agreement.” Further, prior to commencing their Chapter 11 Cases, the Debtors made substantial progress toward obtaining post-emergence financing by executing two letter agreements with Silver Point Finance, LLC (“Silver Point”) pursuant to which Silver Point committed to provide (a) an interim debtor in possession credit facility with availability of up to $75 million to cover the Debtors’ working capital needs upon the commencement of the bankruptcy cases, (b) a $305 million debtor in possession credit facility that contemplated the refinancing of the interim debtor in possession credit facility and the refinancing and effective repayment of amounts outstanding under the Prepetition Facilities, and (c) the Confirmation Facility.

OPERATIONS DURING THE CHAPTER 11 CASES

Commencement of Chapter 11 Cases and First Day Relief

On the Petition Date, the Debtors filed a number of motions and other pleadings (the “First Day Motions”) seeking authority to take a broad range of actions, to preserve customer, vendor and supplier relationships, maintain employee confidence and morale and to promote a “business as usual” atmosphere with key constituencies. In particular, the First Day Motions, among other things, requested authority for the Debtors to: (a) pay employees in the normal course and to continue all employee health and welfare benefit plans; (b) take measures to assure the continued availability of gas, water, electric, telephone and other utility services; (c) afford administrative expense priority to Claims arising from the postpetition provision of goods or services by suppliers to the Debtors; (d) pay certain prepetition Claims of critical vendors and service providers essential to the operation of the Debtors’ businesses; (e) honor or pay customer Claims for refunds, rebates, adjustments (including adjustments to billing), product returns or exchanges, promotional discounts, warranty claims and other credits, allowances or outlays relating to sales; (f) pay outstanding trust fund and franchise taxes; (g) maintain the Debtors’ cash management systems and the use of prepetition bank accounts, checks and other business forms; (h) obtain debtor in possession financing and use cash collateral on an interim and final basis; and (i) pay professionals to assist in the Debtors’ reorganization efforts as well as pay ordinary course professionals to assist in the day-to-day performance of the Debtors’ duties. All of the Debtors’ First Day Motions were ultimately granted.

In addition, motions and applications were granted on and shortly after the Petition Date addressing a variety of administrative matters relating to the Chapter 11 Cases. All of the foregoing relief was essential to minimize disruptions to the Debtors’ businesses as a result of the commencement of the Chapter 11 Cases and to permit the Debtors to make a smooth transition to operations in chapter 11.

Case Administration and Related Activities

Retention of Professionals

In connection with the commencement of the Chapter 11 Cases, the Debtors sought and obtained Bankruptcy Court approval of the retention of Lazard as their financial advisor; Jones Day as their counsel; Richards, Layton & Finger, P.A. as their co-counsel; Ernst & Young LLP as their independent auditors and tax advisors; Edward Howard & Co. as their corporate communications consultants; Cobblestone Advisors as their investment bankers in connection with the sale of the Debtors’ mica operations; Trumbull as their claims and noticing agent; Mercer Human Resources Consulting, Inc. as their compensation consultants; and John T. Boyd Company as their appraisers. On June 25, 2004, the Debtors filed an application to retain Dufour, Laskay & Strouse, Inc. to appraise the Debtors’ fleet of self-unloading marine vessels and related assets in connection with the Debtors’ “fresh-start” accounting (D.I. 1249). The application will be heard at the July 27, 2004 hearing.

The Creditors’ Committee and Its Advisors

On March 8, 2004, the Office of the United States Trustee appointed the Creditors’ Committee, consisting of seven members. The current membership of the Creditors’ Committee and its professional advisors are as follows:

Creditors’ Committee Members:

B.S.C. Holding, Inc. 4919 Lamar Mission, Kansas 66202	Ingalls & Snyder Value Partners LP 61 Broadway New York, NY 10006

Carey Mining Company c/o Johnson, Killen & Seiler, P.A. 230 W. Superior St. Suite 800 Wells Fargo Center Duluth, MN 55808	Marine Systems, Inc. c/o Vinson & Elkins LLP 666 Fifth Avenue 26th Floor New York, NY 10103-0040

The Clutterbuck Group 10 Kensington Oval Rocky River, OH 44116	Pacholder Associates/Bank One High Yield Partners 8044 Montgomery Road Suite 555 Cincinnati, OH 45236

Wells Fargo Bank, N.A. 6th & Marquette MAC N9303-120 Minneapolis, MN 55479	Airlie Opportunity Fund Cayman, L.P. 115 East Putnam Avenue Greenwich, Connecticut 06830 (ex officio member)

Counsel:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038-4982	Morris, Nichols, Arsht & Tunnel Chase Manhattan Centre 18th Floor 1201 North Market Street P.O. Box 1347 Wilmington, DE 19899-1347

Financial Advisors:

Jefferies & Company, Inc. 520 Madison Avenue 12th Floor New York, NY 10022

Certain Executory Contracts and Unexpired Leases

The Debtors are reviewing each of their Executory Contracts and Unexpired Leases. Based on this ongoing review, the Debtors anticipate that they may File motions to assume, assume and assign or reject certain Executory Contracts and Unexpired Leases, where appropriate, prior to the Effective Date. Other Executory Contracts and Unexpired Leases will be assumed, assumed and assigned or rejected pursuant to the Plan. See “General Information Concerning the Plan — Legal Effects of the Plan — Executory Contracts and Unexpired Leases.”

Schedules

On April 23 and 24, 2004, the Debtors Filed their Schedules, identifying the assets and liabilities of their Estates.

Insurance Premium Financing Agreement

The Debtors require a wide variety of insurance coverage, including general liability, property, automobile and truck liability, workers’ compensation, excess coverage and umbrella liability coverage. Certain of these insurance policies were subject to renewal or replacement on March 15, 2004. Because the insurance carriers were seeking payment in full, the Debtors filed a motion with the Bankruptcy Court on or about March 4, 2004 (D.I. 97) seeking authority to finance the premiums for the insurance policies pursuant to a Premium Financing Agreement with Cananwill, Inc. (“Cananwill”). The Bankruptcy Court entered an order granting this motion on or about March 22, 2004 (D.I. 224). The total amount of premiums financed under the Premium Financing Agreement is $1,446,249.35. The financed premiums are to be repaid in eight equal payments of $184,016, with the first payment due on April 15, 2004. The aggregate finance charge is $25,880.01. The Debtors’ obligations under the Premium Financing Agreement are collateralized by a security interest in all unearned premiums, returned premiums or other amounts due under the insurance policies to the applicable Debtors that are insureds under the policies. Cananwill has the right to cancel the insurance policies in accordance with the Premium Financing Agreement and as permitted by applicable law and to obtain any unearned premiums, returned premiums or other amounts due thereon in the event of the Debtors’ default in the payment of any installment due under the Premium Financing Agreement.

Assumption and Renewal of Insurance Contracts with Certain Affiliates of American International Group, Inc.

Since March 15, 2002, AIG has provided the Debtors with various types of insurance coverage, including: (a) workers’ compensation, general liability and automobile and truck coverage (collectively, “Casualty Insurance”), with a policy year beginning on March 15th of each year; (b) umbrella liability, with a policy year beginning on March 15th of each year; and (c) a portion of the base layer of the Debtors’ property insurance, with a policy year beginning on May 1st of each year. The Debtors must reimburse AIG for its obligations arising under the Casualty Insurance. Notwithstanding that the policy periods for some of the Casualty Insurance have expired, the Debtors and AIG have ongoing obligations with respect thereto. To secure the Debtors’ reimbursement obligations under the Casualty Insurance, the Debtors have posted (a) a letter of credit in the amount of $1,800,000 for the 2002-2003 policy year and (b) a letter of credit in the amount of $2,000,000 for the 2003-2004 policy year. In December 2003, AON Risk Services, the Debtors’ insurance broker, solicited bids for the renewal or replacement of the Debtors’ insurance. Only AIG expressed interest.

The Debtors and AIG agreed to renew the Debtors’ insurance programs. Under the renewed insurance programs, the Debtors were required to: (a) pay an aggregate premium of $1,966,554 for the 2004-2005 policy year, of which $250,000 was due prior to March 15, 2004 and the remainder of $1,716,554 was due no later than March 31, 2004; and (b) post a letter of credit in the amount of $500,000 prior to March 15, 2004 as additional collateral for the Casualty Insurance. AIG, however, conditioned its entry into the renewed insurance programs upon the Debtors’ assumption of the contracts underlying the Casualty Insurance. Accordingly, the Debtors filed a motion with the Bankruptcy Court on or about March 12, 2004 (D.I. 146) seeking to assume the contracts underlying the Casualty Insurance and to enter into the renewed insurance programs with AIG. This motion was granted by the Bankruptcy Court on April 28, 2004 (D.I. 552).

Indemnity Agreement with RLI Insurance Company

The Debtors maintain various types of bonds, including customs entry bonds, reclamation bonds, and license/permit bonds. The Debtors require bonds because, among other things: (a) they are required by law to provide bonds to state and municipal agencies for sales and use taxes, public weighing certification, potential highway damage and the reclamation of property that the Debtors are mining or have mined; and (b) the Debtors must post performance bonds to obtain contracts representing significant sales of aggregates with state and local governments, the majority of which are solicited at this time of year. As of the Petition Date, the Debtors had approximately 70 bonds outstanding with a total face amount of $3,700,000. The Debtors’ prepetition bond carriers were unwilling either to renew or replace existing bonds or to issue new bonds. The Debtors thus selected RLI Insurance Company (“RLI”) to provide bonds postpetition because RLI was willing to provide reasonable terms and conditions, and the Debtors wanted to consolidate their bonding needs with one surety. The Debtors filed a motion with the Bankruptcy Court on or about March 12, 2004 (D.I. 150) seeking authority to enter into an indemnity agreement with RLI to facilitate this postpetition bonding program. The Bankruptcy Court entered an order granting this motion on or about March 22, 2004 (D.I. 228).

Motion to Appoint Committee of Equity Security Holders

On or about March 24, 2004, a small group of Oglebay’s equity security holders filed a motion with the Bankruptcy Court, pursuant to section 1102(a)(2) of the Bankruptcy Code, for an order directing the United States Trustee to appoint an official committee of equity security holders (an “Equity Committee”) (D.I. 235). After the filing of this motion, the United States Trustee denied the request for the appointment of an Equity Committee previously submitted to her by the movants. The Debtors, the Creditors’ Committee, the United States Trustee and the Debtors’ prepetition lenders all filed objections to the motion (D.I. 324, 320, 330 and 321, respectively). The motion was denied by an order of the Bankruptcy Court entered on April 29, 2004 (D.I. 538).

Motion to Appoint Committee of Toxic Tort Personal Injury Claimants

On or about March 29, 2004, certain parties alleging asbestos– and silica–related diseases (collectively, the “Tort Claimants”), represented by Maritime Asbestos Legal Clinic, a division of the Jacques Admiralty Law Firm, Kelley & Ferraro, LLP, Bevan Associates LPA, Inc., Baron & Budd, P.C. and Silber Pearlman, LLP, filed a motion with the Bankruptcy Court, pursuant to section 1102(a)(2) of the Bankruptcy Code and Bankruptcy Rule 2020, for the appointment of an official committee of toxic tort personal injury claimants (D.I. 269). The Debtors, the Creditors’ Committee, the United States Trustee and the Debtors’ prepetition lenders have filed objections to the motion (D.I. 783, 778, 782 and 323, respectively). The motion is set for hearing before the Bankruptcy Court on August 24, 2004. See “Treatment of Certain Claims Under the Plan—Treatment of Tort Claims.”

Motions of Tort Claimants for Relief from Automatic Stay

Certain of the Tort Claimants filed motions with the Bankruptcy Court, pursuant to section 362(d) of the Bankruptcy Code, for relief from the automatic stay to allow the Tort Claimants to pursue their alleged claims and lawsuits against the Debtors outside of the chapter 11 process (D.I. 215, 240, 262, 264, 308). The Debtors filed an omnibus objection to the motions (D.I. 371), and the Creditors’ Committee filed a limited response to the motions (D.I. 381). These motions are set for hearing before the Bankruptcy Court on August 24, 2004. See “Treatment of Certain Claims Under the Plan—Treatment of Tort Claims.”

Solicitation Procedures Motion

On May 25, 2004, the Debtors filed the Motion of Debtors for an Order (A) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Proposed Joint Plan of Reorganization, (B) Scheduling Hearing on Confirmation of Proposed Joint Plan of Reorganization, (C) Deeming the Proposed Joint Plan of Reorganization Rejected by the Holders of Old Common Stock of Oglebay Norton Company and (D) Granting Certain Related Relief (D.I. 905) (the “Solicitation Procedures Motion”). By the Solicitation Procedures Motion, the Debtors requested approval of, among other things: (a) certain procedures relating to the solicitation and tabulation of votes on the Plan; (b) the date of the hearing to approve the Disclosure Statement; (c) if the Disclosure Statement is approved, the mailing of solicitation packages to parties entitled to vote on the Plan on or before July 30, 2004; and (d) certain voting, objection and filing deadlines with respect to the Plan. On June 15, 2004, the Bankruptcy Court entered an order approving the Solicitation Procedures Motion (D.I. 1205).

Exclusivity

Under section 1121 of the Bankruptcy Code, a debtor has the exclusive right to (a) file a plan of reorganization during the first 120 days of its chapter 11 case and (b) solicit acceptances of the plan during the first 180 days of the case. These periods (the “Exclusive Periods”) may be extended for “cause.” On June 9, 2004, the Debtors filed a motion seeking two-month extensions of the Exclusive Periods through August 21, 2004 and October 20, 2004, respectively (D.I. 1067) (the “Exclusivity Motion”). On June 28, 2004, the Bankruptcy Court entered an order approving the Exclusivity Motion (D.I. 1407).

Adversary Proceeding Relating to Old Senior Secured Notes

On June 24, 2004, certain holders of the Old Senior Secured Notes filed an adversary complaint (the “Adversary Complaint”) against the Indenture Trustee and Oglebay. The Adversary Complaint seeks: (a) a declaration that no distributions may be made under the Plan by Oglebay or any other

Debtors to the holders of Old Senior Subordinated Notes unless and until the holders of the Old Senior Secured Notes have been paid in full in cash all amounts allegedly owing to them under the Old Senior Secured Notes Purchase Agreement, including principal, postpetition interest (including default interest from and after January 31, 2004) and any prepayment premium, whether or not any such amounts would be recoverable against the Debtors; and (b) an order requiring the Indenture Trustee to turn over any property received from the Debtors on account of the Old Senior Subordindated Notes to the extent necessary to satisfy the alleged obligations identified in the foregoing sentence. The Adversary Complaint also asserts that the Plan (a) does not enforce the subordination provisions contained in the Old Senior Subordinated Note Indenture and (b) seeks to enjoin the holders of the Old Senior Secured Notes from enforcing the subordination rights contained in the Old Senior Subordinated Note Indenture. The Debtors believe that the treatment of the Old Senior Secured Note Claims under the Plan is appropriate and in the best interests of the Estates. The Debtors will timely respond to the Adversary Complaint. See “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims.”

Postpetition Operations and Liquidity

First DIP Facility

In connection with their preparations for the Filing of the Chapter 11 Cases, the Debtors determined that they would need to obtain debtor-in-possession financing to ensure sufficient liquidity to meet their ongoing operating needs. See “— Commencement of Chapter 11 Cases and First Day Relief.” On February 25, 2004, the Debtors obtained interim Bankruptcy Court approval (D.I. 61) for the Debtors to utilize cash collateral and borrow up to $40 million (including a $15 million letter of credit subfacility) under an interim debtor in possession credit facility (the “First DIP Facility”) pursuant to the First DIP Credit Agreement. On April 8, 2004, the Bankruptcy Court entered an order (D.I. 365) granting final approval of the First DIP Facility and thereby authorizing total borrowings under the First DIP Facility of up to $70 million (including a $20 million letter of credit subfacility).

Second DIP Facility

On April 30, 2004, the Bankruptcy Court entered an order (D.I. 549) permitting the Debtors to enter into a second debtor in possession credit facility (the “Second DIP Facility”) in an amount of up to $305 million, to provide adequate working capital for the duration of their bankruptcy proceedings and to pay off amounts outstanding under the First DIP Facility and the Prepetition Facilities. The Debtors entered into the Second DIP Facility on July 15, 2004. The Second DIP Facility is being provided by a syndicate that includes Silver Point and some of the same lenders under the First DIP Facility, among other lenders.

The Second DIP Facility includes a senior secured revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $55 million, with a sublimit of $20 million for letter of credit accommodations. Principal amounts of the revolving facility that the Debtors repay may be reborrowed in accordance with the terms of the Second DIP Facility. The revolving credit facility under the Second DIP Facility bears interest at a floating rate linked to the prime rate or to LIBOR, at the Debtors’ option. The revolving loans linked to the prime rate bear interest at the greater of 5.50% and the prime rate plus 1.00%, and the revolving loans linked to LIBOR bear interest at the greater of 5.50% and LIBOR plus 3.50%.

The Second DIP Facility also includes three term loan facilities, which are comprised of a term loan A facility in the initial principal amount of $105 million, a term loan A-1 facility in the initial principal amount of $20 million, and a term loan B facility in the initial principal amount of $125 million. Principal amounts under the term loan facilities may not be reborrowed if the Debtors repay them.

Each of the term loan facilities under the Second DIP Facility bears interest at a floating rate linked to the prime rate or to LIBOR, at the Debtors’ option. The loans under the term loan A facility and the term loan A-1 facility linked to the prime rate bear interest at the greater of 6.00% and the prime rate plus 1.50%. The term A loans and term A-1 loans linked to LIBOR bear interest at the greater of 6.00% and LIBOR plus 4.00%. The term B loans bearing interest at a rate linked to the prime rate initially bear interest at the greater of 10.50% and the prime rate plus 6.00%, and the term B loans bearing interest at a rate linked to LIBOR initially bear interest at the greater of 8.50% and LIBOR plus 6.50%. The term loan B facility is subject to an increase in interest rates on August 15, 2004. The increased rates will remain in effect from the time of the increase until the loan is repaid or otherwise refinanced. The Term B Loans will bear interest at (a) the greater of 13.75% or the prime rate plus 9.25% or (b) the greater of 11.75% and LIBOR plus 9.75% after the interest rate increase date.

The Second DIP Facility is secured by liens senior to the liens securing the Old Senior Secured Notes and is guaranteed by each of the Debtors other than Oglebay. The Second DIP Facility will mature on the earlier to occur of June 30, 2005 and the Effective Date, at which time the Debtors anticipate replacing the Second DIP Facility with the Confirmation Facility. The Second DIP Facility includes restrictive covenants, including requirements of a minimum EBITDA, a limitation on capital expenditures and restrictions on the payment of dividends by the Debtors, as well as other restrictions customary in facilities of this nature.

Consortium Letters of Intent

On March 19, 2004, the Debtors received an expression of interest in their assets (the “March Letter”) from a consortium of potential buyers comprised of Lafarge North America, Inc. (“Lafarge”), Franklin Industries (“Franklin”), Fairmount Minerals (“Fairmount”) and Ensign Capital Corp. (“Ensign”). Lafarge, Franklin and Fairmount are direct competitors of the Debtors. On April 6, 2004, the Debtors received a more detailed expression of interest (the “April 6, 2004 Letter”) from Lafarge, Franklin and Ensign (collectively, the “Consortium”) that proposed an aggregate purchase price for substantially all of the Debtors’ assets of between $380 to $420 million. On April 27, 2004, the Debtors received a revised version of the April 6, 2004 expression of interest (together with the April 6, 2004 Letter, the “April Letters”) adding CapitalWorks, LLC (“Capital Works”) as a member of the Consortium. The March Letter and the April Letters were all provided to, and discussed with, the Creditors’ Committee. On April 26, 2004, Oglebay’s Board of Directors met and considered the April Letters and determined that the proposed transaction would not be as beneficial to the Debtors’ creditors as the treatment proposed for such creditors under the Plan. Representatives of the Creditors’ Committee agreed with the Debtors’ assessment of the April Letters. On April 28, 2004, counsel to the Debtors informed counsel to the Consortium of the Board of Directors’ decision. On May 26, 2004, the Consortium sent the Debtors another expression of interest (the “May Letter”) that, among other things, proposed a $456 million purchase price for substantially all of the Debtors’ assets, but contemplated leaving substantially all of the Debtors’ liabilities behind and required the establishment of a trust to resolve all current and future asbestos and silicosis claims against the Debtors. Subsequent to the Debtors’ receipt of the May Letter, John Mueller, the only signatory to the May Letter, contacted the Debtors to inform them that the May Letter had been sent to the Debtors in error and should be disregarded and that a revised version of the May Letter would be forthcoming in the next two days.

Over one month later, on July 2, 2004, the Debtors received another expression of interest (the “July Letter”) from the Consortium that was identical to the May Letter except that (a) Lafarge was removed from, and NuFleet, LLC added to, the Consortium and (b) the proposed purchase price for the Debtors’ assets was reduced to $451 million. NuFleet, LLC is an entity that is associated with certain of the Debtors’ former executives and other individuals familiar with the Debtors’ businesses and industry. Moreover, notwithstanding the removal of Lafarge from the July Letter, subsequent conversations between the Debtors, the Debtors’ representatives and members and representatives of the Consortium suggest that Lafarge is still an active participant in the Consortium. Because the Consortium is comprised of or associated with direct competitors of the Debtors, the Debtors have been appropriately cautious regarding the sharing of information (in particular, confidential and proprietary information) with the Consortium. The Debtors or their representatives, however, have provided the Consortium with certain financial information (including the Debtors’ analysis of their liabilities under the Plan) and have discussed the details of the July Letter with the Consortium.

Consistent with the Debtors’ analysis of the April Letters, the Debtors have determined that the transaction proposed by the July Letter, if consummated, would result in substantially lower recoveries for unsecured creditors than what currently is proposed by the Plan. Moreover, given (a) uncertainties regarding the funding of the Consortium’s offer, (b) the delay and additional expense associated with the Consortium’s offer and (c) the Consortium’s proposal to leave substantially all liabilities (including all asbestos, silica and pension liabilities) of the Debtors with the Debtors’ Estates, the Debtors do not believe that the pursuit of the transaction proposed by the Consortium is in the best interests of their Estates or creditors. See also “Treatment of Certain Claims Under the Plan—Treatment of Tort Claims.”

More specifically, the Debtors, with the assistance of their financial advisor and counsel, have thoroughly analyzed the structure and economics of the July Letter and such proposal’s impact on the recoveries of unsecured creditors in the Chapter 11 Cases. As drafted, the Debtors believe that the July Letter has a number of deficiencies relative to the Plan, making the pursuit of the July Letter inconsistent with the Debtors’ aim of maximizing the value of their estates for the benefits of their stakeholders. In particular, Lazard has estimated the recoveries for all of the Debtors’ unsecured creditors under the July Letter to be approximately 12% on a consolidated basis, taking into account the July Letter’s exclusion of all post-closing liabilities, as well as the costs (including professional fees and additional non-default interest accruing on the Old Senior Secured Notes) associated with implementing the July Letter. This analysis took no discount for the risk of implementing the July Letter (including risks associated with closing the type of transaction contemplated by such proposal, i.e., the simultaneous closing of multiple transactions with multiple parties), even though the Consortium does not guarantee the closing of any of the transactions or any specific level of recovery to unsecured creditors. The Debtors have shared this analysis with the Creditors’ Committee and the Consortium. The Creditors’ Committee and its advisors agree with Lazard’s analysis of the July Letter. The Debtors have not received any specific feedback from the Consortium regarding Lazard’s analysis of the July Letter. The Consortium has informed the Creditors’ Committee that it disagrees with Lazard’s analysis of the July Letter. Based upon the information currently available to the Debtors, the Debtors continue to believe that the Plan is the best alternative for their Estates and stakeholders.

As detailed above, the Committee is comprised of seven members, with one member holding Trade Claims against the Debtors, one member holding MLO Claims, four members holding Old Senior Subordinated Note Claims and the final member being the Indenture Trustee. Together with an ex officio member of the Creditors’ Committee, the Creditors’ Committee members who hold Old Senior Subordinated Note Claims represent more than two-thirds of the amount of the Old Senior Subordinated Notes. As the Committee has either taken part in, or been fully apprised of, the ongoing discussions between the Debtors and the Consortium, the majority of holders of Old Senior Subordinated Note Claims are acutely aware of all issues related to the Consortium’s expression of interest in purchasing the Debtors’ assets. Although two putative holders of Old Senior Subordinated Note Claims, which holders are also members of the Consortium, disagree with the Committee’s position, the Committee concurs in the Debtors’ assessment of the transaction proposed by the Consortium in the July Letter and believes that the consummation of such a transaction would result in a far lower recovery for unsecured creditors, including the holders of the Old Senior Subordinated Notes, than what currently is proposed in the Plan.

On July 28, 2004, the Debtors, the Creditors’ Committee and their respective advisors met with all of the members of the Consortium and their counsel, as well as representatives of Lafarge and its counsel, for several hours to discuss certain specific issues relating to the July Letter and to explain the need for the Consortium to revisit the structure and economics of the July Letter to be more competitive with the Plan. Based upon the information provided at the July 28 meeting, the Consortium has indicated that it may request additional due diligence and will consider whether to revise its offer in the July Letter, which, if revised, the Debtors and the Creditors’ Committee encouraged to be submitted within the next two to three weeks. The Debtors and Creditors’ Committee will consider such revised offer if and when submitted. The Creditors’ Committee supports the Consortium having continued access to appropriate due diligence and, as noted above, will consider a revised offer if submitted.

Expressions of Interest in Certain of Debtors’ Assets

As explained in other parts of this Disclosure Statement, over the course of the Debtors’ restructuring, both prior to and during the Chapter 11 Cases, the Debtors have marketed certain assets to determine if an appropriate offer would be made that would de-lever the balance sheet and add value to the Debtors’ Estates. In addition, various parties, including individuals, financial and strategic buyers and competitors have expressed interest in acquiring certain of the Debtors’ assets. These expressions include desires to purchase individual marine vessels, groups of vessels, the entire fleet, individual quarries, certain divisions, abandoned quarries (should the Debtors decide to abandon quarries), scrap equipment and movable equipment. Other than the interest expressed by the Consortium described above, no one offer was for substantially all of the assets. A group of vessel employees expressed interest in creating an ESOP to acquire all of the Marine Group assets as a going concern. The suggested price was less than book value, although the group would be willing to assume liabilities relating to Marine Group employees. Similarly, NuFleet, LLC, which is a member of the Consortium, has expressed a similar interest. A firm offer was not received, although again the suggested price was less than book value.

The Debtors, by and through management and their advisors, duly investigated each proposal received, returned each phone call and maintain records of each discussion held with interested parties. In each case, a determination was made that the value offered would not improve the value of the Plan to stakeholders and would delay and detract from implementation of the Plan, which the Debtors believe provides the highest value to stakeholders. The Creditors’ Committee is fully informed regarding these inquiries and supports the Debtors’ determination.

RECOVERY ACTIONS

Introduction

Recovery Actions include, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 544, 547, 548, 549 and 550 of the Bankruptcy Code and other similar state law claims and causes of action.

Preference Claims

Under sections 547 and 550 of the Bankruptcy Code, a debtor may seek to avoid and recover certain prepetition payments made by the debtor to or for the benefit of a creditor in respect of an antecedent debt, if such transfer (a) was made when the debtor was insolvent and (b) enabled the creditor to receive more than it would receive in a hypothetical liquidation of the debtor in a chapter 7 case where the transfer has not been made. Transfers made to a creditor who was an “insider” of the debtor are subject to these provisions generally only if the payment was made within one year prior to the debtor’s filing of a petition under chapter 11. Transfers made to a creditor who was not an “insider” of the debtor are subject to these provisions generally only if the payment was made within 90 days prior to the debtor’s filing of a petition under chapter 11. Under section 547, certain defenses, in addition to the solvency of the debtor at the time of the transfer, are available to a creditor from which a preference recovery is sought. Among other defenses, a debtor may not recover a payment to the extent such creditor subsequently gave new value to the debtor on account of which the debtor did not make an otherwise unavoidable transfer to or for the benefit of the creditor. A debtor may not recover a payment to the extent such payment was part of a substantially contemporaneous exchange between the debtor and the creditor for new value given to the debtor. Further, a debtor may not recover a payment if such payment was made in the ordinary course of business of both the debtor and the creditor. The debtor has the initial burden of proof in demonstrating the existence of all the elements of a preference, including its insolvency, at the time of the payment. The creditor has the initial burden of proof as to the aforementioned defenses. Based upon their preliminary review of their books and records and the proposed treatment for Allowed General Unsecured Claims in Class 5 under the Plan, the Debtors do not believe that any meaningful preference claims exist. Accordingly, all such claims are being waived and released by the Debtors under the Plan.

Fraudulent Conveyance Actions

Generally, a conveyance or transfer is fraudulent if: (a) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance); or (b)(i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance). Two primary sources of fraudulent conveyance law exist in a chapter 11 case.

The first is section 548 of the Bankruptcy Code, under which a debtor in possession or bankruptcy trustee may avoid fraudulent transfers that were made or incurred on or within one year before the date that a bankruptcy case is filed.

The second source is section 544 of the Bankruptcy Code — the so-called “strong-arm provision” — under which the debtor in possession (or creditors with bankruptcy court permission) may look to state law to avoid transfers as fraudulent. State fraudulent conveyance laws generally have statutes of limitations longer than one year and are applicable in a bankruptcy proceeding pursuant to section 544 of the Bankruptcy Code if the statute of limitations with respect to a transfer has not expired prior to the filing of the bankruptcy case. If such statute of limitations has not expired, the debtor in possession (or creditors with bankruptcy court permission) may bring the fraudulent conveyance claim within the time period permitted by section 546 of the Bankruptcy Code notwithstanding whether the statute of limitations period expires prior thereto. Generally, section 546 of the Bankruptcy Code permits a state fraudulent conveyance action to be brought within the later of (a) two years after the commencement of the bankruptcy case or (b) one year after the appointment or election of a trustee for the debtor if such appointment or election occurs within such two-year period.

The primary sources of applicable state fraudulent conveyance law are state enactments of the Uniform Fraudulent Conveyance Act (“UFCA”) and the Uniform Fraudulent Transfer Act (“UFTA”). Like section 548 of the Bankruptcy Code, under both the UFCA and the UFTA, a conveyance or transfer is generally fraudulent if: (a) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance); or (b)(i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance).

The Debtors are not aware of any transactions that might be successfully challenged as fraudulent conveyances. Based upon management’s knowledge and belief, all of the Debtors; material transactions (a) have been disclosed either in their public filings or in this Disclosure Statement, (b) were approved by Oglebay’s Board of Directors, (c) were negotiated in good faith and constituted arms’ length transactions and (d) were done for reasonably equivalent value. The Debtors further believe that the businesses and/or assets acquired by the Debtors prior to the Chapter 11 Cases are integral to their business plan and the Debtors’ ability to implement the Plan. Moreover, it is imperative that each of the Reorganized Debtors be able to emerge from its respective Chapter 11 Case, and concentrate upon the implementation of its post-confirmation business strategy, unburdened by the strife, instability and cost attendant upon possibly prolonged and contentious litigation against past, and possibly future, business partners. The Debtors have consulted with the Creditors’ Committee with respect to the Debtors’ decision to waive and release any potential fraudulent conveyance claims and the Creditors’ Committee supports the Debtors’ business judgment. Accordingly, all such claims are being waived and released by the Debtors under the Plan.

Fiduciary Duties

Applicable state law provides a cause of action against officers and directors of a corporation who breach their fiduciary duties to the corporation. The two primary fiduciary duties of officers and directors of corporations are the duty of care and the duty of loyalty.

The duty of care requires that officers and directors act in an informed manner, meaning that, prior to making a business decision, the directors must have informed themselves of all material information reasonably available to them, and, having been so informed, they must then act with requisite care in the discharge of their duties. In turn, “requisite care” has been defined as the care an ordinarily prudent person in a like position would use under similar circumstances.

The duty of loyalty requires that officers and directors act in good faith and in the good faith belief that the action taken is in the best interests of the corporation.

In a solvent corporation, these duties are generally owed exclusively to stockholders. In an insolvent or near-insolvent corporation, most courts have held that these fiduciary duties may be owed to the corporation’s creditors, either in addition to or in lieu of its stockholders. In determining whether a corporation is solvent or insolvent, courts generally look to two tests: the “balance sheet test” and the “equity” or “cash-flow” test. The balance sheet test inquires whether, both before and after the consummation of the challenged transaction, the fair market value of the corporation’s liabilities exceeds the fair market value of its assets. In contrast, the “equity” or “cash-flow” test inquires whether, both before and after the consummation of the challenged transaction, the corporation was capable of paying its debts as they came due.

Generally, the business judgment rule shifts the burden of proof in a breach of fiduciary duty action and requires the plaintiff to establish the breach by the officer or director; however, courts are divided as to whether this protection applies to insolvent or near-insolvent corporations. In the event the business judgment rule is not applicable, the officers and directors are required to prove the “entire fairness” of such transactions.

The Debtors are not aware of any transactions that could reasonably be said to constitute a breach of fiduciary duty by any of the Debtors’ current or former directors and officers. Accordingly, all such claims are being waived and released by the Debtors under the Plan.

Other Types of Recovery Actions

Based upon, among other things, the proposed treatment for Allowed General Unsecured Claims in Class 5 under the Plan, the Debtors are not aware of any transactions that they could reasonably challenge as a Recovery Action. Accordingly, all such claims are being waived and released by the Debtors under the Plan.

REORGANIZED OGLEBAY

Restructuring Transactions

On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such restructuring transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors (collectively, the “Restructuring Transactions”), all to the extent not inconsistent with any other terms of the Plan. Such Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, all as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Any Restructuring Transactions to be consummated by the Debtors prior to the Effective Date pursuant to the Plan will be subject to the review and approval of the Creditors’ Committee.

Business and Properties of the Reorganized Debtors

Business

The Reorganized Debtors will continue to operate the existing businesses of the Debtors following the Effective Date. Certain aspects of the Debtors’ businesses to be operated by the Reorganized Debtors are described below:

1.	Principal Products and Services

(a)	Great Lakes Minerals Segment

The Great Lakes Minerals segment mines limestone at three quarries located in northern Michigan and distributes it throughout the Great Lakes region. All three quarries have access to the Great Lakes and ship a majority of their output by marine vessel. The segment holds one of the largest reserves of metallurgical and chemical quality high-calcium carbonate and dolomitic limestone in the world and distributes these reserves on one of the largest fleets of self-unloading vessels on the Great Lakes. The fleet, which is currently comprised of 12 vessels, provides transportation services for limestone as well as for coal and iron ore. Additionally, the segment operates (i) dock terminals in Cleveland, Ohio and Erie, Pennsylvania, which are important points of distribution on the Great Lakes, and (ii) a sand dredging operation in Erie, Pennsylvania.

Industry. Limestone accounts for about three-quarters of crushed stone production in the United States. Crushed limestone has five primary end uses: construction aggregates and building materials, chemical and metallurgical processes, cement and lime manufacturing, environmental and agricultural. As transportation costs are significant in this industry, competition is limited based on geography. Chemical make-up of limestone varies by deposit, resulting in certain quarries having limited ability to meet performance specifications of certain end uses, such as flue gas desulphurization. Products from the Great Lakes Minerals segment are used primarily as aggregate for construction of schools, hospitals, shopping centers and highways; as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization; and as an essential chemical component in the manufacture of steel, paper and glass.

In general, demand for crushed limestone correlates with general economic cycles, principally new construction demand and government spending on highway construction and other infrastructure projects. The segment’s long-lived mineral reserves and processing facilities allow capacity to meet increased demand during up-turns in general economic activity. Demand for vessel transportation on the Great Lakes is also related to general economic cycles and more particularly to construction activity and industrial production in the Great Lakes region. The business in the Great Lakes Minerals segment is seasonal. It is affected by weather conditions, such as the waterways freezing over, the closing/opening of the locks between the lakes, and water levels of the lakes and rivers. These factors cause the actual number of days of operation to vary each year. Annually, the locks are required by law to close on January 15 and re-open around March 25, unless otherwise prescribed by the U.S. Coast Guard. The Debtors believe that the overall Great Lakes shipping market in which their fleet competes operated at less than full capacity in 2003, 2002 and 2001, after approaching full capacity for the prior five years. The Debtors believe that the Great Lakes shipping market will operate at less than full capacity again in 2004.

Operations. The Great Lakes Minerals segment operates four open pit quarries, 12 self-unloading vessels and two dock facilities, and has access to several additional docks on the Great Lakes. The Debtors assess mineral reserves at all of their quarries and mines utilizing external consulting geologists and mining engineers. The large reserves of the Great Lakes Minerals segment have been extensively mapped, and this mapping is regularly updated to provide the customer with specified, consistent-quality product. Limestone is extracted from the quarries by traditional drilling and blasting techniques. Following extraction, trucks or trains are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that can be sold as chemical limestone or aggregates.

Transportation costs represent a significant portion of the overall delivered price of limestone. Limestone quarried at the segment’s operations are delivered, for the most part, by marine vessel, enabling the stone to be shipped to major markets located in excess of 800 miles away at a competitive price. The Debtors are the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes. The Debtors can mine, process and transport stone to their own docks or directly to customers on a delivered cost per ton basis using their own services or under long-term contracts.

Substantially all of the transportation services of the Debtors’ vessel fleet are conducted between U.S. ports on the Great Lakes. The largest vessels in the fleet transport primarily iron ore and coal. Smaller vessels can be scheduled with more flexibility and tend to be better suited to transport limestone. In early 2002, the Debtors entered into a pooling agreement with American Steamship Company, which operates a fleet of 12 modern, self-unloading Great Lakes vessels comparable in size to the Debtors’ fleet. The agreement combines the operations and customers of the two fleets to achieve more efficient overall operations and better customer service. With the pooling of vessels, the Debtors realize improved trade patterns for all cargo, including limestone, resulting in more efficient deployment and reduced delays across the combined fleet and better service to the customers of both companies. The agreement provides for the coordination of dispatch and other fleet operations but does not involve any transfer of assets.

The Great Lakes Minerals segment operates a bulk material dock facility in Cleveland, Ohio under an agreement with the Cleveland-Cuyahoga County Port Authority that was extended in 2002 through March 2017. The dock facility operates throughout the year, receiving cargo from Great Lakes vessels, storing it as needed, and transferring it for further shipment via rail or water transportation. In 2003, the Port Authority concluded the relocation of an automated vessel loader to the dock facility. The new loader enables the Debtors to trans-load iron ore pellets from their larger vessels to smaller vessels for delivery up the Cuyahoga River to a major customer. As a result of the vessel loader project, the Port Authority has postponed prior plans to construct a new access road that will enable the facility to trans-ship cargoes by truck as well as rail and water. If the access road is constructed, the Debtors expects that the new road will enable limestone delivery by truck, expanding their ability to serve the limestone market. It is uncertain at this time when the Port Authority will resume plans for the access road construction.

The Erie Sand and Gravel operation does not operate a quarry. The majority of its product is received from the segment’s quarries in Michigan via marine vessel to a bulk materials dock in Erie, Pennsylvania, for distribution into local markets. The operation has a vessel that dredges sand from Lake Erie, which is screened and sold into local markets as a filler in concrete and other construction applications. Additionally, the Erie dock is a distribution point for other products including salt and coke breeze. The addition of Erie Sand and Gravel expanded the geographic scope of the segment to the northwest Pennsylvania and western New York regions.

Customers. The segment’s primary customers include purchasers and producers of construction aggregate and chemical limestone, integrated steel manufacturers, for whom the fleet transports iron ore, limestone and coal, and electric utility companies, for whom the fleet transports coal. The Debtors have long-established relationships with many of these customers and provide services to many of them pursuant to long-term contracts. The Debtors estimate that approximately 70% of the tonnage hauled by the vessel fleet was shipped pursuant to multi-year contracts. The Debtors estimate that, for 2003, industrial and chemical, building materials and construction, and energy customers accounted for approximately 44%, 41% and 15%, respectively, of this business segment’s revenue.

Since the acquisition of Michigan Limestone Operations Limited Partnership in 2000, the Debtors have moved to diversify the fleet’s shipping patterns in order to reduce its dependence on iron ore and the integrated steel industry. As recently as the late 1990s, iron ore accounted for as much as 60% of the fleet’s revenues. In 2003, iron ore shipments accounted for approximately 47% of the fleet’s revenues (46% in 2002 and 45% in 2001). Coal accounted for about 36% of the fleet’s revenues in 2003 compared with 32% in 2002 and 31% in 2001. Shipments of limestone accounted for an estimated 16% of the fleet’s revenues in 2003, compared with approximately 22% in 2002 and 23% in 2001. Approximately 70% of the limestone transported by the pooled fleet in 2003 came from the segment’s quarries.

Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation whose operations are often centered on a particular geographic region. The Great Lakes Minerals operations are centered on the Great Lakes region in this fashion and compete primarily with Lafarge Corporation, which has facilities in the same geographic region. Given that transportation costs represent a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. Additionally, the scarcity of high-purity limestone deposits on which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within this limestone market. The physical characteristics and purity of the limestone can be a distinguishing competitive factor for chemical limestone and price is an important factor for both chemical limestone and construction aggregate.

The most important competitive factors impacting the segment’s marine transportation services are price, customer relationships and customer service. The Debtors believe that customers generally are willing to continue to use the same carrier assuming such carrier provides satisfactory service with competitive pricing. The Debtors’ fleet directly competes only among U.S. flag Great Lakes vessels because of the U.S. federal law known as the Jones Act. The Jones Act requires that cargo moving between U.S. ports be carried in a vessel that was built in the United States, has a U.S. crew, and is owned (at least 75%) by U.S. citizens or corporations. As a result, Canadian-flagged Great Lakes vessels or foreign-flag oceanic vessels do not carry dry bulk cargo between U.S. ports. Moreover, the size limitation imposed by the Welland canal prevents large oceanic vessels from entering the Great Lakes. The competitive landscape has remained relatively stable over the last ten years. There were approximately 56 and 60 U.S. flag vessels in service in 2003 and 2002, respectively. The Debtors are expected to continue to lay up some of their vessels in 2004 as a result of efficiencies realized from the pooling arrangement with American Steamship Company.

The pooled fleet will principally compete against two other similar-sized U.S. flag Great Lakes commercial fleets in 2004: (i) The Interlake Steamship Company and (ii) The U.S.S. Great Lakes Fleet. The fleet also competes with certain companies that operate smaller captive fleets and, to a lesser extent, with rail and truck transportation companies serving the Great Lakes region.

(b)	Global Stone Segment

Through a series of transactions in 2000, 1999 and 1998, the Debtors acquired businesses that now form their Global Stone segment. These operations supply lime, crushed and ground limestone, construction aggregates and chemical limestone to a broad customer base in a variety of industries. The segment’s products are used primarily as a filler in building materials, as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization, as a chemical in steel-making, paper-making and glass-making, and as an aggregate for construction of highways, shopping centers, hospitals and schools.

Industry. Lime is a value-added product, derived from limestone, and is widely used in a variety of manufacturing processes and industries, including iron and steel, pulp and paper, chemical, air purification, sewage, water and waste treatments, agricultural and construction. The wide range of end-uses and markets for lime offer some protection from the economic cycles experienced by individual sectors such as the steel industry. Additionally, a high proportion of lime is sold into end-uses that, unlike some construction-related end-uses, have year-round requirements largely unaffected by the weather. Limestone accounts for about three-quarters of crushed stone production in the United States. Transportation costs can be significant in this industry; therefore, competition is limited based on geography. Additionally, many of these applications require stone with specific chemical composition and a high degree of reactivity. Crushed limestone has four primary end uses: construction aggregates and building materials; chemical and metallurgical processes; cement and lime manufacturing; and agricultural purposes. High-purity chemical limestone like that processed by the segment may be processed into value-added products, such as lime or limestone fillers, or sold as chemical limestone for use in manufacturing products as diverse as poultry feed mixtures, fiberglass and roofing shingles. Fillers, which are finely ground limestone powders, are used in a wide range of manufacturing processes including vinyl flooring, carpet backing, adhesives, sealants and joint compound.

Operations. The Global Stone business segment produces products for the following primary end uses: construction aggregates and building materials, environmental, chemical and metallurgical processes, cement and lime manufacturing, and agricultural. The segment has seven lime and/or limestone operations in North America that collectively extract and process high-purity limestone. These operations are primarily centered in northwest Georgia and along the Interstate 81 corridor from southern Pennsylvania through Virginia and Tennessee.

The segment currently operates eight open pit quarries and four underground mines. Limestone is extracted from the quarries and mines by traditional drilling and blasting techniques. In an open pit quarrying operation, the high-purity limestone is often covered by an overburden of construction grade limestone that must first be removed. This overburden is used whenever possible to produce construction aggregates, usually in a dedicated crushing plant, in order to offset the overall cost of extracting high-purity limestone. Following extraction, trucks are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that are saleable as chemical limestone and aggregates or ready for further processing into lime, fillers and other value-added products. The Debtors assess mineral reserves at all of their quarries and mines utilizing external consulting geologists and mining engineers.

High-purity limestone is processed into lime by heating it in a kiln. At March 31, 2004, the Debtors believe their daily lime production capacity was about 2,800 tons. The capacity over a 24-hour period cannot be projected over a full calendar year because kilns require regular planned outages for maintenance and equipment and is subject to unplanned outages customary with any mechanical plant. Typically, a kiln will operate between 92%-96% of the available hours in any year. High-purity limestone is processed into fillers through grinding into course, medium or fine grades. The segment primarily competes in course ground filler products used in the manufacture of roofing shingles and carpet backing.

Customers. In general, demand for lime and limestone correlates to general economic cycles, principally new construction demand, population growth rates and government spending on highway construction and other infrastructure projects, which affect the demand for the Debtors’ customers’ products and services. This business segment has a broad customer base covering all sectors of the demand for lime and limestone. These customers vary by the type of limestone products they demand: lime, chemical limestone or construction aggregate. The Debtors estimate that building materials and construction, environmental, and industrial and chemical customers accounted for about 58%, 22% and 20%, respectively, of this business segment’s revenue in 2003 and about 51%, 26% and 23%, respectively, of this business segment’s revenue in the first quarter of 2004.

Transportation cost represents a significant portion of the overall cost of lime and limestone. As a result, the majority of lime and limestone production is sold within a 200-mile radius of the producing facility, while aggregates tend to be sold within a 50-mile radius. At certain of the segment’s locations asphalt manufacturing customers have located their processing plants on the Debtors’ property. The Debtors believe that their Global Stone lime and limestone operations are strategically located near major markets for their products and holds a significant share of these markets.

Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many of the active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation, whose operations are often centered on a particular geographic region.

Lime is primarily purchased under annual contracts. For many customers, the cost of lime is quite small in comparison to their overall production costs. For 2003, the Debtors estimate that they were the fifth largest producer of lime in North America, with the eight largest producers accounting for approximately 80% of total industry capacity. The Global Stone business segment accounted for approximately 4% of the total North American market. The four largest companies with which the Debtors compete are privately owned. The most important competitive factors are the inherent quality and characteristics of the lime, price and ability to meet spikes in demand.

Given that transportation cost represents a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. In addition, the scarcity of high-purity limestone deposits on which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within the limestone market.

(c)	Performance Minerals Segment

The Performance Minerals business segment is engaged in the mining and processing of high-quality specialty mineral products, primarily industrial sands and muscovite mica. The segment’s businesses are focused on markets where excellent technical service and support are important to customers. Additionally, the segment’s businesses share common end-use markets in building products and a geographic focus on the Southwestern United States. The Debtors believe that the segment is the fourth-largest producer of industrial sands in the United States and the largest producer of muscovite mica in North America. In September 2003, management announced its intention to sell the Mica Business. The Debtors received several offers to purchase the Mica Business during the marketing period. The Debtors did not sell the Mica Business for a variety of reasons prior to the Petition Date, but they are currently working towards completing a sale with potential interested buyers.

Performance Minerals’ products include: (i) fracturing sands, which are used by oil and gas well service and exploration companies in the well fracturing process to hold rock structures open; (ii) specialty construction/industrial sands, which are used in the construction industry; (iii) silica flour used in the manufacture of building materials such as roofing shingles, stucco, mortar and grout, and in fiberglass and ceramics; (iv) whole grain sands and silica flour used in glass-making; (v) recreational sands, which are used in the construction of golf courses and other recreation fields, as well as in general landscaping applications; (vi) foundry sands, which are used in ferrous and non-ferrous metal die casting; (vii) filtration sands, which are used in liquid filtration systems; (viii) coated sand for industrial abrasive uses; and (ix) mica products used as a functional filler in building materials such as joint compound, coatings and paints, as well as in the manufacture of numerous industrial and consumer products, including automotive sound deadening materials, thermoplastics and cosmetics.

The Debtors’ mica operation produces the widest array of mica products in North America–more than 40 different products–and is the only company currently supplying all major muscovite mica market segments. Performance Minerals also produces two other specialty minerals as a byproduct of mica production: kaolin clay and feldspathic sand.

Industry. Industrial sands, often termed “silica,” “silica sand” and “quartz sand,” are defined as high silicon dioxide content sands. While deposits of more common construction sand and gravel are widespread, industrial sand deposits are limited. The special properties of industrial sands–purity, grain size, color, inertness, hardness and resistance to high temperatures–make them often irreplaceable in a variety of industrial applications. Higher silica content allows for more specialized, higher-margin applications than construction sand and gravel. Mica, the segment’s other primary product, is highly valued for its unique physical characteristics, including color, flexibility, durability, thermal properties and weight. Mica is used as a functional filler in building materials such as joint compound, coatings and paints, as well as in the manufacture of numerous industrial and consumer products including automotive sound deadening materials, thermoplastics and cosmetics. Mica is an essential component in many applications and in some cases can command premium pricing.

In general, demand for Performance Minerals’ products is driven by a number of factors depending on end use. The three most important factors are demand for oil and natural gas, housing starts, and golf course construction activity in the Southwestern United States where most of the Debtors’ industrial sand facilities are located. Oil and gas usage correlates with demand from oil and gas drilling service companies for fracturing or “frac” sands, which is the largest single market for the Debtors industrial sands. Housing starts correlate with demand for building products such as joint compound, paint, roofing shingles and grout, which are important end-uses for both mica and industrial sands. Demand for sand used in golf course construction and maintenance relates primarily to southern California locations.

Operations. The Performance Minerals segment has eight operations, five of which having strategically located, long-lived reserves of high-purity industrial sands and muscovite mica. Three of the segments operations function as distribution and/or processing points and are supplied by either the segment’s quarries or by third-parties. The segment’s operations are located in Ohio, North Carolina and the Southwest.

The industrial sands operations include four open pit sand quarries with two integrated processing plants and one remote processing plant. In an industrial sand quarry, the extracted sand is first washed to remove impurities like clay and dirt. The sand is then dried, screened and separated into different sized granules. At certain of the facilities, the sand is also pulverized into powder for use in ceramic and other applications. All of the segment’s industrial sands operations have railroad and/or highway access.

The segment’s two mica operations are located in Kings Mountain, North Carolina and Velarde, New Mexico. The Kings Mountain complex includes two mines and three plant sites that crush, dry, screen, mill and package mica products for shipment. Products include wet ground mica, dry ground mica, flake mica and micronized mica, as well as the byproducts kaolin clay and feldspathic sand. Several different kinds of mica are surface treated with various chemicals to improve their performance in plastic products. The Velarde operation in northern New Mexico includes a surface mine and a plant that processes dry ground and flake mica. Both the Velarde and Kings Mountain sites control sufficient mica reserves to meet all expected demand for many years to come.

Customers. The segment has a broad customer base for its many industrial sands and mica products. The Debtors have a long relationship with the majority of its large customers in this segment. Industrial sands customers participate in the oil and gas well service, building materials, glass, fiberglass, ceramic, foundry, filtration, and golf course and recreational industries. Mica is supplied to customers in the building materials, automotive, rubber and plastics and cosmetics industries, among others.

For bulk industrial sands materials, transportation cost represents a significant portion of the overall cost, and so the majority of production is sold within a 200-mile radius of the producing facility. In contrast, for fracturing sands and most mica products, transporting the materials long distances is not economically prohibitive because of their high unit value. Fracturing sands are transported throughout the entire North American continent to satisfy current supply needs. The Debtors estimate that the building materials and construction markets, energy, and industrial uses accounted for approximately 36%, 28% and 34%, respectively, of the business segment’s revenue in 2003 and approximately 34%, 39% and 27%, respectively, of the business segment’s revenue in the first quarter of 2004.

Competition. Competition generally occurs between participants in close geographic proximity. However, the scarcity of high-purity sand deposits for which the required zoning and extraction permits can be obtained serves to limit competition. The Debtors estimate that they are the fourth largest industrial sand producer in the country and the leader in the Southwestern U.S. market. The principal competition comes primarily from three companies: Unimin Corp., U.S. Silica Co., a wholly-owned subsidiary of Better Minerals and Aggregates Corp. and Fairmount Minerals Ltd. The most competitive factors include the inherent physical characteristics of the sand, price and ability to meet spikes in demand.

Due to limited sources, competition in the muscovite mica industry is international. The Debtors estimate that they are the largest producer of muscovite mica in North America, accounting for approximately 45% of the market. Competition comes primarily from privately held international businesses, with the only public competitors in 2003 being Zemex, Inc. (acquired by Cementos Pacasmayo S.A.A. in March 2003) and Engelhard Corporation.

2.	Environmental, Health and Safety Considerations

The Debtors are subject to various environmental laws and regulations imposed by federal, state and local governments. The Debtors are continually improving and updating their Environmental, Health and Safety Initiative and in 2002 implemented a new comprehensive program. During the year 2001, certain plant operations were closed in conjunction with the fourth quarter restructuring of the Debtors. As a result, the Debtors have incurred and may, in the future, be responsible for certain closure related expenses, including applicable reclamation of land to its original condition or to a condition as may be required by contract or law.

3.	Employees

At July 21, 2004, the Debtors’ workforce consisted of about 1,869 people, of whom 147 are management. Approximately 46% of the employees are unionized, and the Debtors are parties to eleven collective bargaining agreements with various labor unions. The Debtors believe that they maintain good relations with each of these unions. In 2004, collective bargaining agreements representing approximately 567 employees expire. The Debtors either have or expect to be able to negotiate new contracts with each of these labor unions.

4.	Properties

The Debtors’ principal operating properties are described below. Their executive offices are located at North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151, under a lease expiring on December 31, 2013. The total area involved is approximately 22,329 square feet.

Location	Use	Owned/ Leased	Reserves (1) (years remaining)
Corporate Headquarters
Cleveland, Ohio	Offices	Leased	N/A

Great Lakes Minerals
Cleveland, Ohio	Marine transportation bulk commodity dock	Leased	N/A

Cleveland, Ohio	Offices	Subleased	N/A

Rogers City, Cedarville and Gulliver, Michigan	Limestone quarries, vessel loading facility and processing plant	Owned (2)	See Chart

Erie, Pennsylvania	Marine transportation bulk commodity Dock	Leased	N/A

Toledo, Ohio	Warehouse of spare parts	Owned	N/A

Global Stone
Luttrell, Tennessee	Limestone mine and lime works	(3)	See Chart

Chemstone Operations:	Limestone quarries, processing	(4)	See Chart
Strasburg, Middletown, and Winchester, Virginia	plants and lime works

Location	Use	Owned/ Leased	Reserves (1) (years remaining)

York, Pennsylvania	Limestone quarries and processing plants	Owned	See Chart

Marble City, Oklahoma	Limestone mine and lime works	Owned	See Chart

Buchanan, Virginia	Limestone quarries and processing plants	Owned	See Chart

Portage, Indiana	Limestone processing plant	Owned	N/A

Filler Products Operations: Chatsworth, Ellijay, and Cisco, Georgia	Limestone mines and processing plants	(5)	See Chart

Performance Minerals

California Operations: Orange County, California (San Juan Capistrano)	Sand quarry and processing plant	(6)	10

Riverside, California	Sand processing plant	Owned	Supplied by third parties

Bakersfield, California	Transloading facility	Owned	N/A

Bakersfield, California	Sand processing plant	(7)	Supply by Voca Facility

Ohio Operations: Glenford and Howard, Ohio	Sand quarries and processing plants	Owned	See Chart

Texas Operations: Brady and Voca, Texas	Sand quarries and processing plants	Owned	See Chart

El Paso, Texas	Slag storage and processing plant	Leased	N/A

Colorado Springs, Colorado	Sand processing plant	(8)	Supplied by third parties

Kings Mountain, North Carolina	Mica mines and processing plant	Leased/ Owned (9)	See Chart

Velarde, New Mexico	Mica mines and processing plant	Owned	See Chart

(1)	Please see the chart below for further information on average annual production and reserves.

(2)	The Debtors, through long-term agreements, lease the mineral rights at Cedarville and the majority of mineral rights at Rogers City.

(3)	The lime works is owned and the limestone mine is subject to a mineral lease agreement through 2015.

(4)	The limestone quarry and lime works at Strasburg and Winchester and the processing plant at Middletown are owned. The limestone quarry at Middletown is subject to a 100-year mineral lease agreement.

(5)	The processing plants are owned and the limestone mines are subject to a 99-year mineral lease agreement.

(6)	The processing plant is owned and the sand quarry is subject to a mineral lease agreement through 2013.

(7)	The sand processing plants are owned, however, they are located on land, which is leased through December 31, 2005 with a right to renew for an additional 5-year term.

(8)	The processing plant is owned and the operation acquires feedstock under supply agreements that support current production levels.

(9)	The mica mine and one processing plant are leased. The remaining processing plants are owned.

Set forth in the table below is the Debtors’ annual average production tonnage, using the last three fiscal years and an estimate of the Debtors’ measured and indicated reserves as of December 31, 2003.

	Average Annual Production Tons	Measured and Indicated Reserves
	(In millions)
Great Lakes Minerals
Rogers City, Cedarville, and Gulliver, Michigan	17.3	1,372
Global Stone
Luttrell, Tennessee	1.0	38(1)
Strasburg, Middletown, and Winchester, VA	2.6	170(2)
York, Pennsylvania	1.2	14
Marble City, Oklahoma	0.7	(3)
Buchanan, Virginia	0.9	48(4)
Portage, Indiana	0.5	n/a
Chatsworth, Ellijay, and Cisco, Georgia	0.6	22(5)
Performance Minerals
Orange County, California	0.6	(6)
Riverside, California	0.0(9)	n/a
Bakersfield, California	0.0(10)	n/a
Glenford and Howard, Ohio	0.4	6(7)
Brady and Voca, Texas	0.7	94(8)
Colorado Springs, Colorado	0.7	0
Kings Mountain, North Carolina	0.1	1
Velarde, New Mexico	0.0(11)	2

The Debtors have not included reserves that have not met the SEC Industry Guide 7 regulations. Below is additional information on potential reserves (defined as resources) that the Debtors have.

(1)	30 resource tonnage (in millions)

(2)	9 resource tonnage (in millions)

(3)	109 resource tonnage (in millions)

(4)	37 resource tonnage (in millions)

(5)	43 resource tonnage (in millions)

(6)	23 resource tonnage (in millions)

(7)	9 resource tonnage (in millions)

(8)	81 resource tonnage (in millions)

For the average annual production tonnage figures rounded to zero in the above schedule, the following are the actual averages.

(9)	14,000

(10)	10,000

(11)	19,000

Legal Proceedings

Oglebay and certain of its subsidiaries are involved in a limited number of claims and routine litigation incidental to operating their current business. In each case, the Debtors are actively defending or prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on the financial condition of the Debtors. While the Debtors are under chapter 11 bankruptcy protection, all legal proceedings that were or could have been commenced against the Debtors prior to the Petition Date are stayed by operation of federal law. For a description of certain motions and adversary proceedings filed after the Petition Date, see “Operations During the Chapter 11 Cases—Case Administration and Related Activities.” The following describes pending legal proceedings against the Debtors prior to the Petition Date.

Several of Oglebay’s subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against Oglebay (or its subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering the Debtors’ past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against the Debtors based upon similar or different legal theories seeking similar or different types of damages and relief. The suits filed pursuant to the Jones Act are filed in Federal Court and have been assigned to the Multidistrict Litigation Panel (MDL); there are approximately 700 claims, all of which currently are dormant and have been so for many years.

The Debtors believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources . In the third quarter of 2003, the Debtors agreed with one of their several insurers to fund a settlement insurance trust (the “Trust”) to cover a significant portion of settlement and defense costs arising out of asbestos litigation. The Debtors will have access to Trust funds to cover settlements and defense costs and will not have the obligation to cover such costs from their own funds. Additionally, the Trust provides that the Debtors may use up to $4,000,000 to cover the cost of any other insurable or insurance related expense. At March 31, 2004, the Debtors were co-defendants in cases alleging asbestos-induced illness involving claims of approximately 72,000 claimants.

With respect to silica claims, the Debtors at March 31, 2004 were co-defendants in cases involving approximately 21,000 claimants. The Debtors have been and will continue to be responsible for funding a small percentage of all settlements and defense costs. The Debtors believe that their share of settlements on an annual basis is not significant, although the Debtors continue to maintain a reserve on its balance sheet to address this contingency.

The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically the Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of their silica products. If worker safety standards are made more stringent, if the Debtors are required to take additional action regarding lower permissible exposure limits for silica, or if the Debtors’ customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, the Debtors’ operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and their ability to meet more stringent standards, the extent of any reduction in their customer’s use of their silica products and other factors that cannot be estimated at this time.

On February 20, 2004, Oglebay and Oglebay Norton Specialty Minerals, Inc., a wholly-owned subsidiary, were named in an action filed by Pueblo of Picuris, in the District Court of Taos County, New Mexico, seeking to quiet title to certain land upon which a mica mine is situated in Taos County, New Mexico. The action also includes a claim for money damages for allegations of trespass, denial of access, damage to property and other related claims. The Debtors are investigating the facts and circumstances surrounding this matter to determine if they have liability or significant risk of adverse finding.

Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against the Debtors and encourage or increase the number and nature of future claims and proceedings. Together with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on the Debtors’ operations, liquidity or financial condition.

Additional Information

For additional information concerning the business and property of the Debtors, and certain historical financial information regarding the Debtors, see Oglebay’s Form 10-K for the year ended December 31, 2003 and Oglebay’s Form 10-Q for the quarter ended March 31, 2004, which are attached hereto as Exhibit III. The information contained in such reports reflects the business and property of the Debtors only as of the dates and for the periods indicated therein. The information contained in such reports is not necessarily indicative of the business and financial condition of the Debtors as of the date of this Disclosure Statement or the results of operations of the Debtors for periods commencing after the respective dates of such reports.

Selected Historical Financial Information

Set forth below are (a) consolidated statements of operations for Oglebay for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 and consolidated statement of operations for Oglebay for the three-month periods ended March 31, 2004 and March 31, 2003 and (b) consolidated balance sheets of Oglebay as of December 31, 2003 and December 31, 2002 and consolidated balance sheet of Oglebay as of March 31, 2004. Such selected consolidated financial information should be read in conjunction with the complete audited and unaudited historical consolidated financial statements of Oglebay, including the notes thereto, included in Exhibit III to this Disclosure Statement.

The consolidated financial statements present the operating results and financial position of Oglebay and its subsidiaries.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Net Sales and Operating Revenues	$404,229	$400,572	$404,211
Costs and Expenses
Cost of goods sold and operating expenses	315,244	294,647	300,972
Depreciation, depletion, amortization and accretion	37,777	33,665	32,801
Goodwill amortization	—	—	2,93
General, administrative and selling expenses	42,302	37,145	35,171
Provision for doubtful accounts	2,332	527	1,060
Provision for restructuring, asset impairments and early retirement programs	13,221	(37)	16,068

	410,876	365,947	389,003

Operating (Loss) Income	(6,647)	34,625	15,208
(Loss) gain on disposition of assets	3,686	55	64
Interest expense	(53,843)	(43,595)	(40,084)
Other income (expense), net	2,032	(4,121)	(6,768)

Loss Before Income Taxes and Cumulative Effect of Accounting Change	(62,144)	(13,036)	(31,580)
Income (Benefit) Taxes	(30,343)	(6,428)	(12,765)

Loss Before Cumulative Effect of Accounting Change	(31,801)	(6,608)	(18,815)
Cumulative Effect of Accounting Change For Asset Retirement Obligations (net of income tax benefit of $889)	(1,391)	—	—
Net Loss	$(33,192)	$(6,608)	$(18,815)

Per Share Amounts-Basic and Assuming Dilution:
Loss before cumulative effect of accounting change	$(6.21)	$(1.32)	$(3.76)
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $0.18)	(0.27)	—	—

Net loss per share-basic and assuming dilution	$(6.48)	$(1.32)	$(3.76)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Net Sales and Operating Revenues	$69,434	$62,884
Costs and Expenses
Cost of goods sold and operating expenses	54,534	49,544
Depreciation, depletion, amortization and accretion	5,491	5,473
General administrative and selling expenses	9,341	10,075
Provision for restructuring, asset impairments and early retirement programs	1,315	0

	70,681	65,092

Operating (Loss) Income	(1,247)	(2,208)
Reorganization items, net	(4,565)	0
(Loss) gain on disposition of assets	(15)	63
Interest expense	(12,555)	(13,281)
Other income (expense), net	93	(1,591)

Loss before income taxes and cumulative effect of accounting change	(18,289)	(17,017)
Income tax benefit	(552)	(7,358)

Loss before cumulative effect of accounting change	(17,737)	(9,659)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefit of $889)	—	(1,391)

Net Loss	$(17,737)	$(11,050)

Per Share Amounts-Basic and Assuming Dilution:
Loss before cumulative effect of accounting change	$(3.40)	$(1.90)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefit of $0.18)	—	(0.27)

Net loss per share-basic and assuming dilution	$(3.40)	$(2.17)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars and shares in thousands, except per share amounts)

	December 31,
	2003	2002
ASSETS
Current Assets
Cash and cash equivalents	$—	$756
Accounts receivable (net of reserve for doubtful accounts of $5,842 in 2003 and $3,866 in 2002)	50,422	55,675
Inventories:
Raw materials and finished products	35,236	39,273
Operating supplies	12,795	14,746

	48,031	54,019
Deferred income taxes
Other current assets	3,901	3,951
	10,915	8,915

Total Current Assets	113,269	123,316
Property and Equipment
Land, land reclamation and improvements	41,111	36,738
Mineral reserves	153,362	156,069
Buildings and improvements	42,183	41,423
Machinery and equipment	509,984	498,191

	746,640	732,421
Less allowances for depreciation, depletion and amortization	332,447	295,163

	414,193	437,258
Goodwill (net of accumulated amortization of $11,093 in 2003 and 2002)	73,877	73,044
Prepaid Pension Costs	35,319	37,695
Other Assets	12,036	16,154

TOTAL ASSETS	$648,694	$687,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$420,350	$2,343
Accounts payable	26,070	24,799
Payrolls and other accrued compensation	4,857	9,374
Accrued expenses	14,906	16,356
Accrued interest expense	8,392	10,155
Income taxes payable	480	5,887

	475,055	68,914
Total Current Liabilities	1,490	393,005
Long - Term Debt, less current portion	50,049	47,808
Postretirement Benefits Obligations	29,500	35,470
Other Long-Term Liabilities	4,596	26,769
Deferred Income Taxes
STOCKHOLDERS’ EQUITY
Preferred stock, 5,000 shares authorized	—	—
Common stock, par value $1.00 per share—authorized 30,000 shares; issued 7,253 shares	7,253	7,253
Additional capital	9,312	9,727
Retained earnings	106,075	139,267
Accumulated other comprehensive loss	(4,542)	(9,533)

	118,098	146,714
Treasury stock, at cost— 2,193 and 2,275 shares at respective dates	(30,094)	(31,213)

TOTAL STOCKHOLDERS’ EQUITY	88,004	115,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$648,694	$687,467

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands, except per share amounts)

March 31, 2004
Current Assets
Cash and cash equivalents	$7,441
Accounts receivable, net of reserve for doubtful accounts (2004 - $5,571; 2003 - $3,998)	36,970
Inventories
Raw materials and finished products	31,999
Operating supplies	12,072

44,071
Deferred income taxes	3,901
Prepaid expenses and other current assets	32,112

TOTAL CURRENT ASSETS	124,495
Property and Equipment	745,096
Less allowances for depreciation, depletion and amortization	334,339

410,757
Goodwill, net of accumulated amortization ($11,093 in 2004 and 2003)	73,877
Prepaid Pension Costs	34,758
Other Assets	13,517

TOTAL ASSETS	$657,404

LIABILITIES NOT SUBJECT TO COMPROMISE
Current Liabilities
Accounts payable	$15,338
Payroll and other accrued compensation	2,107
Accrued expenses	7,836
Accrued interest expense	2,671
Current portion of long-term debt	—
Income taxes payable	—

TOTAL CURRENT LIABILITIES	27,952
Long-Term Debt, less current portion	—
Other Long-Term Liabilities	1,888
Post Retirement Benefits Obligation	366
Deferred Income Taxes	4,283

TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE	34,489
LIABILITIES SUBJECT TO COMPROMISE	552,251
STOCKHOLDERS’ EQUITY
Preferred Stock, authorized 5,000 shares in 2003	—
Common stock, par value $1 per share, authorized 30,000 shares; issued 7,253 shares	7,253
Additional capital	9,272
Retained earnings	88,338
Accumulated other comprehensive loss	(4,167)

100,696
Treasury stock, at cost - 2,198 and 2, 250 shares at respective dates	(30,032)

TOTAL STOCKHOLDERS’ EQUITY	70,664

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$657,404

Projected Financial Information

The Debtors believe that the Plan meets the Bankruptcy Code’s feasibility requirement, i.e., Plan confirmation is not likely to be followed by liquidation, or the need for further financial reorganization of the Debtors, or any successor under the Plan. In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Management developed a business plan and prepared financial projections (the “Projections” or the “Financial Projections”) for the calendar years ending December 31, 2004 through December 31, 2008 (the “Projection Period”).

The Debtors do not, as a matter of course, publish their business plans and strategies or projections, anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or Interests after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public.

The Projections were prepared by the Debtors to present the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts of key economic variables and may be significantly affected by:

•	business and financial risks associated with the Debtors’ decision to file for protection under chapter 11 of the Bankruptcy Code;

•	the Debtors’ ability to restructure their debt, and the ability of such activities to provide adequate liquidity to sufficiently improve the Debtors’ financial position;

•	the Debtors’ ability to complete their cost reduction initiatives;

•	weather conditions, particularly in the Great Lakes region, flooding, and/or water levels;

•	fluctuations in energy, fuel and oil prices;

•	fluctuations in integrated steel production in the Great Lakes region;

•	fluctuations in Great Lakes and Mid-Atlantic construction activity;

•	economic conditions in California or population growth rates in the Southwestern United States;

•	the outcome of periodic negotiations of labor agreements;

•	changes in the demand for the Debtors’ or Reorganized Oglebay’s products due to changes in technology;

•	the loss, insolvency or bankruptcy of major customers, insurers or debtors;

•	difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for Reorganized Oglebay’s vessel operations;

•	changes in environmental laws; and

•	an increase in the number and cost of asbestos and silica product liability claims filed against the Debtors or Reorganized Oglebay and determinations by a court or jury against the Debtors’ or Reorganized Oglebay’s interest.

Accordingly, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to significant business, economic and competitive uncertainties. Therefore, such Projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than set forth. The Projections included herein were prepared in July 2004. Management is unaware of any circumstances as of the date of this Disclosure Statement which would require the re-forecasting of the Projections due to a material change in the Debtors’ prospects.

The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

ALTHOUGH EVERY REASONABLE EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS MAY VARY CONSIDERABLY. IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE PROJECTIONS INCREASE FOR LATER YEARS IN THE PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND PERFORMANCE AT MORE DISTANT POINTS IN THE FUTURE. CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTORS, THE DEBTORS’ ADVISORS, OR ANY OTHER PERSON THAT THE DEBTORS WILL ACHIEVE THE PROJECTED RESULTS. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT CERTIFIED ACCOUNTANTS. CREDITORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLLOWING PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

1.	Pro Forma Projected Balance Sheet (Unaudited) (a)

(As of October 31, 2004)

Oglebay Norton Company and Subsidiaries		Reorganization Adjustments
($ in thousands)	Estimated Pre-Reorg. Balance Sheet (b)	Recapitalization Adjustments		“Fresh Start” Adjustments		Pro Forma Reorganized Balance Sheet
Assets:
Cash	$10,994	($9,190)		$0		$1,804
Accounts receivable	65,966	0		0		65,966
Inventories	47,254	0		(454	)(1)	46,800
Deferred winter expense	2,851	0		0		2,851
Deferred taxes	3,901	0		0		3,901
Other current assets	8,417	0				8,417

Total current assets	139,383	(9,190)		(454)		129,739
Property, plant and equipment, net	385,996	0		3,202	(m)	389,198
Goodwill	73,877	0		(67,269	)(n)	6,607
Deferred financing fees	10,496	(616	)(c)	0		9,880
Prepaid pension assets	35,203	0		(35,203	)(o)	0
Other noncurrent assets	11,133	0		0		11,133

Total assets	$656,088	($9,806)		($99,724)		$546,557

Liabilities and Shareholders’ Equity:
Accounts payable prepetition	19,720	(19,720	)(d)	0		0
Accounts payable postpetition	26,907	19,720	(d)	0		46,627
Other current liabilities	44,273	(16,511	)(e)	0		27,763

Total current liabilities	90,900	(16,511)		0		74,389
Confirmation Facility	0	262,000	(f)	0		262,000
Second DIP Facility	250,000	(250,000	)(g)	0		0
Old Senior Secured Notes	83,843	(83,843	)(h)	0		0
Old Senior Subordinated Notes	100,000	(100,000	)(i)	0		0
Vessel Term Loan and Other Debt	13,381	0		0		13,381

Total debt	447,223	(171,843)		0		275,381
Deferred taxes	4,168	0		0		4,168
Postretirement benefits	52,187	0		6,455	(p)	58,642
Other noncurrent liabilities	27,372	0		(3,405	)(q)	23,967

Total liabilities	621,851	(188,353)		3,050		436,547
New Preferred Stock	0	85,000	(j)	0		85,000
Common equity	34,237	93,547	(k)	(102,774	)(r)	25,010

Shareholders’ equity	34,237	178,547		(102,774)		110,010
Total liabilities & shareholders’ equity	$656,088	($9,806)		($99,724)		$546,557

NOTES TO PRO FORMA PROJECTED BALANCE SHEET

a.	The pro forma balance sheet adjustments contained herein for periods October 31, 2004 and after account for (i) the reorganization and related transactions pursuant to the Plan and (ii) the implementation of “fresh start” accounting pursuant to Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as issued by the American Institute of Certified Public Accountants (the “AICPA”). The fresh start adjustments are based on a total equity value of approximately $110 million consistent with Lazard’s mid-point valuation.

b.	Net property, plant and equipment and shareholders’ equity are shown pro forma for the proposed accounting treatment of stripping costs, which is expected to be implemented post-bankruptcy.

c.	Represents the writeoff of the unamortized portion of deferred financing fees associated with the Old Senior Secured Notes and the Old Senior Subordinated Notes.

d.	Represents the reclassification of prepetition accounts payable to postpetition. These Claims will be Reinstated according to the Plan, but not necessarily paid upon emergence.

e.	Reflects: (a) the elimination of interest payable totaling $14.4 million associated with the Old Senior Secured Notes and Old Senior Subordinated Notes and (b) the elimination of the $2.1 million contingent purchase price obligation related to the acquisition of the Michigan Limestone Operations, of which approximately $0.6 million will be paid upon emergence and the balance forgiven.

f.	Represents outstanding balance under the Confirmation Facility consisting of $105 million New Term Loan A, the $150 million New Term Loan B and New Revolver borrowings of $7 million.

g.	Represents the refinancing of the Second DIP Facility with the Confirmation Facility.

h.	Represents the redemption of principal and paid-in-kind (“PIK”) interest amounts related to the Old Senior Secured Notes.

i.	Reflects the conversion of Old Senior Subordinated Notes to New Common Stock pursuant to the Plan.

j.	Represents the issuance of New Preferred Stock on the assumed Effective Date.

k.	Reflects: (a) estimated cancellation of debt (“COD”) income of $82.1 million, (b) writeoff of deferred financing fees of approximately $0.7 million, (c) $4.6 million of estimated normal course bankruptcy related Professional fees and expenses, (d) $5.0 million premium payable to holders of the Old Senior Secured Notes, (e) commitment fees of approximately $3.3 million associated with the issuance of $85.0 million of New Preferred Stock and (f) approximately $25.0 million of New Common Equity issued to holders of the Old Senior Subordinated Notes.

l.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $0.5 million related to a change in the policy in accounting for density factors.

m.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $3.2 million to correspond to the existing liability recorded pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations.

n.	After accounting for all other “fresh start” accounting adjustments, management applied the remaining offsetting adjustment for shareholders’ equity directly to goodwill.

o.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $35.6 million related to plan assets and projected benefit obligations.

p.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $6.5 million associated with postretirement benefit obligations.

q.	Represents estimated fair value adjustment required under “fresh start” accounting of approximately $3.4 million in other noncurrent liabilities related to pension liabilities.

r.	Reflects adjustment to common equity based upon the approximate $25.0 million valuation for the New Common Stock issued to holders of the Old Senior Subordinated Notes to eliminate the Debtors’ historical common stock, retained earnings, additional paid-in-capital, treasury stock and other comprehensive income.

2.	Projected Statements of Operations (Unaudited)

Oglebay Norton Company and Subsidiaries	Pro forma (a) (b) FY Ended December 31,		Projected (b) Fiscal Year Ended December 31,
($ in thousands)	2002	2003	2004	2005	2006	2007	2008
Net sales	$375,856	$382,726	$425,184	$430,421	$437,331	$449,000	$460,978
Cost of sales	279,012	300,330	323,517	326,864	331,050	337,310	343,684

Gross profit	96,844	82,396	101,667	103,557	106,281	111,690	117,295
Selling, general and administrative expenses	35,794	38,788	39,709	39,475	40,476	41,415	42,361
Other expense (income)	303	753	406	400	400	400	400

EBITDA	60,747	42,854	61,552	63,682	65,404	69,874	74,534
Depreciation, depletion and amortization	31,310	33,966	35,221	34,888	35,772	36,630	31,512

EBIT	29,437	8,888	26,332	28,795	29,632	33,245	37,022
Nonoperating expense (income)			(1,444)	817	841	866	891
Loss (Gain) on Sale of Assets			13	0	0	0	0
Loss (Gain) on extinguishment of debt and other			(67,899)	0	0	0	0
Restructuring charges			25,432	0	0	0	0
Interest expense, net			44,605	32,820	32,094	30,651	29,314

Income before taxes			25,625	(4,843)	(3,303)	1,727	6,817
Income tax provision			(667)	0	0	0	0

Net income (loss)			26,292	(4,843)	(3,303)	1,727	6,817
Change in aggregate liquidation preference of New Preferred Stock			2,019	13,079	15,044	17,306	19,906

Net income (loss) to common shares			$24,273	($17,921)	($18,347)	($15,578)	($13,089)

(a)	Pro forma for divestiture of the Lawn & Garden Business Unit. Revenues and EBITDA were $21.5 million and $1.6 million and $24.7 million and $3.5 million for fiscal year ended 2003 and 2002, respectively.

(b)	Pro forma for proposed accounting treatment of stripping costs which is expected to be implemented post-bankruptcy.

3.	Projected Balance Sheets (Unaudited)

Oglebay Norton Company and Subsidiaries	Projected Fiscal Year Ended December 31,
($ in thousands)	2004	2005	2006	2007	2008
Assets:
Cash	$4,813	$1,868	$2,019	$2,222	$12,711
Accounts receivable	49,669	51,411	52,237	53,631	55,061
Inventories	44,189	45,628	46,238	47,125	48,028
Deferred taxes	3,901	3,901	3,901	3,901	3,901
Other current assets	8,417	8,417	8,417	8,417	8,417

Total current assets	110,990	111,225	112,813	115,296	128,119
Property, plant and equipment, net	387,603	373,526	357,546	342,442	326,567
Goodwill	6,607	6,607	6,607	6,607	6,607
Deferred financing fees	9,533	7,453	5,373	3,293	1,213
Other noncurrent assets	11,133	11,133	11,133	11,133	11,133

Total noncurrent assets	414,877	398,720	380,660	363,476	345,521
Total assets	$525,867	$509,945	$493,473	$478,772	$473,640

Liabilities and Shareholders’ Equity:
Accounts payable	37,163	28,321	28,733	29,292	29,860
Other current liabilities	29,995	29,687	29,675	31,283	31,265

Total current liabilities	67,158	58,007	58,408	60,575	61,126
New Revolver	0	2,000	1,000	2,000	0
New Term Loan A	105,000	103,250	92,750	82,250	71,750
New Term Loan B	150,000	150,000	150,000	150,000	150,000
Vessel Term Loan and Other Debt	13,345	11,166	9,095	0	0

Total debt	268,345	266,416	252,845	234,250	221,750
Deferred taxes	4,168	4,168	4,168	4,168	4,168
Postretirement benefits	59,063	59,063	59,063	59,063	59,063
Other noncurrent liabilities	23,767	23,767	23,767	23,767	23,767

Total liabilities	422,501	411,421	398,251	381,823	369,874
New Preferred Stock	85,000	85,000	85,000	85,000	85,000
Accretion on New Preferred Stock (a)	2,019	15,097	30,142	47,447	67,354
New Common Equity	16,348	(1,573)	(19,921)	(35,499)	(48,588)

Shareholders’ equity	103,366	98,524	95,221	96,949	103,766
Total liabilities and shareholders’ equity	$525,867	$509,945	$493,473	$478,772	$473,640

(a)	Accretion on the New Preferred Stock is presented on the balance sheet as though it were paid-in-kind.

4.	Projected Statements of Cash Flow (Unaudited)

Oglebay Norton Company and Subsidiaries	Projected Fiscal Year Ended December 31,
($ in thousands)	2004	2005	2006	2007	2008
Net income (loss)	$26,292	($4,843)	($3,303)	$1,727	$6,817
Cash Flows from Operations:
PIK interest on Old Senior Secured Notes	4,061	0	0	0	0
Adjustment for debt discharge income and other	(67,886)	0	0	0	0
Amortization of deferred financing fees	5,996	2,080	2,080	2,080	2,080
Depreciation, depletion and amortization	35,221	34,888	35,772	36,630	37,512
Changes in other assets and liabilities	14,417	(12,331)	(1,035)	(1,739)	(1,783)

Net Cash Flow from Operations	18,101	19,794	33,515	38,698	44,626
Cash Flows from Investing:
Capital expenditures	(22,411)	(19,785)	(18,767)	(18,876)	(18,987)
MLO contingent purchase price payments	(625)	(1,025)	(1,025)	(1,025)	(2,650)
Proceeds from asset sales	3,027	0	0	0	0

Net Cash Flow from Investing	(20,009)	(20,810)	(19,792)	(19,901)	(21,637)
Cash Flows from Financing:
Borrowings (repayment) of debt	(56,365)	(1,929)	(13,571)	(18,594)	(12,500)
Financing costs	(21,913)	0	0	0	0
New Preferred Stock	85,000	0	0	0	0

Net Cash Flow from Financing	6,722	(1,929)	(13,571)	(18,594)	(12,500)
Beginning Cash	$0	$4,813	$1,868	$2,019	$2,222
Change in Cash	4,813	(2,946)	151	203	10,489
Ending Cash	$4,813	$1,868	$2,019	$2,222	$12,711

ASSUMPTIONS TO FINANCIAL PROJECTIONS

Projections

Management prepared the Projections for the five years ending December 31, 2004 through December 31, 2008.

The Projections are based on a number of operating assumptions made by management with respect to the future performance of Reorganized Oglebay’s various lines of business. Although management has prepared the Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will be realized. As outlined in “Risk Factors” below, a variety of risk factors could affect Reorganized Oglebay’s financial results and must be considered. The Projections should be reviewed in conjunction with a review of these assumptions, including the qualifications and footnotes set forth herein.

Key Assumptions

A.	General

1.	Methodology. The Projections are based upon the Debtors’ detailed reforecasted operating budget for the 12 months ending December 31, 2004, which was developed at the business unit/plant level for the Debtors’ six business segments. The projections for the calendar years 2005 through 2008 were prepared on the same basis, but developed through trending analysis using key top-down assumptions. The Debtors are currently marketing the Mica Business. However, given the current status of the sale process, no adjustments have been made to the Projections to reflect this contemplated divestiture.

2.	Plan Consummation. The operating assumptions assume the Plan will be confirmed and consummated by October 31, 2004.

3.	Macroeconomic and Industry Environment. The Projections reflect a cyclical improvement in the overall economic environment over the Projection Period and a relatively flat interest rate environment.

B.	Projected Statements of Operations

1.	Net Sales. Consolidated revenues in 2004, estimated to be $425.2 million, are projected to increase by approximately 1.2% in 2005, 1.6% in 2006 and then to grow at nearly 3.0% annually for the projected period 2007-2008.

2.	Gross Margin. Gross margin is projected to be 23.9% in 2004, growing to 25.4% in 2008.

3.	Selling, General and Administrative Expenses. SG&A includes employee salaries and benefits, advertising, bad debt and performance reserve. SG&A expense is projected to remain relatively constant at approximately 9% of consolidated sales throughout the Projection Period.

4.	Other Expense (Income). Other Expense (Income) consists of projected expense associated with the Coal Act legislation.

5.	Depreciation, Depletion and Amortization. Book depreciation, depletion and amortization are projected based on estimates of useful life of Reorganized Oglebay’s PP&E and mineral reserves.

6.	Nonoperating Expense (Income). Includes miscellaneous income and expense.

7.	Loss (Gain) on Extinguishment of Debt and Other. Gain of $82.1 million on COD and accrued interest associated with (a) the Old Senior Subordinated Notes and (b) $1.5 million of the MLO contingent purchase price liability for 2004 is netted against a loss of $9.1 million due to the writeoff of deferred financing fees associated with the First DIP Facility, the Prepetition Credit Facility, the Prepetition Term Loan, the Old Senior Secured Notes and the Old Senior Subordinated Notes. An additional loss is recognized due to the payment of the 6% ($5.0 million) premium to holders of the Old Senior Secured Notes.

8.	Restructuring Charges. Expensed restructuring charges consist primarily of legal and professional fees.

9.	Interest Expense, Net. Interest expense associated with the Confirmation Facility and Vessel Term Loan reflects a blended rate of approximately 10% at exit. The Confirmation Facility calculates interest based on a 2.0% LIBOR floor. The Projections implicitly assume that LIBOR (3-month currently at approximately 1.7%) does not exceed 2.0% at any point during the Projection Period. Interest income associated with excess cash reflects a rate of 2.0% throughout the post-emergence Projection Period.

10.	Income Tax Provision. Reorganized Oglebay expects to incur net operating losses over the Projection Period due to interest expense and accelerated tax depreciation and depletion. As a result, Reorganized Oglebay expects to record and adjust a valuation allowance to offset deferred taxes. Thus, the projected income statement does not recognize current or deferred taxes.

11.	Change in Aggregate Liquidation Preference of New Preferred Stock. Reflects accretion on New Preferred Stock at a 14.25% annual rate, compounded quarterly throughout the post-emergence Projection Period

C.	Projected Balance Sheets and Statements of Cash Flow

1.	Working Capital. Accounts receivable, inventory and accounts payable are projected to remain stable at 43, 73 and 40 days, respectively throughout the post-emergence 2005-2008 projection period.

2.	Capital Expenditures. Capital expenditures are expected to be approximately $22 million in 2004, declining and remaining relatively stable at approximately $19 million for the balance of the Projection Period.

3.	Borrowing (Repayment) of Debt. Incorporates scheduled New Term Loan A and Vessel Term Loan and Other Debt amortization. Additional free cash flow is accumulated on the balance sheet, although the Confirmation Facility will likely have provisions requiring a certain portion of excess cash flow to be used to further amortize New Term Loan A and New Term Loan B if specific conditions are met.

Management

Current Directors and Executive Officers of Oglebay

The following table sets forth certain information concerning the directors and executive officers of Oglebay as of July 21, 2004. The members of Reorganized Oglebay’s Board of Directors will be comprised of individuals who will be identified prior to the Confirmation Hearing. See “— Reorganized Oglebay Board of Directors.” The Debtors contemplate that the executive officers will continue to serve in such capacities with Reorganized Oglebay after the Effective Date.

Name	Age	Position	Director Since
Malvin E. Bank	74	Director	1977
William G. Bares	63	Director	1982
James T. Bartlett	67	Director	1996
Albert C. Bersticker	70	Non-Executive Chairman	1992
Madeleine W. Ludlow	49	Director	1999
Michael D. Lundin	44	Director, President and Chief Executive Officer	2001
John P. O’Brien	63	Director	2003
William G. Pryor	65	Director	1997
Julie A. Boland	38	Vice President, Chief Financial Officer and Treasurer	N/A
Sylvie A. Bon	46	Vice President, Administration and Chief Information Officer	N/A
Michael Minkel	52	Vice President, Marketing and Business Development	N/A
Rochelle F. Walk	43	Vice President, General Counsel and Secretary	N/A

Malvin E. Bank served as director on Oglebay’s Board of Directors since 1977. Mr. Bank is General Counsel of The Cleveland Foundation, a philanthropic foundation. He is a former Senior Partner of Thompson Hine LLP, Cleveland, Ohio, attorneys at law. In addition to serving on Oglebay’s Board, Mr. Bank previously served as Chairman of the Board of Directors of Metropolitan Bank and Trust Company, a stock savings association, and on the Board of Directors of Metropolitan Financial Corp., a savings and loan holding company, from 1998 to May 2003.

William G. Bares has served as a director of Oglebay since 1982. Mr. Bares is Chairman of the Board of the Lubrizol Corporation, a high performance fluid technologies company located in Cleveland, Ohio. He was appointed Chief Operating Officer of Lubrizol Corporation in 1987, Chief Executive Officer in January 1996 and Chairman in April 1996. Besides his corporate responsibilities, Mr. Bares is on the Boards of Directors of Applied Industrial Technologies and KeyCorp.

James T. Bartlett has served as a director of Oglebay since 1996. Mr. Bartlett is an Advising Director of Primus Venture Partners, Inc. located in Cleveland, Ohio. Prior to that, he was fund manager for Primus Capital Fund and Primus Capital Funds II, III, IV and V, venture capital limited partnerships, for more than five years. Mr. Bartlett currently serves as a member of the Boards of Directors of Keithley Instruments, Inc. and Lamson & Sessions. He also serves as a Trustee of Berea College and as President of the Board of Trustees of the Cleveland Museum of Art.

Albert C. Bersticker has been Non-Executive Chairman of the Oglebay Board of Directors since May 1, 2003. Previously, Mr. Bersticker was Chairman of the Board of Directors from January 1999 to May 1999, Chairman and Chief Executive Officer from January 1996 to December 1998 and President and Chief Executive Officer from May 1991 to December 1995, of Ferro Corporation, a producer of specialty coatings, plastics, electronic materials, chemicals and ceramics. He retired from Ferro Corporation in May 1999. Mr. Bersticker also serves as a director of Brush Engineered Materials Inc. In addition, Mr. Bersticker is on the Board of Trustees and is Treasurer of St. John’s Medical Center in Jackson, Wyoming.

Madeleine W. Ludlow has served on the Board of Directors of Oglebay since 1999. Ms. Ludlow was President and Chief Executive Officer from April 2001 to January 2004, President from January 2001 to April 2001 and Senior Vice President and Chief Financial Officer from July 2000 to January 2001, of Cadence Network, Inc., a privately held cost management company. Prior to joining Cadence Network, Inc., Ms. Ludlow served as Vice President and Chief Financial Officer of Cinergy Corporation from February 1999 to July 2000, where she also served as President of the Energy Commodities Business Unit of Cinergy Corporation from April 1998 to February 1999 and as Vice President and Chief Financial Officer from April 1997 to April 1998. Ms. Ludlow has also held various other senior executive level positions including Vice President of Public Service Enterprise Group, a public utility company located in Newark, New Jersey, from 1992 to 1997. Ms. Ludlow also serves on the Boards of Directors of ANP Funding I, LLC and Hennegan Company and is a trustee of Cincinnati Country Day School and Darden Foundation.

Michael D. Lundin was elected President and Chief Executive Officer of Oglebay in December 2002, and has served as a Director since December 12, 2001. Additionally, Mr. Lundin has served on the Board of Directors of the United Shipping Alliance since 2002. Prior to serving as a Director of Oglebay, Mr. Lundin served as President and Chief Operating Officer, Oglebay Norton Company, from November 1, 2001; as Vice President, Michigan Operations and President, Michigan Limestone Operations, Inc. (“Michigan Limestone Operations”), a limestone quarry operation, from April 2000; and was President and one of the owners of Michigan Limestone Operations Limited Partnership for more than five years and up until the partnership was acquired by Oglebay in 2000.

John P. O’Brien became a member of the Board of Directors of Oglebay in 2003. Mr. O’Brien currently serves as a Managing Director of Inglewood Associates, Inc., a private investment and consulting firm specializing in turnarounds of financially underperforming companies, litigation support and valuation services. Previously, Mr. O’Brien served as Chairman of the Board and Chief Executive Officer of Jeffrey Mining Products, L.P., a manufacturer and distributor of underground mining products, from October 1995 until June 1999. He has also served as the Chairman of the Board of Allied Construction Products, LLC, a manufacturer and distributor of hydraulic and pneumatic demolition, compaction, and horizontal boring tools and trench shoring devices, since 1993, and is on the Boards of Directors of Century Aluminum Company and Preformed Line Products.

William G. (Jerry) Pryor has served on the Board of Oglebay since 1997. Mr. Pryor retired as President of Van Dorn Demag Corporation, a leading U.S. manufacturer of plastic injection molding machines. Previously, he was President and Chief Executive Officer of the Van Dorn Corporation (predecessor to Van Dorn Demag Corporation) from January 1992 to April 1993. Mr. Pryor also serves on the Board of Directors of Brush Engineered Materials, Inc.

Julie A. Boland has served as Vice President, Chief Financial Officer and Treasurer since January 1, 2002. From 1999 until 2001, Ms. Boland was Vice President, Credit Risk Management & Advisory Group for Goldman Sachs International, a global investment banking, securities and investment management firm; was Vice President, Fixed Income, Loan Capital Markets and served in other roles for J.P. Morgan & Co., an investment banking firm, from 1993 to 1999; and was employed as a Certified Public Accountant for PriceWaterhouse, a public accounting firm, from 1988 to 1991.

Sylvie A. Bon has served as Vice President, Administration and Chief Information Officer since May 2003. Prior to that time Ms. Bon served as Vice President, Chief Information Officer, Oglebay Norton Company, from May 1, 2002. Prior to joining Oglebay, Ms. Bon was employed by Avery Dennison, a global producer of office supply and self-adhesive products, where she served as Director, Information Systems, Fasson Roll Worldwide. Prior to that Ms. Bon served as Director Information

Systems, Fasson Roll North America; Manager, Information Systems Avery Dennison Europe, Fasson Roll Division; and Manager Distribution and Logistics. Ms. Bon was employed by Avery Dennison for more than five years.

Michael J. Minkel was appointed Vice President, Marketing & Business Development in July 2003. Prior to that, Mr. Minkel served as Vice President of Sales & Marketing, Oglebay Norton Company, from November 2002; and served Oglebay Norton Specialty Minerals, Inc. as Vice President of Sales & Marketing from 2000 until 2001; and as General Manager — Kings Mountain Operations from 2001 until 2002. Prior to joining Oglebay, Mr. Minkel served as President of Exploration Computer Services, an Australian software & mining-consulting firm, and held various positions in the natural resource industry since 1974, including positions in coal exploration geology and mine planning, oil & gas software sales & consulting, and energy industry-related strategic information sales & consulting.

Rochelle F. Walk was elected Vice President of Oglebay in August 1999 and serves as General Counsel and Secretary of Oglebay, positions she has held since June 1998. Prior to joining Oglebay, she was Corporate Counsel, a Business Unit Director and Marketing Director of the Sherwin Williams Company, a global producer of paints and coatings, from 1990 to 1998, and was an attorney with the law firm of Ulmer & Berne from 1986 to 1990.

Oglebay’s Board of Directors has determined that Directors James T. Bartlett, Madeleine W. Ludlow, John P. O’Brien and William G. Pryor qualify as Oglebay’s “audit committee financial experts,” within the meaning of applicable Securities and Exchange Commission regulations. They serve on Oglebay’s audit committee due to their experience and professional education, including their business experience described above. All members of Oglebay’s audit committee are independent under Nasdaq independence standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All executive officers serve at the pleasure of Oglebay’s Board of Directors, with no fixed term of office.

Oglebay maintains an Ethical & Legal Code of Conduct that covers all employees, including Oglebay’s principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to benefits made available, and compensation paid or accrued, by Oglebay during the years ended December 31, 2003, December 31, 2002 and December 31, 2001 for services by the individuals who served as Oglebay’s Chief Executive Officer and Oglebay’s four most highly compensated executive officers other than the Chief Executive Officer.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position(1)	Year	Salary ($) (2)	Bonus ($) (2)(3)	Other Annual Compensation ($) (4)	Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)(7)
Michael D. Lundin	2003	425,000	21,250	—	—	32,000	—	14,300
President and Chief	2002	310,577	—	—	—	30,000	167,633	10,027
Executive Officer	2001	195,070	—	31,155	—	8,000	—	10,027
Julie A. Boland	2003	225,000	11,250	—	—	16,000	—	3,505
Vice President, Chief	2002	225,000	70,000	—	—	22,000	—	2,865
Financial Officer and	2001	—	—	—	—	—	—	—
Treasurer

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position(1)	Year	Salary ($) (2)	Bonus ($) (2)(3)	Other Annual Compensation ($) (4)	Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)(7)
Sylvie A. Bon	2003	165,000	8,250	—	—	5,000	—	3,178
Vice President-	2002	106,615	24,651	—	—	10,500	—	2,665
Administration and Chief Information	2001	—	—	—	—	—	—	—
Officer
Michael J. Minkel	2003	165,616	8,000	—	—	5,000	—	2,473
Vice President,	2002	139,654	—	—	—	5,000	—	5,981
Marketing and Business Development	2001	120,700	7,388	—	—	1,500	—	4,667
Rochelle F. Walk	2003	175,000	8,750	—	—	7,000	—	2,221
Vice President,	2002	175,000	—	—	—	5,000	—	8,809
General Counsel and Secretary	2001	156,960	—	—	—	3,750	—	9,589

(1)	Mr. Lundin was appointed President and Chief Executive Officer on December 4, 2002. Ms. Boland joined Oglebay Norton in January 2002. Ms. Bon joined Oglebay Norton in May 2002.

(2)	Includes amounts deferred in 2003 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2003 or bonus earned in 2002: Bon—$11,807; and Minkel—$6,715. Includes amounts deferred in 2002 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2002 or bonus earned in 2001: Bon—$3,808; and Minkel—$20,320. Includes amounts deferred in 2001 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2001 or bonus earned in 2000: Walk—$42,724. The Oglebay Norton Capital Accumulation Plan was terminated, effective June 1, 2003. Includes amounts deferred in 2003, 2002 and 2001, respectively, by the named executives under the Oglebay Norton Incentive Savings and Stock Ownership Plan: Lundin—$12,000, $10,500 and $10,500; Boland—$10,750, $5,731 and $0; Bon—$12,000, $5,064 and $0; Minkel—$12,000, $11,000 and $10,500; and Walk—$11,821, $10,582 and $10,500.

(3)	Includes special bonuses approved by the Organization and Compensation Committee of the Board of Directors and awarded in 2003 to Mr. Lundin, Ms. Boland, Ms. Walk, Mr. Minkel and Ms. Bon for their contributions to Oglebay’s ongoing financial and operating restructuring, as well as amounts paid to Ms. Bon and Ms. Boland as guaranteed bonuses at the time of hire in 2002.

(4)	For 2001, includes personal benefits exceeding 25% of the total personal benefits for Mr. Lundin of $28,147 for relocation.

(5)	The amount was paid in cash in 2003 for the payout earned for the period from 1999 to 2002 under the Oglebay Norton Company 1999 Long-Term Incentive Plan.

(6)	Includes contributions by Oglebay Norton during 2003, 2002 and 2001, respectively, for the named executives under Oglebay Norton’s Incentive Savings and Stock Ownership Plan: Lundin—$6,000, $5,250 and $5,250; Boland—$3,505, $2,865 and $0; Bon—$2,649, $2,532 and $0; Minkel—$2,418, $4,889 and $4,667; and Walk—$2,221, $5,366 and $4,200. Includes contributions by Oglebay Norton during 2003, 2002 and 2001, respectively, for the named executives under the Oglebay Norton Capital Accumulation Plan: Bon—$529, $133 and $0; Minkel—$55, $1,092 and $0; and Walk—$0, $0 and $1,946. Also, includes payments by Oglebay Norton for life insurance premiums for 2003, 2002 and 2001, respectively: Lundin—$8,300, $4,777 and $4,777; and Walk—$0, $3,443 and $3,443.

(7)	On February 10, 2004, the Board of Directors of Oglebay approved cash bonuses for each of the following executive officers for their efforts in implementing the restructuring: Lundin–$34,000; Boland–$18,000; Bon–$13,200; Minkel–$12,800; and Walk–$14,000. As of May 7, 2004, the following executive officer base salary increases were approved by the Organization and Compensation Committee of the Board of Directors: Lundin–$75,000; Boland–$22,500; Bon–$10,000; Minkel–$8,000; and Walk–$8,000.

Reorganized Oglebay Board of Directors

Under the Ohio General Corporation Law (“OGCL”), the business and affairs of Reorganized Oglebay will be managed under the direction of the Board of Directors of Reorganized Oglebay. The identity of the initial directors will be disclosed in a Filing with the Bankruptcy Court as soon as the information is available, but in any event no later than ten days prior to the deadline to object to Confirmation of the Plan. Out of the initial seven directors to be identified on, or designated pursuant to the procedures specified on, Exhibit IV.C.2 of the Plan, the New Preferred Stock will designate four directors, management of Oglebay will designate two directors and the New Common Stock will designate one director. Upon appointment of the members of the Board of Directors of Reorganized Oglebay, the then-existing Board of Directors of Oglebay will resign.

Following the issuance of the New Preferred Stock, the Board of Directors of Reorganized Oglebay will consist of seven members, elected as follows:

•	the holders of the New Preferred Stock will be entitled, voting as a separate class, to elect the “New Preferred Stock Director Number” at each annual election of the directors, which will be a maximum of four. In case of any removal either with or without cause, of a director elected by the holders of the New Preferred Stock, the holders of the New Preferred Stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the New Preferred Stock, the vacancy will be filled by the remaining directors elected to the Board of Directors by the holders of the New Preferred Stock; and

•	the remaining directors will be elected by holders of New Common Stock voting separately as a single class. In case of any removal, either with or without cause, of a director elected by the holders of the New Common Stock, the holders of the New Common Stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the New Common Stock, the vacancy will be filled by the remaining directors elected to the Board of Directors by the holders of the New Common Stock.

For purposes of this description, the “New Preferred Stock Director Number” means, at any given time, for so long as (a) at least 75% of the shares of New Preferred Stock outstanding as of the Effective Date remain outstanding, a maximum of four directors, (b) less than 75%, but more than 50%, of the shares of New Preferred Stock outstanding as of the Effective Date remain outstanding, a maximum of three directors, (c) the percentage of the shares of New Preferred Stock outstanding as of the Effective Date which remain outstanding is between 25% and 50%, a maximum of two directors, and (d) less than 25% of the shares of New Preferred Stock outstanding as of the Effective Date remain outstanding, a maximum of one director.

Director Compensation

During 2003, none of Oglebay’s executive officers or directors was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Commencing on the Effective Date, each non-employee director of Reorganized Oglebay will be paid such compensation as is determined by the Debtors, which compensation is anticipated to be disclosed in a Filing with the Bankruptcy Court prior to the Confirmation Hearing. Such directors also may participate in the Management Stock Plan. See “— Employee Benefit Matters — New Benefit Programs.”

Except for the Chairman of the Board, directors who are not Oglebay’s employees historically received a fee of $12,000 per year and $900 for each board and committee meeting attended, including meetings of non-standing subcommittees. Committee chairs received $1,200 for each committee meeting they chaired. The Chairman of the Board received annual compensation of $100,000. Except for the Chairman of the Board, directors who were not Oglebay’s employees also received an annual award of

800 shares of Old Common Stock of Oglebay under the Oglebay Norton Company Director Stock Plan. Directors were reimbursed for expenses they incurred in attending board and committee meetings.

In 1998, the shareholders of Oglebay approved the Oglebay Norton Company Director Fee Deferral Plan. The Director Fee Deferral Plan, which was amended and restated effective January 1, 2002, permitted non-employee directors to defer all or part of the cash portion of their compensation into:

•	share units based upon the market price of Old Common Stock of Oglebay at the date on which the cash computation otherwise would have been paid; or

•	an account as deferred cash which is credited with a market rate of interest.

In addition, amounts deferred into share units received a 25% matching credit by Oglebay, including a 25% matching credit for deferred dividend equivalents. Since 2002, directors also have been also able to defer part or all of their annual award of common stock under the Director Stock Plan on the same terms as provided in the Director Fee Deferral Plan. The Director Fee Deferral Plan was terminated effective as of May 1, 2004. Upon termination, in accordance with the terms of the Director Fee Deferral Plan, deferred cash will be distributed to participants in cash plus interest and share units were converted into shares of Old Common Stock of Oglebay and distributed to participants. Participants who received shares of Old Common Stock of Oglebay will receive New Warrants on the Effective Date, exercisable for 30 days after the Effective Date, to purchase shares of New Common Stock.

Amended and Restated Articles and Amended and Restated Code of Regulations of Reorganized Oglebay

Ohio Control Share Statute. Section 1701.831 of the Ohio Revised Code requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within ten days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of a majority of the voting power of the corporation in the election of directors represented at the meeting and a majority of the portion of the voting power of all shares entitle to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares” represented at the meeting. Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to that corporation. Reorganized Oglebay’s Amended and Restated Articles will contain a provision opting out of this statute.

Ohio Interested Shareholder Statute. Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things: (a) the articles of incorporation expressly provide that the corporation is not subject to the statute (Reorganized Oglebay will make this election); or (b) the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A “chapter 1704 transaction” includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An “interested shareholder” is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. Reorganized Oglebay’s Amended and Restated Articles will contain a provision opting out of this statute.

Anti-Takeover Provisions Contained in the Amended and Restated Articles and Amended and Restated Code of Regulations. The Amended and Restated Articles and Amended and Restated Code of Regulations will contain provisions that could have the effect of delaying or making less likely to occur a change in control of Reorganized Oglebay:

Special Meeting of Shareholders. The Amended and Restated Code of Regulations of Reorganized Oglebay will provide that special meetings of shareholders may only be called by its president or chairman of the board, by the entire board of directors at a meeting, or by a majority of the entire Board of Directors pursuant to a formal resolution, or upon the written request of a shareholder holding at least 30% of all votes entitled to be cast on the matter to be considered at the special meeting.

Shareholder Advance Notice Procedure. The Amended and Restated Code of Regulations of Reorganized Oglebay will establish advance notice procedures for shareholders to submit nominations of candidates for election as directors or to present any other business for consideration at any of its annual or special shareholder meetings. With certain exceptions, these procedures will require shareholders to submit in writing any proposal for consideration at the meeting to the corporate secretary of Reorganized Oglebay not less than 60 nor more than 90 days before the date of the meeting. The notice must include the following information: (a) the name and address of the shareholder; (b) a representation that the shareholder is a holder of stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to make the proposal or nomination; (c) if applicable, a description of all arrangements or understandings between the shareholder and any other person(s) (naming the person(s)) pursuant to which the proposal is to be made by the shareholder; and (d) the number and class of all stock beneficiary owned by the shareholder and any material interest of the shareholder in the proposal (other than any interest solely as a shareholder).

Amendment of Regulations. The Amended and Restated Code of Regulations of Reorganized Oglebay may be adopted, amended or repealed at any meeting if the shareholders by the affirmative vote of a majority of the voting power of Reorganized Oglebay.

Prohibition Against Issuance of Non-Voting Capital Stock. In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Amended and Restated Articles will prohibit the issuance of any shares of non-voting equity securities.

Limitation of Liability. The Amended and Restated Articles will provide that Reorganized Oglebay will indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of Reorganized Oglebay. Reorganized Oglebay will pay, to the full extent then required by law, expenses, including attorney’s fees, judgments, fines and amounts paid in settlement incurred by a director in defending any such action, suit, or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. Reorganized Oglebay may, in its discretion, indemnify any other person, or advance expenses to any other person, in the same manner and to the full extent then permitted by law.

Share Purchase Rights Agreement. The Debtors and the Creditors’ Committee are currently negotiating the terms of the Share Purchase Rights Agreement. Reorganized Oglebay anticipates that, if adopted, the Share Purchase Rights Agreement, under certain circumstances, could significantly impair the ability of third parties to acquire control of Reorganized Oglebay without prior approval of its Board of Directors. If the Share Purchase Rights Agreement is adopted, the Debtors will File a form of the agreement with the Bankruptcy Court as Exhibit I.A.105 of the Plan prior to the Confirmation Hearing.

Employee Benefit Matters

The description of the Debtors’ benefit plans and agreements set forth below is provided for informational purposes only and is qualified in all respects by the actual terms of such arrangements. Nothing contained herein shall have the effect of modifying the term of any of the benefit plans and agreements discussed below or altering any party’s rights or obligations thereunder.

On the Petition Date, Oglebay’s employees and certain former employees participated in various retirement, incentive and welfare plans, which were sponsored by the Debtors. The following discussion summarizes the principal terms of the Debtors’ employee benefit plans as in effect on the Petition Date. Except for the severance and termination agreements for currently retired or terminated employees, the 1996 Executive Life Plan and the Director Fee Deferral Plan, the Debtors are providing and intend to continue to provide (or continue as modified or replaced) after the Effective Date benefit plans substantially similar to those provided prior to the Effective Date.

Self-Insured, Insured and Noninsured Plans and Programs

Self-Insured Plans. The Debtors maintain self-insured plans that provided general health (including retiree medical), dental, prescription drug, vision and short-term disability insurance (collectively, the “Self-Insured Plans”). Under the Self-Insured Plans, the Debtors assume liability for and initially pay certain benefits, rather than paying premiums for independent insurance coverage. Various third parties serve as claims agents for, and process and pay, the medical, dental and short-term disability claims presented by covered employees. Under the Plan, the Self-Insured Plans will be reinstated in full as of the Effective Date.

Insured Plans. The Debtors also maintain certain insured benefit plans under which the Debtors, the employees or both contribute to the payment of premiums for insurance or other coverage provided by third parties (collectively, the “Insured Plans”). The Insured Plans include: (a) comprehensive health care plans (which include health, dental, prescription drug and vision insurance); (b) business travel accident insurance; (c) group life and accidental death and dismemberment insurance; (d) long-term disability insurance; (e) voluntary dependent life insurance; and (f) voluntary supplemental life and accidental death and dismemberment insurance. Under the Plan, the Insured Plans will be reinstated in full as of the Effective Date.

Noninsured Plans and Programs. The Debtors also maintain certain other benefit programs and plans under which the Debtors, the employees or both contribute to the benefit provided to the employees (collectively, the “Noninsured Programs”). The Noninsured Programs include, among others: (a) a cost of living adjustment program; (b) flexible spending accounts, which permit the payment of health care costs and dependent care costs on a pre-tax basis; (c) a leased vehicle program; (d) the ordinary course severance programs; (e) parking/transportation reimbursement program; (f) a relocation program;

(g) service award programs; (h) a tuition reimbursement program; and (i) a supplemental unemployment benefit plan. Under the Plan, the Noninsured Programs will be reinstated in full as of the Effective Date.

The ordinary course severance programs and termination agreements for currently retired employees or former employees terminated prior to the Petition Date will not be reinstated. Unpaid severance owed to former employees terminated prior to the Petition Date will give rise to General Unsecured Claims against the Debtors that will be treated as Class 5 Claims (General Unsecured Claims) under the Plan, subject to the provisions of section 502 of the Bankruptcy Code. Any severance owed to former employees terminated after the Petition Date will be paid to qualifying employees in the ordinary course of business pursuant to a Bankruptcy Court order entered on April 28, 2004.

Retirement Plans

Qualified Pension Plans. Oglebay sponsors the Oglebay Norton Company Pension Plan (the “Oglebay Pension Plan”), which is a defined benefit pension plan that covers substantially all of Oglebay’s full-time salaried and some hourly employees at certain locations. Under the Oglebay Pension Plan, eligible employees, other than Coal and Non-Ferrous (as defined in the Oglebay Pension Plan) participants and Michigan Limestone Operations participants, receive an annual benefit that is calculated by multiplying the participant’s average compensation by a factor of 1.5% and the participant’s years of covered service (but not below a minimum benefit unrelated to compensation). Eligible employees who are Coal and Non-Ferrous participants receive a monthly benefit equal to 1% of the participant’s average monthly earnings multiplied by the participant’s years of service, up to 30 years, (but not below a minimum benefit unrelated to compensation). Eligible employees who are Michigan Limestone Operations participants and have more than 30 years of service receive a monthly benefit equal to 105% of the following: 33% of the participant’s average monthly earnings plus 1.2% of the participants average monthly earnings multiplied by each year of service in excess of 30 years. Eligible employees who are Michigan Limestone Operations participants and have less than 30 years of service receive a monthly benefit equal to 105% of the following: 1.1% of the participants average monthly earnings multiplied by each year of service. Michigan Limestone Operations participants are entitled to a minimum benefit unrelated to compensation. Benefits are paid in a straight life annuity form to unmarried participants and in the form of 50% joint and survivor annuity to married participants and are not subject to reduction for Social Security or other offset. Other forms of payment and surviving spouse benefits are also available under the plans, as well as early retirement and facility shutdown benefits.

Oglebay Norton Marine Services Company, LLC sponsors the Hourly Pension Plan of Oglebay Norton Marine Services Company, LLC, which is a defined benefit plan for hourly associates covered by the collective bargaining agreement between the company and the United Steelworkers of America (Unlicensed Seamen). The amount of benefit under this pension plan is specified in the governing collective bargaining agreement.

Oglebay Norton Industrial Sands, Inc. sponsors two defined benefit pension plans: (1) the Retirement Plan for the Glass Rock Plant and the Millwood Plant of Oglebay Norton Industrial Sands, Inc. and (2) the Retirement Plan for Hourly Employees of Oglebay Norton Industrial Sands, Inc.—Orange County Plant. Both of these defined benefit pension plans covers collectively bargained hourly employees. The benefit under both plans is based on a negotiated dollar amount multiplied by the employee’s years of service.

Michigan Limestone Operations sponsors the Michigan Limestone Operations, Inc. Pension Plan for Union Employees, which is a defined benefit pension plan covering collectively bargained employees. Under this plan, covered employees are entitled to a benefit based on their years of service and their average monthly earnings for the highest consecutive sixty calendar months during the last 120 calendar months of employment prior to retirement. An employee with thirty or more years of service receives a monthly benefit of 33% of average monthly earnings plus an additional 1.2% of average monthly earnings for each year of service in excess of thirty. An employee with less than thirty years of service receives a monthly benefit of 1.1% of average monthly earnings for each year of service. The total amount under the percentage formula is increased by 5% (but not below a minimum benefit unrelated to earnings). Benefits for calcite plant workers were frozen as of September 30, 1993, but service for eligibility continues to accrue.

Global Stone Tenn Luttrell Company sponsors the Global Stone Tenn Luttrell Company Employees’ Retirement Plan, which is a defined benefit pension plan that covers collectively bargained hourly employees. Under this plan, eligible employees receive a benefit based on their compensation during each year of employment. For years after December 31, 1988, eligible employees are accruing a benefit equal to 1.3% of annual compensation for each year of employment.

Erie Navigation Company, Inc. sponsors the Erie Navigation Company Defined Benefit Floor Plan, which is a defined benefit pension plan covering certain non-collectively bargained employees. Under this plan, eligible employees receive a benefit based on average annual compensation and years of service. As of February 1, 2004, plan participation was closed, and service and compensation for plan purposes were frozen.

Under the Plan, the qualified defined benefit pension plans will be reinstated in full as of the Effective Date.

Qualified 401(k) Plans. Oglebay also sponsors the Oglebay Norton Incentive Savings and Stock Ownership Plan, which is a defined contribution 401(k) plan. This plan covers full-time salaried, hourly and certain collectively bargained employees. The plan provides for company contributions and permits eligible employees to defer compensation.

Oglebay Norton Marine Services Company, LLC sponsors the Columbia Unlicensed Savings Plan. Oglebay Norton Terminals, Inc. sponsors the Cleveland Bulk Terminal Plan and Trust. Global Stone Management Company sponsors the Global Stone Tenn Luttrell Company 401(k) Plan. Michigan Limestone Operations sponsors the Michigan Limestone Operations, Inc. Calcite Bargaining Unit 401(k) Plan and the Michigan Limestone Operations, Inc. Cedarville Bargaining Unit 401(k) Plan. All of the foregoing plans listed in this paragraph are defined contribution 401(k) plans that cover collectively bargained employees.

Erie Navigation Company, Inc. sponsors the Erie Navigation Company Profit Sharing 401(k) Plan, which is a defined contribution 401(k) plan. This plan covers certain non-collectively bargained employees. Deferrals to this plan were suspended effective April 1, 2003 when employees became eligible to participate in the Oglebay Norton Incentive Savings and Stock Ownership Plan. The plan continues to hold plan assets.

Under the Plan, the qualified defined contribution 401(k) plans will be reinstated in full as of the Effective Date.

TRA Supplemental Benefit Retirement Plan and Oglebay Norton Company Supplemental Savings and Stock Ownership Plan. The TRA Supplemental Benefit Retirement Plan (the “Excess Benefit Retirement Plan”) and the Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (the “Supplemental Plan”) are non-qualified retirement plans that provide benefits to highly compensated salaried employees. The Internal Revenue Code limits the benefits provided under qualified pension plans and qualified 401(k) plans. The Excess Benefit Retirement Plan provides for the payment, out of Oglebay’s general funds, of the amount that an eligible participant would have received under the Oglebay Pension Plan but for the Internal Revenue Code limits. The Supplemental Plan provides for the payment, out of Oglebay’s general funds, of the amount that an eligible participant would have received under the Oglebay Norton Company Incentive Savings and Stock Ownership Plan but for the Internal

Revenue Code limits. The Excess Benefit Retirement Plan and the Supplemental Plan will be reinstated in full under the Plan.

Capital Accumulation Plan

Effective January 1, 2000, Oglebay adopted its Capital Accumulation Plan. The Capital Accumulation Plan was terminated on June 1, 2003, and all amounts due to the participants of the plan were paid out. Prior to its termination, under the Capital Accumulation Plan, certain management and highly compensated employees, who were limited in the amounts of salary and bonus they could defer pursuant to plans qualified pursuant to ERISA, could elect to defer receipt of salary, bonus and/or long term incentive compensation. Participants were permitted to defer up to 50% of their salary, up to 100% of their bonus and up to 100% of their long term incentive compensation, each in 10% increments, payable during the year.

The Capital Accumulation Plan, which was not a qualified plan, provided for the payment, out of Oglebay’s general funds, of the amount deferred, together with an amount of investment earnings, gains and/or losses, and expenses determined with reference to the performance of certain “deemed” investment options, as directed by the participant. The Capital Accumulation Plan also provided an amount equivalent to any benefit not provided to the participant under the Incentive Savings and Stock Ownership Plan by reason of the deferral of compensation under the Capital Accumulation Plan, although no duplication of benefits provided under any other of Oglebay’s arrangements was permitted. Deferred salary and bonus, and the investment gain or loss on the deferred salary and bonus, under the Capital Accumulation Plan, were fully vested. In 2003, Oglebay contributed the following amounts for the named executives: Ms. Bon–$529; and Mr. Minkel–$604. Benefits were distributed in cash following retirement, death, other termination of service, or termination of the plan. Interim distributions prior to termination of service or termination of the plan were also permitted, based on participant elections made sufficiently in advance and in the case of certain hardship situations.

2002 Stock Option Plan

The predecessor to the Organization and Compensation Committee approved the 2002 Stock Option Plan to enable Oglebay to attract and retain key members of management, provide incentives and reward performance and ensure that the interests of key members of management are aligned with the shareholders’ interests. The 2002 Stock Option Plan was approved by the shareholders of Oglebay at the 2002 Annual Meeting. The maximum number of shares of Old Common Stock of Oglebay subject to awards granted under the 2002 Stock Option Plan was 500,000, with no more than 125,000 shares to be awarded in any single year. Stock option awards could be incentive stock options, which are stock options that meet the requirements for qualification under Section 422 of the Internal Revenue Code of 1986, or non-qualified stock options, which are stock options that do not qualify as incentive stock options. The exercise price of a stock option was to be at or above the closing price of the shares of Old Common Stock of Oglebay on the date of grant. Stock options were exercisable for a period not to exceed ten years from the date of grant. The Organization and Compensation Committee determined when the right to exercise stock options vests for each participant granted an award. The options had no value unless Oglebay’s stock price appreciated and the recipient satisfied the applicable vesting requirements. In the event of a “change in control,” unless otherwise determined by the Organization and Compensation Committee, all stock options then outstanding would become fully exercisable as of the date of the change in control. All other terms, conditions and restrictions with respect to each award were determined by the Organization and Compensation Committee. Under the Plan, the 2002 Stock Option Plan will be terminated, all outstanding stock options issued under the 2002 Stock Option Plan will be cancelled and the holders of such options will no longer be able to exercise such options after such time.

Long-Term Incentive Plans

2002 Long-Term Incentive Plan. Under Oglebay’s 2002 Long-Term Incentive Plan, participants are eligible for awards paid in cash for performance against targets which are based on Oglebay’s performance over multiple-year periods. Oglebay’s Board of Directors sets the performance measures at the beginning of each year during the performance period and assigns a weighting to each measure. Performance measures and target awards were set for 2002 and 2003 under this Plan. The 2002 Long-Term Incentive Plan and all outstanding awards owed thereunder will be rejected pursuant to the Plan.

1999 LTIP. Oglebay established the Oglebay Norton Company 1999 Long-Term Incentive Plan (the “1999 LTIP”) on October 3, 1998, which was approved by the shareholders of Oglebay at the 2000 Annual Meeting. The predecessor to the Organization and Compensation Committee administered the 1999 LTIP and selected officers and other key employees to participate in the plan. Under the 1999 LTIP, participants were eligible to be granted stock options and cash incentive payment awards. Under outstanding stock option awards, a participant has a right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the predecessor to the Organization and Compensation Committee. No further stock option awards may be made under the 1999 LTIP. Cash incentive payment awards were made for 2002. No further cash awards can be earned or paid. The 1999 LTIP will be terminated and all outstanding stock options issued under the 1999 LTIP will be cancelled pursuant to the Plan.

Former LTIP. Oglebay established a long-term incentive plan on December 13, 1995 (the “former LTIP”), which was approved by the shareholders of Oglebay at the 1996 Annual Meeting. The predecessor to the Organization and Compensation Committee administered the former LTIP and selected officers and other key employees to participate in the plan. Under the former LTIP, participants were eligible to be granted awards, as determined by the predecessor to the Organization and Compensation Committee and, up to 1998, were eligible to defer a portion of their annual incentive awards. Rochelle F. Walk holds options granted under the former LTIP. No further awards may be made under the former LTIP. The former LTIP will be terminated and all outstanding stock options issued under the former LTIP will be cancelled pursuant to the Plan.

Officer Agreements

Oglebay has entered into separate agreements (collectively, the “Officer Agreements”) with certain executive officers. The Officer Agreements are designed to retain these individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the Officer Agreements) of Oglebay. None of the Officer Agreements will become operative unless Oglebay’s experiences a change in control. Consummation of the Plan is not intended to and shall not constitute a change in ownership or change of control under the Officer Agreements, and the Debtors anticipate that each executive officer will waive any such change in ownership or change in control provision.

There are two triggers that apply to the Officer Agreements. The first trigger requires that a change in control occurs. After a change in control, the officer is entitled to continued employment for a 30-month contract term at a compensation rate equal to the greatest of that in effect immediately before the change in control, in effect two years before the change in control, or such greater rate determined by Oglebay, and certain bonuses, plus certain additional benefits and continued participation in specified benefit plans as an executive officer. The second trigger is tripped if, after a change in control, the officer is terminated without “cause” or the officer terminates his or her employment for “good reason.” If the second trigger occurs, then, subject to certain exceptions, the officer is entitled to receive compensation at the highest monthly rate payable to the officer during the 30-month contract term plus certain bonus awards instead of employment, but only for the longer of the time remaining in the original 30-month contract term (after the change in control) or six months. The officer is also entitled to receive certain additional benefits in certain circumstances for one year following the 30-month contract term.

After employment termination, the officer must attempt to mitigate damages by seeking comparable employment elsewhere. If the officer is successful, compensation is reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, the officer agrees not to disclose any of Oglebay’s trade secrets. If and to the extent payments made to the officer on account of a change in control are treated as excess parachute payments under the Internal Revenue Code, the Officer Agreement provides for an additional payment to make the officer whole with respect to additional excise tax payments.

On the Effective Date, Reorganized Oglebay will enter into new change in control agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk, on the terms set forth in Exhibit IV.C.3.a. of the Plan (which will include, among other things, the termination of any existing Officer Agreements with these individuals). The terms of the change in control agreements were negotiated with the Creditors’ Committee. Each change in control agreement will be consistent with the current agreements, but subject to the following changes. The new agreements will provide that upon a “change of control” (as defined in the change in control agreement), the term of the employment shall be for a period of one year. During such term, the executive officer will be entitled to receive compensation in an amount equal to the greater of (a) the executive officer’s base salary in effect immediately prior to the “change of control” or (b) the executive officer’s base salary in effect at any time during the two years preceding the “change of control” (excluding any mandatory bonus). In addition, if the executive officer is terminated following the “change of control,” the executive officer will be entitled to receive severance benefits until the later of (a) six months following termination or (b) the number of months remaining in the 12 month period following the “change of control” and such severance shall be paid, at the highest monthly rate calculated based on the amounts payable to the executive officer in the preceding sentence.

Global Stone Corporation entered into employment agreements with five of its employees. These employment agreements generally provided that the employees would receive a severance benefit upon a termination of employment without cause. The severance benefit would continue their monthly salary for a six-month period and would provide them with coverage under the company’s employee benefit plans for that six-month period. The Debtors currently intend to reject these employment agreements under the Plan.

Severance Agreements

In 1999, Oglebay entered into a separation agreement and release with Mr. R. Thomas Green, Jr., which provided for Oglebay to pay Mr. Green monthly installments of about $11,631 beginning September 1, 1999 until his death, at which time such payment will be reduced by 50% until the death of his spouse. The Debtors currently intend to reject Mr. Green’s agreement under the Plan.

In 2001, Oglebay entered into separate separation agreements and releases with Mr. Danny R. Shepherd, Mr. Stuart H. Theis and Mr. Jeffrey S. Gray. Mr. Shepherd’s separation agreement and release provided for Oglebay to pay Mr. Shepherd about $482,377 in 50 biweekly installments. Mr. Theis’ separation and retirement agreement and release provided for Oglebay to pay Mr. Theis about $274,038 in 38 biweekly installments beginning January 4, 2002 and ending June 6, 2003. Mr. Gray’s separation agreement and release provided for Oglebay to pay Mr. Gray about $304,151 in 46 biweekly installments and a one-time lump sum payment of $30,000. The Debtors currently intend to reject Mr. Shepherd’s, Mr. Theis’ and Mr. Gray’s separation agreement under the Plan.

In 2002, Oglebay entered into a separation agreement and release with Mr. Kenneth P. Pavlich, its Vice President of Operations and Business Development, which provided for Oglebay to pay Mr. Pavlich

$302,294 in biweekly payments beginning January 3, 2003 and ending December 31, 2004. The Debtors currently intend to reject Mr. Pavlich’s separation agreement under the Plan.

Any other separation or termination agreement that Oglebay entered into with a former employee whose employment terminated prior to the Petition Date and that the Debtors currently intend to reject will be filed in a designation or Exhibit V.D to the Plan prior to the Confirmation Hearing.

“Pour-Over” and Irrevocable Trusts

Oglebay has made commitments under various plans and agreements for supplemental pension benefits, deferred and executive compensation arrangements, and obligations arising in the event of a change in control, which it has not been required to fund on a current basis. In order to provide assurances that those commitments will be honored, Oglebay established three trusts with an independent trustee to provide additional security for these commitments in the event of a “change in control.” During 2002, Oglebay terminated one of the trusts and currently has two trusts remaining.

Irrevocable Trust Agreement II provides additional assurances for benefits and payments due under the Excess Benefit Retirement Plan, the Officer Agreements, certain deferred compensation agreements and the Supplemental Plan. The Supplemental Plan provides for cash payment of the amount by which certain participants’ benefits under Oglebay’s Incentive Savings and Stock Ownership Plan would exceed the Internal Revenue Code limitations applicable to that plan.

The Oglebay Norton Company Assurance Trust provides additional assurances for benefits and payments for executives serving Oglebay after 2002 due under the Excess Benefit Retirement Plan, the Officer Agreements, certain deferred compensation agreements, and the Supplemental Plan. It also provides that, in the event of a threatened “change in control,” Oglebay will deposit in a pour-over trust, on an irrevocable basis, 125% of the aggregate unfunded obligations of the commitments. The trust becomes revocable if, after the threat, no “change in control” occur. If a “change in control” does occur, the trust remains irrevocable.

Oglebay has not contributed any significant assets to the two trusts. However, Oglebay retains the right to make discretionary contributions into the trusts at any time. Assets held in the trusts are subject at all times to the claims of Oglebay’s general creditors. If funds in the trusts are insufficient to pay amounts due under a plan or agreement, Oglebay remains obligated to pay those amounts. No employee has any right to assets in the trusts until, and to the extent, benefits are paid from the trusts. Oglebay intends to reinstate and continue these trusts after the Effective Date.

New Benefit Programs

The Debtors intend to implement the following new benefit plans on or after the Effective Date:

Management Stock Plan. As of the Effective Date, Reorganized Oglebay will implement the Management Stock Plan, in the form attached as Exhibit I.A.52 to the Plan, to attract, retain and motivate key employees following the Effective Date. The terms of the Management Stock Plan were negotiated with the Creditors’ Committee. The Management Stock Plan in many respects will replace certain elements of the 2002 Stock Option Plan. A total of approximately 1,325,397 shares of New Common Stock will be available for issuance pursuant to restricted stock and/or stock options granted under the Management Stock Plan. The Management Stock Plan requires that 50% of these shares be issued shortly following the Effective Date, with approximately 265,079 shares being issued in the form of restricted stock and 397,619 shares being reserved for the issuance of stock options, with a strike price of $12.63 per share. The remaining shares will be available for future grants. Under the Management Stock Plan, the restricted stock will vest at the rate of 25% per year over a 4-year period commencing on July 1, 2005 and the stock options will vest at the rate of 33-1/3% per year over a 3-year period commencing on January 1, 2005. Accelerated vesting will apply in certain circumstances specified in the plan document, including a change in control or a termination without cause. Reorganized Oglebay’s Board of Directors (or a committee thereof) will determine the awards of restricted stocks and options to be granted under the Management Stock Plan as of and following the Effective Date. The Debtors believe that the size and terms of the Management Stock Plan are appropriate, within market terms and necessary to achieve the goals of attracting, retaining and motivating key employees.

Management Incentive Plan. On the Effective Date, the Debtors will implement the Management Incentive Plan, in the form attached as Exhibit I.A.51 to the Plan, to provide certain key employees with incentive to remain in the Debtors’ employ following the Effective Date. The terms of the Management Incentive Plan were negotiated with the Committee. The Management Incentive Plan will consist of a retention bonus plan and a supplemental severance plan. Under the retention bonus portion of the plan, a total of 45 key employees will receive a retention bonus equal to a percentage of their annual base salary, payable 50% upon continued employment as of the Effective Date and 50% 90 days after the Effective Date. The percentage of salary used to calculate the retention bonus for five members of the Debtors’ senior management team will be reduced at the monthly rate of 5% beginning on November 15, 2004. The aggregate amount of retention bonuses for the 45 key employees is approximately $2,274,539. A discretionary pool of $250,000 (subject to a cap of $10,000 for any one employee) also will be available to the Debtors for employees not otherwise participating in the retention bonus plan. Under the supplemental severance portion of the plan, a total of 45 key employees will be eligible for a supplemental severance payment equal to either 100% or 50% of their annual base salary, payable upon termination without cause within 12 months of the Effective Date. The supplemental severance payment will be reduced by one month for each month subsequent to the Effective Date, to a minimum of six months. The total cost of the supplemental severance plan is approximately $4,381,280.

An employee’s participation in the Management Incentive Plan will be in addition to, as applicable, the Management Stock Plan, any management employment agreements effective on or after the Effective Date, the Debtors’ annual incentive plan and any other plans or benefits that the Debtors may provide to their employees in the ordinary course of business.

Other Benefits Plans. The Reorganized Debtors may develop and implement other appropriate benefit plans from time to time after the Effective Date.

Related Party Transactions

The following is a summary of other transactions since January 1, 2001 to which Oglebay was a party, in which any of Oglebay’s directors, executive officers, beneficial owners of more than 5% of any class of Oglebay’s voting securities, and certain family members of such persons have had an interest and in which the amount involved exceeded $60,000.

Chartered Aircraft

The Debtors periodically need to charter a small aircraft for the purposes of traveling to and from their remote locations. Mr. Lundin, president and chief executive officer, and his wife are the shareholders of a company known as L.L. Aviation, LLC, which owns such an aircraft. The Debtors chartered the aircraft owned by L.L. Aviation, LLC during calendar years 2001, 2002 and 2003. The Debtors paid a total of $104,266 in 2001, $122,494 in 2002 and $91,000 in 2003 for such charters.

Michigan Limestone Operation

In the second quarter of 2000, the Debtors acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership from its prior owners for $53 million in cash at closing, and the assumption of approximately $8 million in debt, plus additional contingent payments subject to the achievement of performance parameters over several subsequent years. The purchase price for Michigan

Limestone Operations Limited Partnership was arrived at through arms-length negotiations between the parties. On April 26, 2000, Mr. Lundin, one of the former owners of Michigan Limestone Operations Limited Partnership, became one of Oglebay’s executive officers. Mr. Lundin’s share of the Michigan Limestone Operations Limited Partnership purchase price paid at closing was approximately $9.8 million, of which he received approximately $4.9 million after paying loans and expenses related to the transaction. Additionally, as part of the transaction, Mr. Lundin is scheduled to receive a share of contingent payments to the extent earned through 2011. Under the terms of the MLO Contract, upon a change in control, including bankruptcy, the former owners of Michigan Limestone Operations Limited Partnership may have the right to accelerate the remaining payments. The Plan currently provides that the MLO Contract will be amended as set forth on Exhibit III.C.2. to the Plan and, as of the Effective Date, will be assumed (as amended) by Reorganized Oglebay. The MLO Claims will be accorded the treatment set forth in the Plan. See “Treatment of Certain Claims Under the Plan—Treatment of MLO Claims.” Mr. Lundin has abstained from the negotiations dealing with the treatment of the MLO Claims under the Plan.

Mr. Lundin received payments totaling $568,000 in 2001, $571,000 in 2002 and $391,000 in 2003 as his 18.6% share of the contingent payments. On November 1, 2001, Mr. Lundin was promoted to the position of Oglebay’s president and chief operating officer, and on December 12, 2001, Mr. Lundin was elected to its board of directors. On December 4, 2002, Mr. Lundin was appointed as Oglebay’s chief executive officer.

Supplemental Retirement Benefit Plan of Mr. John N. Lauer

Oglebay agreed to provide its former chairman of the board, Mr. John N. Lauer, a supplemental retirement benefit plan providing him retirement benefits that, when added to any benefits payable to him under the Pension Plan, will equal the benefits he would have been entitled to under the Pension Plan if:

•	his covered compensation throughout the period of his employment had included salary at the rate of $500,000 per year and an annual bonus equal to the higher of his actual bonus for the applicable year and $250,000;

•	he had been credited with ten years of service under the Pension Plan; and

•	there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to him under the Pension Plan.

If Mr. Lauer remained employed by Oglebay through January 1, 2004 and received maximum annual bonuses (i.e., $250,000), the aggregate retirement benefit payable to him under the Pension Plan and his supplemental plan will be the equivalent of an annual lifetime benefit of $112,500 per year. The Debtors currently intend to reject Mr. Lauer’s supplemental retirement benefit plan under the Plan. Mr. Lauer will remain entitled to the same benefits other highly compensated employees are entitled to under the TRA Supplemental Benefit Retirement Plan and the Oglebay Norton Company Supplemental Savings and Stock Ownership Plan.

Employment Agreement with Mr. John N. Lauer

Mr. Lauer served as Oglebay’s chief executive officer until December 4, 2002 and as Oglebay’s chairman of the board of directors until April 30, 2003. Mr. Lauer’s compensation arrangements during the tenure of his employment as one of Oglebay’s executive officers were governed by the employment agreement described below. In connection with Mr. Lauer’s resignation as chief executive officer in December 2002, Mr. Lauer and Oglebay executed an amendment to the employment agreement providing for a continued term of employment for Mr. Lauer with Oglebay until January 4, 2004 and as further described below.

On December 17, 1997, Oglebay entered into an employment agreement with Mr. Lauer pursuant to which Mr. Lauer became its president, chief executive officer and a director effective January 1, 1998. The predecessor to the Organization and Compensation Committee, the Compensation, Organization and Governance Committee, negotiated the terms of the agreement on Oglebay’s behalf. The compensation arrangements in the employment agreement tied Mr. Lauer’s compensation directly to the Debtors’ performance over the term of Mr. Lauer’s employment. In particular, his compensation was tied to the price of Old Common Stock of Oglebay. Oglebay did not pay Mr. Lauer a salary during his tenure as chief executive officer with Oglebay. Instead, the primary elements of his compensation under the employment agreement were:

•	a grant of 25,744 shares of restricted Old Common Stock of Oglebay;

•	a grant of a “performance option” to purchase an additional 380,174 shares of Old Common Stock of Oglebay; and

•	an annual bonus of up to $200,000 per year based upon the Debtors’ performance during the year. For the calendar year 1999, the board of directors determined to increase the annual bonus cap to $250,000.

On June 30, 2000, the employment agreement was amended to provide for excise tax benefits. In 2002, the employment agreement was amended again pursuant to which Mr. Lauer agreed to continue as chairman until December 31, 2003, at which time he was to retire from the board. The amendment provided Mr. Lauer with a one-time grant of 25,000 shares of Oglebay’s Common Stock. These shares were fully vested, but Mr. Lauer was restricted from selling them until his employment with Oglebay terminated. The amendment also provided that, for 2003, Mr. Lauer’s annual bonus was not to be subject to any special cap and was to be calculated as if Mr. Lauer had an annual base salary of $500,000. The amendment also modified the terms of Mr. Lauer’s supplemental retirement benefit plan as discussed above under “—Supplemental Retirement Benefit Plan of Mr. John N. Lauer.” Lastly, the amendment provided that Mr. Lauer will receive medical benefits under the medical plan maintained by Oglebay for retirees following his retirement.

The Debtors currently intend to reject Mr. Lauer’s employment agreement under the Plan, and any shares of restricted Old Common Stock of Oglebay and any performance or similar options to purchase shares of Old Common Stock of Oglebay provided under Mr. Lauer’s employment agreement will be cancelled on the Effective Date under the Plan.

Indemnity Arrangements

Indemnification Obligations

The OGCL permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with an action, suit or proceeding by reason of such person’s service to the corporation. In order to be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must have no reasonable cause to believe that his or her conduct was unlawful. In any particular instance, upon determination that the applicable standard of conduct has been met, indemnification may be made by a corporation. Such determination must be made by a court, by a majority of disinterested directors, by independent counsel (in certain limited cases) or by the shareholders of the corporation.

The OGCL requires that a corporation indemnify a present or former director or officer of a corporation against certain expenses if the person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any issue therein. In addition, the OGCL permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, if the person agrees to reasonably cooperate with the corporation concerning such proceeding and commits to repay the corporation for the advances made for such expenses in the event that such person is ultimately determined not to be entitled to indemnification therefor.

The OGCL provides that the indemnification provisions contained in the OGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation’s articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the OGCL provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation. This insurance may provide benefits regardless of whether the corporation has the power to indemnify a particular person under the OGCL.

Oglebay’s existing amended and restated articles of incorporation provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by the OGCL.

Treatment of Indemnification Obligations Under the Plan

Prior to the Effective Date, Oglebay shall make arrangements to continue directors and officers liability and fiduciary (including ERISA) insurance, or purchase a tail policy or policies, for the benefit of its directors, officers and employees for the period from and after the Effective Date, and, prior to the Effective Date, shall fully pay the annual premium for such insurance. Any and all directors and officers liability and fiduciary (including ERISA) insurance or tail policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed or assumed and assigned by the applicable Debtor or Reorganized Debtor, pursuant to section 365 of the Bankruptcy Code and Section V.A of the Plan. Each insurance carrier under such policies shall continue to honor and administer the policies with respect to the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors prior to the Effective Date.

Under the Plan, the obligations of each Debtor or Reorganized Debtor to indemnify any person who is serving or has served as one of its directors, officers or employees by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

RIGHTS OFFERING

Terms of the Rights Offering

It will be a condition of the Effective Date that new financing be raised. To meet this condition, Oglebay intends to issue the New Preferred Stock, with terms substantially as described below under “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness—New Preferred Stock.” Oglebay presently intends that the shares of New Preferred Stock will be offered and sold pursuant to (a) the Rights Offering, (b) standby commitments made by certain of the holders of Old Senior Subordinated Notes and third party accredited investors who have agreed to purchase shares not subscribed for in the Rights Offering, and (c) commitments made by certain of these same holders and third party accredited investors to purchase in the aggregate 500,000 additional shares of New Preferred Stock. Pursuant to the Rights Offering, it is anticipated that non-certificated subscription rights will be issued to holders of Old Senior Subordinated Note Claims identified as Allowed Old Senior Subordinated Note Claims under the Plan (“Eligible Participants”) through the Rights Offering beginning as of the subscription commencement date. The subscription rights will allow a holder to subscribe for and purchase its ratable share (based upon the ratio of the aggregate principal amount of such Eligible Participant’s Allowed Old Senior Subordinated Noted Claims to the aggregate principal amount of all such Allowed Claims) of the New Preferred Stock, calculated as follows: for each $1,000 in principal amount of Allowed Old Senior Subordinated Note Claims held by an Eligible Participant, the Eligible Participant will have the right to subscribe for and purchase 80 shares of New Preferred Stock at a total purchase price of $800 (a price of $10 per share). The aggregate number of shares of New Preferred Stock, which may be subscribed for and purchased pursuant to the subscription rights, will be 8,000,000 shares of New Preferred Stock. In addition, certain holders of the Old Senior Subordinated Notes and certain third party accredited investors have agreed to purchase an aggregate of 500,000 additional shares of New Preferred Stock pursuant to the Commitment Agreement.

A registration statement covering the Rights Offering and the 500,000 additional shares of New Preferred Stock was filed with the SEC on May 14, 2004. If the Rights Offering cannot be consummated in the form and manner currently contemplated, Oglebay intends to raise new financing pursuant to an alternative financing structure also involving the issuance of the shares of New Preferred Stock. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OF THE NEW PREFERRED STOCK.

The Commitment Agreement

Pursuant to the Commitment Agreement, each of the holders of the Old Senior Subordinated Notes party thereto (who hold an aggregate of $40,316,000 principal amount of such notes) agreed severally to subscribe for and purchase that number of shares of New Preferred Stock having an aggregate purchase price equal to such holder’s pro rata share of the total number of shares of New Preferred Stock issuable pursuant to the Rights Offering based on such holder’s respective beneficial ownership of the total amount of outstanding Old Senior Subordinated Notes (the “Basic Commitment Amount”). In addition, certain of such holders of Old Senior Subordinated Notes and certain third party accredited investors severally agreed to purchase specified amounts of shares of New Preferred Stock that are not subscribed for in the Rights Offering (the “Unsubscribed New Preferred Stock”) plus the 500,000 additional shares having an aggregate purchase price determined as follows: (a) in the case of each such holder of Old Senior Subordinated Notes, the difference between such holder’s commitment amount as set forth in the Commitment Agreement (the “Commitment Amount”) and such holder’s Basic Commitment Amount, and (b) in the case of such third party accredited investor, the investor’s commitment amount set forth in the Commitment Agreement (in each case, the “Standby Commitment Amount”). If the aggregate purchase price of the Unsubscribed New Preferred Stock is less than the Standby Commitment Amounts, the Unsubscribed New Preferred Stock will be allocated to such holders of Old Senior Subordinated Notes and such third party accredited investors pro rata based on the amounts of their respective Standby Commitment Amounts.

In consideration for the commitments, each Subscriber that is (a) a holder of the Old Senior Subordinated Notes will be entitled to receive a fee, payable in cash on the Effective Date, equal to: 2% of its Basic Commitment Amount and 5% of its Standby Commitment Amount, or (b) a third party accredited investor will be entitled to receive a fee, payable in cash on the Effective Date, equal to 5% of its Standby Commitment Amount.

Without the prior written consent of the Subscribers representing two-thirds of the amount of the aggregate commitments under the Commitment Agreement (the “Requisite Subscribers”), Oglebay

cannot solicit or initiate any inquiries or proposals regarding, or participate in discussions concerning, any plan, proposal, or offer of reorganization, restructuring or alternative financing (an “Alternative Proposal”) other than the Plan or the restructuring terms contemplated in the Commitment Agreement. Failure to comply with this non-solicitation provision will not be a breach under the Commitment Agreement if the fiduciary duties of its officers and directors require Oglebay to take any action in connection with an Alternative Proposal.

Upon receipt of any Alternative Proposal, Oglebay is required to notify the Subscribers of (a) the identity of the person making or intending to make the Alternative Proposal, (b) the terms of the Alternative Proposal or the modification or amendment of such Alternative Proposal, (c) whether Oglebay is providing or intends to provide access to any non-public information, and (d) whether Oglebay has entered in negotiations concerning the Alternative Proposal.

Unless required by court order, Oglebay will not enter into a definitive agreement with respect to an Alternative Proposal without the prior written consent of the Requisite Subscribers or unless the agreement has been terminated.

The obligation of each Subscriber to perform its obligations under the Commitment Agreement is subject to certain conditions. These conditions can be waived only by the Requisite Subscribers and include, among other things:

(a)	the Plan, containing terms and conditions consistent in all material respects with the restructuring terms contemplated in the Commitment Agreement and otherwise containing terms and conditions reasonably satisfactory to the Subscribers, will have been confirmed by the Bankruptcy Court;

(b)	the Confirmation Order will be reasonably acceptable to the Subscribers, will have been entered by the Bankruptcy Court, and will be a Final Order;

(c)	the Plan will be consummated on terms consistent in all material respects with the restructuring terms contemplated by the Commitment Agreement, the Disclosure Statement, Plan supplement documents, and the definitive documents implementing, achieving and relating to the restructuring terms will be reasonably satisfactory to the Subscribers, and any modifications to the Plan or the restructuring terms contemplated by the Commitment Agreement on or after the date of the Commitment Agreement will be reasonably acceptable to the Subscribers;

(d)	100% of the New Preferred Stock is issued and sold pursuant to the Rights Offering and the Commitment Agreement;

(e)	the Registration Statement will have become effective and the issuance of the New Preferred Stock issuable pursuant to the Rights Offering and the Commitment Agreement and the shares of New Common Stock issuable upon conversion will have been registered under the Securities Act; and

(f)	the issuance of shares of New Common Stock to the holders of Allowed Senior Subordinated Note Claims in respect of the cancellation thereof in accordance with the Plan will be exempt from the registration requirements of the Securities Act, by virtue of Section 1145 of the Bankruptcy Code.

The obligation of Oglebay to perform its obligations under the Commitment Agreement is subject to certain conditions including, among other things:

(a)	the Plan, in a form consistent in all material respects with the restructuring terms contemplated by the Commitment Agreement, will have been confirmed by the Bankruptcy Court and

(b)	the Confirmation Order will have been entered by the Bankruptcy Court and will be a Final Order.

The Commitment Agreement can be terminated by the Requisite Subscribers and Oglebay under certain circumstances. The termination events that are currently in effect for such Subscribers are (a) Oglebay materially breaches the Commitment Agreement; (b) satisfaction of the conditions precedent to be complied with by Oglebay under the Commitment Agreement does not occur; (c) a default or an event of default occurs under the definitive documents to implement the restructuring terms contemplated by the commitment letter with Silver Point, the Second DIP Facility, the Confirmation Facility or the commitment letter with Silver Point, or the Second DIP Facility is otherwise terminated; (d) Oglebay or its affiliates or their respective officers, directors, employees, representatives or agents seek, solicit, encourage or initiate (including, except under limited circumstances, by way of furnishing information) any inquiries or proposals regarding, or participate in negotiations or discussions concerning, any Alternative Proposal; (e) Oglebay enters into a definitive agreement with respect to any Alternative Proposal without the prior written consent, in their sole discretion, of the Requisite Subscribers; (f) Oglebay seeks the assumption of the MLO Contract either through the Plan or by assumption motion without the prior written consent of the Requisite Subscribers; and (g) the restructuring transactions necessary or appropriate to restructure Oglebay’s businesses or simplify Oglebay’s corporate structure are not completed by October 15, 2004.

If one of the termination events described above is not cured or waived by written agreement of the Requisite Subscribers and written notice of termination is provided, the Commitment Agreement will terminate and except for limited rights set forth in the Commitment Agreement, no party to the Commitment Agreement will have any continuing liability or obligation to any other party under the Commitment Agreement. However, Oglebay and the Subscribers will have the rights and remedies available under applicable law and the termination of the Commitment Agreement as described above will not relieve the Subscribers or Oglebay from liability for breach or non-performance of the Subscribers’ or Oglebay’s obligations under the Commitment Agreement prior to the date of termination. If (a) the Subscribers terminate the Commitment Agreement because Oglebay has entered into an Alternative Proposal without the required written consent of the Subscribers or (b) Oglebay terminates the Commitment Agreement for any reason other than a material breach by the Subscribers and prior to termination an Alternative Proposal has been pending or made which proposal is entered into or consummated prior to the Effective Date, then the Subscribers will be entitled to receive the commitment fees discussed above on the effectiveness of any plan or reorganization.

Oglebay can terminate the Commitment Agreement: (a) if the Subscribers materially breach the Commitment Agreement or (b) prior to entering into an agreement regarding any Alternative Proposal, provided that (i) the Board of Directors of Oglebay has determined in good faith (based on advice of its financial advisor or counsel) that the failure to take such action would be inconsistent with its fiduciary obligations set forth in the Commitment Agreement or under the Bankruptcy Code, (ii) Oglebay has given the Subscribers two business days’ advance oral and written notice of its intention to enter into such an agreement, and (iii) the Subscribers will be entitled to receive the fees set forth in the Commitment Agreement described above.

Oglebay and the Subscribers anticipate that they will enter into a further amendment to the Commitment Agreement (a) to amend the terms of the treatment or possible treatment of the MLO Claims, the Senior Secured Note Claims and the Senior Subordinated Note Claims contained in the Commitment Agreement to accurately reflect the treatment of such classes under the Plan, (b) to change the date on which the non-completion of the restructuring transactions contemplated in the Commitment

Agreement will became a termination event from October 15, 2004 to November 15, 2004, and (c) to change the date prior to which the Registration Statement will be declared effective from September 23, 2004 to October 15, 2004, among other things.

SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE AND OTHER POST-

REORGANIZATION INDEBTEDNESS

Valuation

Overview

The Debtors have been advised by Lazard, its financial advisor, with respect to the consolidated Enterprise Value of the Reorganized Debtors on a going-concern basis. Lazard has undertaken this valuation analysis for the purpose of determining value available for distribution to holders of Allowed Claims and Allowed Interests pursuant to the Plan and to analyze the relative recoveries to such holders thereunder. The estimated total value available for distribution (the “Distributable Value”) to holders of Allowed Claims and Allowed Interests is comprised of two primary components (a) an estimated value of the reorganized Debtors’ operations on a going concern basis (the “Enterprise Value”), and (b) the value of certain expected net operating loss carry forwards (“NOLs”).

Based in part on information provided by the Debtors, Lazard has concluded solely for purposes of the Plan that the Distributable Value of the Reorganized Debtors ranges from $370 and $410 million, with a midpoint of $385 million as of an assumed Effective Date of October 31, 2004. Based on an average debt balance of approximately $275 million, Lazard’s mid-point estimated Enterprise Value implies a value for the New Common Stock of $25 million. Assuming approximately 2.9 million shares of New Common Stock are distributed pursuant to the Plan, common equity value is equal to $8.54 per share. These values do not give effect to the potentially dilutive impact of any shares issued (a) upon exercise of the New Warrants, (b) upon conversion of the New Preferred Stock and (c) under the Management Stock Plan. Lazard’s estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED ENTERPRISE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE OF OCTOBER 31, 2004, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD IN EARLY JULY 2004. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

With respect to the Projections prepared by the management of the Debtors and included in this Disclosure Statement, Lazard assumed that such Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. Lazard’s Enterprise Value range assumes the Reorganized Debtors will achieve their Projections in all material respects, including gross profit growth and improvements in operating margins, earnings and cash flow. The Reorganized Debtors’ projected financial performance is better than the recent financial performance of the Debtors. As a result, if the business performs at levels below those set forth in the Projections, such performance may have a materially negative impact on Enterprise Value.

In estimating the Enterprise Value and equity value of the Reorganized Debtors, Lazard (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections as described in this Disclosure Statement, which data were prepared and provided to Lazard by the management of the Debtors and which relate to the Reorganized Debtors’ business and its prospects;

(c) met with certain members of senior management to discuss the Debtors’ operations and future prospects; (d) reviewed publicly available financial data and considered the market value of public companies that Lazard deemed generally comparable to the operating business of the Debtors; (e) considered precedent transactions in the Aggregate, Concrete & Cement and Industrial Metals & Minerals industries; (f) considered certain economic and industry information relevant to the operating business; and (g) conducted such other studies, analysis, inquiries and investigations as it deemed appropriate. Although Lazard conducted a review and analysis of the Debtors’ business, operating assets and liabilities and the Reorganized Debtors’ business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors, as well as publicly available information.

In addition, Lazard did not independently verify management’s Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to holders of Allowed Claims and Allowed Interests thereunder.

Lazard’s analysis addresses the estimated going concern Enterprise Value of the Debtors and the value of certain expected NOLs. It does not address other aspects of the proposed reorganization, the Plan or any other transactions and does not address the Debtors’ underlying business decision to effect the reorganization set forth in the Plan. Lazard’s estimated Enterprise Value of the Debtors does not constitute a recommendation to any holder of Allowed Claims or Allowed Interests as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to, nor did Lazard, express any view as to what the value of the Debtors’ securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated Enterprise Value of the Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Such estimates reflect the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Debtors, Lazard, nor any other person assumes responsibility for their accuracy. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors which generally influence the prices of securities.

Valuation Methodology. The following is a brief summary of certain financial analyses performed by Lazard to arrive at its range of estimated Enterprise Values for the Reorganized Debtors. Lazard performed certain procedures, including each of the financial analyses described below, and reviewed the assumptions with the management of the Debtors on which such analyses were based. Lazard’s valuation analysis must be considered as a whole and selecting just one methodology or portions of the analysis could create a misleading or incomplete conclusion as to Enterprise Value.

Under the valuation methodologies summarized below, Lazard derived a range of Enterprise Values assuming the Reorganized Debtors are a full taxpayer. Lazard separately valued the Debtors’ NOLs as of the assumed Effective Date and added this value to the Enterprise Value range to arrive at a

Distributable Value range. While the Debtors are currently marketing the Mica Business, this analysis incorporates projected financial results for this Business for purposes of calculating Enterprise Value given the current status of the sale process.

Comparable Company Analysis. Comparable Company analysis estimates the value of a company based on the implied valuations of other similar companies that are publicly traded. Under this methodology, the Enterprise Values for selected public companies are typically expressed as multiples of various income statement items. The primary valuation metric applied in this analysis includes Enterprise Value to earnings before interest, taxes, depreciation and amortization (“EBITDA”). The analysis also includes a multi-year financial comparison of each company’s income statement, balance sheet, and cash flow statement. In addition, each company’s performance, profitability, operating margins, leverage and business trends are examined. Based on these analyses, financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Debtors. Criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, location, market presence and size and scale of operations. The selection of truly comparable companies is often difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

Lazard selected the following publicly traded companies (the “Peer Group”) on the basis of general comparability to the Debtors by way of one or more of the factors described above: Eagle Materials, Florida Rock Industries, Lafarge, Martin Marietta Materials, Texas Industries, U.S. Concrete and Vulcan Materials.

Lazard calculated Enterprise Value to EBITDA multiples by dividing the Enterprise Value of each comparable company by its last twelve months ended (“LTM”) March 2004 and estimated 2004 EBITDA as provided in current market research. Lazard concluded that it was appropriate to apply a discount to the various Peer Group valuation multiples when valuing the Reorganized Debtors to reflect (a) the Debtors’ smaller comparative size, (b) sensitivity to revenue variances, (c) the capital intensive nature of this business (resulting in a disadvantageous impact on valuation), and (d) sensitivity to the macro-economic business cycle. Lazard selected Enterprise Value to LTM March 2004 EBITDA multiples ranging from 7.5x to 8.1x with a mid-point of 7.8x and estimated 2004 EBITDA multiples ranging from 6.2x to 6.9x with a mid-point of 6.5x.

These multiples were then applied to the Debtors’ normalized LTM March 2004 and estimated 2004 EBITDA to determine a range of Enterprise Values. To calculate normalized EBITDA, Lazard adjusted the Debtors’ LTM March 2004 and forecasted 2004 results to exclude nonrecurring restructuring fees, miscellaneous income and expense, the contribution of the Lawn & Garden Business Unit which was sold in October of 2003 and to incorporate the proposed accounting treatment for stripping costs which is expected to be implemented post-bankruptcy.

Precedent Transactions Analysis. Precedent Transactions analysis estimates the Enterprise Value of a company based on the implied valuations of merger and acquisition (“M&A”) transactions in the target company’s industry. Valuation multiples for these transactions are calculated based on the purchase price (including any debt assumed where appropriate) paid for the acquired company as a multiple of EBITDA.

Lazard reviewed selected historical and recently completed or announced transactions between 1998 and 2004 that involved companies in lines of business Lazard believed to be comparable in certain respects to the Debtors’ line of business. Lazard sampled 33 separate transactions from a pool of 131 publicly announced M&A transactions within the Aggregate Concrete & Cement and Industrial Metals and Minerals industries. Acquisitions relating to subsidiaries, acquisitions of private companies and acquisitions of foreign companies were included, although acquisitions less than $50 million in value were excluded. Similar to the approach taken in the Comparable Company analysis, Lazard applied a discount to the observed precedent transaction valuation multiples in consideration of (a) the Debtors’ smaller comparative size, (b) sensitivity to revenue variances, (c) the capital intensive nature of this business and (d) sensitivity to the macro-economic business cycle.

Based on this approach, Lazard derived an Enterprise Value to LTM March 2004 EBITDA multiple range of 7.1x to 7.8x, with a mid-point of 7.4x. These multiples were then applied to the Debtors’ normalized LTM March 2004 EBITDA to determine a range of Enterprise Values. Similar to the Comparable Company approach, Lazard calculated normalized EBITDA by adjusting the Debtors’ financial results to exclude nonrecurring restructuring fees, miscellaneous income and expense, the contribution of the Lawn & Garden Business Unit and to incorporate the proposed accounting treatment for stripping costs which is expected to be implemented post-bankruptcy.

Discounted Cash Flow Analysis. The Discounted Cash Flow (“DCF”) analysis values a business by determining the current value of estimated future cash flows to be generated by that business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return debt and equity investors would require to invest in the business based on its capital structure. The value of the firm is determined by calculating the present value of the Reorganized Debtors’ un-levered after-tax free cash flows provided in its business plan (the Projections) plus a proxy for the value of the firm beyond the Projection Period known as the terminal value. The terminal value is derived by applying a multiple to the Reorganized Debtors’ projected EBITDA in the final year of the Projection Period.

To estimate the Discount Rate, Lazard used the cost of equity and the after-tax cost of debt for the Reorganized Debtors, assuming a targeted long-term capital structure comprised of approximately 20% debt and 80% equity, consistent with the average capital allocation observed among the Peer Group. The cost of equity was estimated based on the Capital Asset Pricing Model, which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market. To estimate the cost of debt, Lazard considered the debt financing costs for comparable companies with leverage similar to the Reorganized Debtors’ target capital structure.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and terminal multiples. With respect to the Reorganized Debtors, Lazard considered (a) the Debtors’ smaller comparative size, (b) sensitivity to revenue variances, (c) the capital intensive nature of this business (resulting in a disadvantageous impact on valuation), and (d) sensitivity to the macro-economic business cycle. Based on these considerations, Lazard’s DCF valuation was based upon a range of Discount Rates between 12.5% and 14.5%, with a mid-point of 13.5% and an EBITDA multiple range used to derive a terminal value of 6.5x to 7.0x, with a mid-point of 6.75x.

In applying the above methodology, Lazard utilized management’s detailed financial Projections for the three months ended December 31, 2004 through December 31, 2008 to derive un-levered after-tax cash flows. Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures. For purposes of the DCF, the Reorganized Debtors are assumed to be full taxpayers and the value of their NOLs is calculated separately. These cash flows, along with the terminal value, are discounted back to September 30, 2004 using the range of Discount Rates described above to arrive at a range of Enterprise Values.

Net Operating Losses. The Reorganized Debtors are expected to have substantial NOLs after they emerge from bankruptcy. Lazard valued the NOLs by calculating the present value of the tax savings provided relative to the taxes the Reorganized Debtors would otherwise pay absent application of such NOLs. This analysis assumed that the limitation on such NOL utilization would be approximately $6 million annually and the cash flows from this benefit should be discounted at the Debtors’ cost of equity. Based on this approach, Lazard arrived at a valuation of the Reorganized Debtors’ NOLs of approximately $6 million.

The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily suitable to summary description. In performing these analyses, Lazard and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Lazard are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

New Common Stock

General. As of the Effective Date, Reorganized Oglebay will be authorized to issue the New Common Stock, of which: (a) approximately 2,928,571 shares will be distributed to holders of Allowed Claims in Class 7 (see “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests” and “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims” for a discussion of the possible alternative treatment of Class 7 under the Plan); (b) 17,233,091 shares will be initially reserved for issuance upon conversion of the New Preferred Stock (which number consists of (i) 8,500,000 shares initially reserved for issuance upon conversion of the 8,500,000 shares of New Preferred Stock to be issued on the Effective Date plus (ii) additional shares reserved for issuance as a result of the accretion of dividends thereon through the fifth anniversary of the Effective Date); (c) a number of shares of New Common Stock equal to one-tenth (1/10th) of the number of shares of Old Common Stock held by holders of Allowed Interests in Class 10 on the Distribution Record Date (which number is currently expected to be an aggregate of approximately 523,869 shares of New Common Stock) will be reserved for issuance upon the exercise of New Warrants; and (d) approximately 1,325,397 shares will be reserved for issuance under the Management Stock Plan.

The approximately 2,928,571 shares of New Common Stock and the 8,500,000 shares of New Preferred Stock to be issued and outstanding on the Effective Date will represent approximately 25.6% and 74.4%, respectively, of the total voting power and equity interests in Reorganized Oglebay (before giving effect to the issuance of the shares of New Common Stock reserved for issuance as described above).

In addition to the New Common Stock to be issued pursuant to the Plan, Reorganized Oglebay also will be authorized to issue additional shares of New Common Stock from time to time following the Effective Date under the provisions of the Amended and Restated Articles, the Amended and Restated Code of Regulations and applicable law. The holders of New Common Stock will be entitled to one vote per each share held of record on all matters submitted to a vote of shareholders, except for the election of directors or as otherwise limited by the terms of the New Preferred Stock or any preferred stock issued after the Effective Date.

Subject to the terms of the New Preferred Stock or any preferred stock issued after the Effective Date, holders of the New Common Stock will be entitled to receive ratably such dividends as may be declared by Reorganized Oglebay’s Board of Directors out of funds legally available for payment of dividends. Reorganized Oglebay will be required, subject to restrictions described herein, to pay dividends on the New Preferred Stock, but does not anticipate paying dividends on the New Common

Stock. See “Risk Factors–Risks Related to the Securities–Dividend Policies; Restrictions on Payment of Dividends and Other Payments.” In the event of a liquidation, dissolution or winding up of Reorganized Oglebay, holders of the New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any additional issuances of preferred stock, including the New Preferred Stock. All of the outstanding shares of the New Common Stock to be issued pursuant to the Plan, upon such issuance, will be validly issued, fully paid and nonassessable. Holders of the New Common Stock will have no preemptive, subscription, redemption or conversions rights. Subject to the terms and conditions set forth in the Share Purchase Rights Agreement, if adopted, each share of New Common Stock issued pursuant to the Plan will be accompanied by a Share Purchase Right.

Transfer Agent. The transfer agent for the New Common Stock will be National City Bank.

Listing. Reorganized Oglebay intends to apply to list the New Common Stock on The Nasdaq National Market as soon as practicable after the Effective Date when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that the New Common Stock will qualify for listing at the time it is issued, and there can be no assurance that the New Common Stock will ever be listed on the NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on the Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

New Warrants

Set forth below is a brief summary of the material provisions relating to the New Warrants. This summary is not intended to be complete and is qualified in its entirety by the provisions of the New Warrant Agreement and the New Warrant Certificate setting forth the terms and conditions of the New Warrants.

General. Under the absolute priority rule of the Bankruptcy Code, holders of Allowed Interests in Class 10 are not entitled to any distributions on account of such Interests. Nevertheless, as a result of the negotiations relating to the Commitment Agreement and the Plan, holders of Claims in Class 7, as a Class, have agreed to the treatment proposed by the Debtors for Class 10 under the Plan. Accordingly, on the Effective Date, holders of Allowed Interests in Class 10 will receive the New Warrants on account of such Allowed Interests. Each New Warrant will represent the right to purchase one-tenth (1/10th) of a share of New Common Stock for every share of Old Common Stock of Oglebay held by holders of Allowed Interests in Class 10 on the Distribution Record Date, at an exercise price of $10 per share. Based on the number of shares of Old Common Stock currently outstanding, the Debtors anticipate that the New Warrants will be exercisable for an aggregate of approximately 523,869 shares of New Common Stock. If the Share Purchase Rights Agreement is adopted, shares of New Common Stock issued upon exercise of the New Warrants will also be accompanied by Share Purchase Rights. Oglebay will enter into the New Warrant Agreement with the New Warrant Agent. The New Warrant Agreement will govern the terms relating to the issuance, form, registration, exercise, transfer and exchange of the New Warrants, as well as adjustment provisions, if any. The New Warrants may only be exercised by their holders, in whole or in part, at any time and from time to time prior to 5:00 p.m., Eastern time, on the date that is 30 days after the Effective Date. Each New Warrant that is not exercised before such time will become void, and all rights of the holder in respect of such New Warrant will cease as of such date.

The New Warrants will be issued in either global form or in definitive, certificated form representing individual warrants. The global warrant will represent such number of the outstanding New Warrants as specified in the global warrant and will provide that it will represent the aggregate amount of outstanding New Warrants from time to time endorsed on the global warrant and that the aggregate amount of outstanding New Warrants may from time to time be reduced or increased, as appropriate.

Any such endorsement will be made by the New Warrant Agent and DTC which will be acting as the depositary. Upon request, a holder of New Warrants may receive from the depositary and the New Warrant Agent separate definitive warrants.

Delivery. On the Effective Date, Reorganized Oglebay will deliver, by first class mail, to the holders of the New Warrants either a certificate representing the New Warrants, or notice of such holder’s position in a global New Warrant representing the New Warrants in the case where such holders’ Old Common Stock is held in the name of a broker, bank, depositary or other nominee, which notice will indicate the material terms and conditions and exercise instructions of the New Warrant and a form of election to purchase.

Undeliverable New Warrants. If any distribution of a certificate representing the New Warrants or notice of New Warrants is returned to the New Warrant Agent as undeliverable, no further distributions will be made to the holder unless and until the New Warrant Agent and Reorganized Oglebay are notified in writing of such holder’s then-current address. Generally, such undeliverable distributions will remain in the New Warrant Agent’s possession until they become deliverable. The right to exercise any New Warrant will terminate at 5:00 p.m., Eastern time, on the date that is 30 days after the Effective Date, regardless of whether the certificate representing, or notice of, the New Warrant has been delivered.

Exercise. The New Warrants will be exercisable by surrendering the following to the New Warrant Agent: (a) the New Warrant certificate, if any; (b) the form of election to purchase, properly completed and signed, which signature must be guaranteed by an Eligible Guarantor Institution pursuant to SEC rule 17Ad-15; and (c) payment to the New Warrant Agent, by certified check, official bank check or wire transfer, for Reorganized Oglebay’s account, of the aggregate New Warrant exercise price for the number of shares of New Common Stock in respect of which such New Warrants are then exercised.

Upon exercise of any New Warrants in accordance with the New Warrant Agreement, the New Warrant Agent will deliver or cause to be delivered, in such name as the holder of such New Warrants may designate in writing, a certificate or certificates for the number of whole shares of New Common Stock issuable upon exercise of the New Warrants delivered by such holder for exercise.

If a holder has a New Warrant certificate and it exercises fewer than all of its New Warrants evidenced by such New Warrant certificate, a New Warrant certificate will be issued for the remaining number of New Warrants.

Transfer or Exchange of New Warrants. When definitive, certificated New Warrants are presented to the Warrant Agent with a request to register the transfer of the definitive New Warrant or to exchange such definitive New Warrant for an equal number of definitive New Warrants of other authorized denominations, the New Warrant Agent will register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, the definitive New Warrants presented or surrendered for registration of transfer or exchange (a) are duly endorsed or accompanied by a written instruction of transfer form satisfactory to the New Warrant Agent, duly executed by the holder and (b) in the case of any New Warrant held by an affiliate of Reorganized Oglebay, such request shall be accompanied by evidence, including an opinion of counsel if requested, reasonably satisfactory to Reorganized Oglebay that either: (i) the New Warrant is being delivered to the Warrant Agent by a holder for registration in the name of such holder, without transfer; or (ii) the New Warrant is being transferred in reliance on an exemption from the registration requirements of the Securities Act.

Exchange of a Beneficial Interest in a Global New Warrant for a Definitive New Warrant. The transfer and exchange of global New Warrants or beneficial positions in such warrants will be effected in accordance with the New Warrant Agreement and the procedures of DTC, as follows:

•	Any person having a beneficial position in a global New Warrant may, upon written request to the New Warrant Agent, exchange such beneficial position for a definitive, certificated New Warrant. Upon receipt by the New Warrant Agent of written instructions or such other form of customary instructions from DTC or its nominee on behalf of any person having a beneficial position in a global New Warrant, the New Warrant Agent will cause the number of New Warrants represented by the global New Warrant to be reduced and, following such reduction, Reorganized Oglebay will execute, and the New Warrant Agent will countersign, a definitive New Warrant.

•	Definitive New Warrants issued in exchange for a beneficial position in a global New Warrant will be registered in such names as DTC will instruct the New Warrant Agent.

Exchange of a Definitive New Warrant for a Beneficial Interest in a Global New Warrant. Upon receipt by the New Warrant Agent of a definitive New Warrant that is not a restricted New Warrant duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the New Warrant Agent, together with written instructions directing the New Warrant Agent to make or to direct DTC to make an endorsement on the global New Warrant to reflect an increase in the number of New Warrants represented by the global New Warrant, the New Warrant Agent will cancel such definitive New Warrant and cause or direct DTC to cause in accordance with the standing instructions and procedures existing between DTC and the New Warrant Agent, the number of New Warrants represented by the global New Warrant to be increased accordingly. If no global New Warrants are then outstanding, Reorganized Oglebay will issue, and the New Warrant Agent will countersign, a new global New Warrant representing the appropriate number of New Warrants represented by the global New Warrant.

All requests for transfer and exchange of definitive or global New Warrants or the surrender and payment upon exercise of definitive warrants or global warrants, as the case may be, may be made as follows:

National City Bank

Corporate Trust Operations

Department 5352

P.O. Box 92301

Cleveland, Ohio 44193-0900

Telephone: (800) 622-6757

Facsimile: (216) 257-8508

Fractional Shares. Reorganized Oglebay will not issue any fractional shares of New Common Stock upon the exercise of the New Warrants. If more than one New Warrant is presented for exercise at the same time by the same holder, the number of full shares of New Common Stock issuable upon the exercise of such New Warrants will be computed on the basis of the aggregate number of shares purchasable upon exercise of such New Warrants. If any fraction of a share of New Common Stock would otherwise be issuable upon the exercise of any New Warrants, Reorganized Oglebay will round to the nearest whole number of shares of New Common Stock to be issued (up or down), with half shares being rounded up.

Taxes. Reorganized Oglebay will not be required to pay any taxes that may be payable upon the issuance of new certificates evidencing the New Warrants or shares of New Common Stock in a name other than that of the registered holder. Reorganized Oglebay will not issue or deliver such New Warrant certificates evidencing the New Warrants or shares of New Common Stock unless and until the person requesting the issuance shall have paid Reorganized Oglebay such tax or established that such tax has been paid.

Listing. The New Warrants will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Warrants on the OTC Bulletin Board. The ability to publicly trade the New Warrants on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Reorganized Oglebay intends to notify market makers to request them to apply to the OTC Bulletin Board to initiate quotations in the New Warrants. Other than furnishing to registered broker-dealers copies of this Disclosure Statement, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

This summary of the New Warrants is qualified by reference to the terms set forth on Exhibit I.A.60 of the Plan.

New Preferred Stock

The Amended and Restated Articles will provide that, as of the Effective Date, Reorganized Oglebay will be authorized to issue 30,000,000 shares of preferred stock, of which 8,500,000 shares are designated as the New Preferred Stock.

Set forth below is a brief summary of the material provisions relating to the New Preferred Stock. This summary is not intended to be complete and is qualified in its entirety by the provisions of the Amended and Restated Articles setting forth the rights, preferences, privileges and restrictions of the New Preferred Stock, a copy of the form of which will be filed as an Exhibit to the Plan. See “Reorganized Oglebay—Amended and Restated Articles and Restated Code of Regulations of Reorganized Oglebay.”

Ranking. The New Preferred Stock will, with respect to dividend rights and rights upon Reorganized Oglebay’s liquidation, winding-up or dissolution, rank senior to the New Common Stock and, except as otherwise approved by the holders of a majority of the outstanding shares of New Preferred Stock or contemplated by the terms of the New Preferred Stock, the Junior Stock. The rights of the holders of New Preferred Stock, however, will be subordinate to the rights of the lenders under the Confirmation Facility, other holders of Reorganized Oglebay’s indebtedness and other general creditors.

Dividend Rights. Holders of the New Preferred Stock will be entitled to receive, out of Reorganized Oglebay’s assets legally available for payment, dividends on the then effective Liquidation Preference, payable quarterly, at an annual rate Oglebay anticipates to be equal to 14.25%, which is 200 basis points over the anticipated highest applicable interest rate, payable under the Confirmation Facility as of the Effective Date. Until the third anniversary of the Effective Date, dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective Liquidation Preference of each share of New Preferred Stock. After that date, dividends will be payable in cash, unless Reorganized Oglebay is prohibited under statutory law, or by the terms of the Confirmation Facility, or any facility or security refinancing the Confirmation Facility, from paying cash dividends, in which case, the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective Liquidation Preference. Dividends on the New Preferred Stock will be cumulative.

In addition to the dividends provided above, holders of the New Preferred Stock will be entitled to receive an additional dividend in an amount equal to the amount by which (a) the aggregate amount of dividends that would have been received by holders of the New Preferred Stock in any dividend period if the holders’ New Preferred Stock had been converted at the beginning of such dividend period into shares of New Common Stock at the Conversion Price exceeds (b) the aggregate New Preferred Stock dividend amount accrued or received in such dividend period described in the paragraph above. However, any dividend for which an adjustment in the Conversion Price of the New Preferred Stock is made pursuant to the applicable anti-dilution provisions will not be deemed a dividend or otherwise give rise to any rights under this paragraph. Any such additional dividend will be payable to the holders of New Preferred Stock in the form of cash.

Dividends on the applicable Liquidation Preference of a share of the New Preferred Stock will be payable quarterly, in arrears, on the last day of March, June, September and December of each year, starting December 31, 2004 (assuming an Effective Date of October 31, 2004). Dividends will be payable from the most recent dividend payment date or, in the case of the dividend payable on December 31, 2004 (assuming an Effective Date of October 31, 2004), from the New Preferred Stock issue date. Dividends payable on the New Preferred Stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the New Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

Each declared dividend will be payable to holders of record as they appear on Reorganized Oglebay’s stock records at the close of business on the 15th day prior to the relevant dividend payment date. Regular quarterly dividend periods will start on and include the last day of March, June, September and December, of each year and will end on and include the date before the next dividend payment date.

Reorganized Debtors’ ability to pay cash dividends will be constrained by contractual limitations and may be constrained by statutory limitations in the future. See “Risk Factors–Risks Related to the Securities–Dividend Policies; Restrictions on Payment of Dividends and Other Payments.”

Conversion Rights. A holder of the New Preferred Stock will have the right, at his or her option, to convert any or all of his or her shares of New Preferred Stock into the number of shares of New Common Stock obtained by dividing the aggregate then effective Liquidation Preference of the shares of New Preferred Stock being converted by the Conversion Price. The initial Conversion Price equals $10 and is subject to adjustment upon the occurrence of the events described below.

If a holder of shares of New Preferred Stock exercises conversion rights, those shares will cease to accumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of New Preferred Stock who convert their shares into the New Common Stock will not be entitled to, nor will the Conversion Rate be adjusted for, any accrued and unpaid dividends. Instead, accrued dividends, if any, will be cancelled. Accordingly, shares of New Preferred Stock converted after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted, whether paid in cash or by accretion of the Liquidation Preference. A holder of shares of New Preferred Stock on a dividend payment record date who converts such shares into the New Common Stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of New Preferred Stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon such conversion.

Notwithstanding the foregoing, if shares of New Preferred Stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and Reorganized Oglebay has called such shares of New Preferred Stock for redemption during the period between the close of business on any dividend payment record date and the close of business on the corresponding dividend payment date, the holder who converts such shares will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon such conversion.

The Conversion Price will be subject to adjustment if, after the New Preferred Stock issue date, any of the following events occur:

•	the issuance of any capital stock as a dividend or distribution on the New Common Stock or any other Junior Stock;

•	the combination, subdivision or reclassification or capital reorganization of the New Common Stock;

•	the issuance to all holders of the New Common Stock of rights, options or warrants entitling them to subscribe for or purchase the New Common Stock or securities convertible into or exchangeable or exercisable for the New Common Stock at less than the then current Conversion Price or market price for the New Common Stock, subject to certain exceptions;

•	the distribution to all holders of the New Common Stock of evidence of Reorganized Oglebay’s indebtedness or other assets, including securities, but excluding the dividends, distributions, rights and warrants referred to above and any cash dividend or distribution on which holders of New Preferred Stock participate; or

•	the issuance, sale or exchange of shares of New Common Stock, other than pursuant to any right or warrant to purchase the New Common Stock referred to above and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, for consideration having a fair market value that is less than the current Conversion Price or market price for the New Common Stock.

No adjustment of less than 1% of the Conversion Price will be required. Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination. Except as stated above, the New Preferred Stock does not have rights protecting its holders against dilution resulting from the sale of additional shares of, the New Common Stock by Reorganized Oglebay.

In the event of a consolidation or merger or similar transaction in which the outstanding shares of New Common Stock are by operation of law exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property, the outstanding shares of New Preferred Stock will, after the transaction, be convertible on the same terms and conditions into the consideration receivable by a holder of the number of shares of New Common Stock into which shares of New Preferred Stock could have been converted immediately prior to the transaction.

If the New Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for redemption, unless Reorganized Oglebay defaults in the payment of the redemption price.

Fractional shares of New Common Stock will not be issued upon conversion, but a cash adjustment will be paid in respect of the fractional interests. Reorganized Oglebay will at all times reserve a sufficient number of shares of New Common Stock to effect the conversion of all shares of New Preferred Stock then outstanding.

Redemption. Shares of New Preferred Stock will not be subject to redemption prior to the first anniversary of the Effective Date. On or after the first anniversary of the Effective Date, the shares of New Preferred Stock will be redeemable at Reorganized Oglebay’s option, in whole or in part, at any time or from time to time, out of funds legally available for payment, at the following redemption prices (expressed as a percentage of the then effective Liquidation Preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

Year	Redemption Prices (expressed as a percentage of the then effective Liquidation Preference)
On or after the first anniversary of the Effective Date until, but excluding, the second anniversary of the Effective Date	110%
On or after the second anniversary of the Effective Date until, but excluding, the third anniversary of the Effective Date	108%
On or after the third anniversary of the Effective Date until, but excluding, the fourth anniversary of the Effective Date	106%
On or after the fourth anniversary of the Effective Date	104%

In each case, however, the New Common Stock must be trading at or above an average of 130% of the Conversion Price for 30 consecutive trading days at any time prior to the date that Reorganized Oglebay provides the redemption notice.

If fewer than all of the outstanding shares of New Preferred Stock are to be redeemed, Reorganized Oglebay will select those to be redeemed pro rata, or by lot, or in any other manner as Reorganized Oglebay’s Board of Directors may determine.

On or after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the New Preferred Stock called for redemption. The shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as shareholders, except the right to receive the amount payable on redemption, without interest.

If Reorganized Oglebay redeems any shares of New Preferred Stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of New Preferred Stock to be redeemed as their addresses appear on Reorganized Oglebay’s stock register.

Change of Control Repurchase. The Debtors are currently negotiating with the Creditors’ Committee the possible adoption of a change of control repurchase provision that would provide each holder of New Preferred Stock the right, upon the occurrence of a “change of control” (to be defined) and subject to certain conditions and limitations, to require Reorganized Oglebay to repurchase any or all of such holder’s shares of the New Preferred Stock. The terms of any change of control repurchase provision will be disclosed in Exhibit IV.C.1.a of the Plan.

Voting Rights. Each holder of the New Preferred Stock will be entitled to the number of votes equal to the number of shares of New Common Stock into which shares of New Preferred Stock so held could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth below, all shares of New Preferred Stock and all shares of New Common Stock will vote together as a single class on all matters to come before the shareholders of Reorganized Oglebay. Fractional votes by the holders of New Preferred Stock will not be permitted, and any fractional voting rights (after aggregating all shares into which shares of New Preferred Stock held by each holder could be converted) will be disregarded.

For as long as shares of New Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the New Preferred Stock shall be necessary for Reorganized Oglebay to:

•	authorize or adopt an amendment to, or repeal any provision of, Reorganized Oglebay’s Amended and Restated Articles (including by way of merger, consolidation or otherwise); provided that no modification or amendment may, without the consent of each holder of New Preferred Stock affected by this modification or amendment, decrease the Liquidation Preference or dividend rate of the New Preferred Stock;

•	authorize, create, amend or issue, or increase the authorized amount of, Parity Stock or Senior Stock, or authorize or issue any derivative securities evidencing the right to acquire these shares of Senior Stock or Parity Stock; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of the New Preferred Stock will not be necessary for Reorganized Oglebay to authorize, create, amend or issue, or increase the authorized amount of, Parity Stock or Senior Stock if either (a) all of the proceeds of such issuance will be used to redeem the New Preferred Stock, in whole or in part, or (b) a portion of the proceeds will be used to redeem all of the New Preferred Stock;

•	increase the authorized amount of, or issue any additional shares of, New Preferred Stock;

•	directly or indirectly recapitalize or reclassify any shares of Reorganized Oglebay capital stock into New Preferred Stock, Senior Stock or Parity Stock;

•	pay or declare any dividend on any shares of Junior Stock (other than a dividend payable solely in shares of Junior Stock paid to holders of Junior Stock);

•	take any action that results in the purchase or redemption by Reorganized Oglebay of any Parity Stock or Junior Stock;

•	create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any indebtedness other than (a) the maximum borrowing capacity provided for under the Confirmation Facility or Refinancing Indebtedness, (b) any “permitted indebtedness,” as such term is defined under the Confirmation Facility or any Refinancing Indebtedness and (c) any other indebtedness in an aggregate principal amount outstanding at any time not exceeding $30 million, provided, that the amount referred to in clause (c) will be increased to the extent that the borrowing capacity under the Confirmation Facility is permanently reduced; provided however, that this entire provision will cease to be effective as of the third anniversary of the Effective Date; and

•	effect a liquidation or other winding-up of Reorganized Oglebay.

Each holder of New Preferred Stock will be deemed to have voted or, in the case where the affirmative vote of the holders of New Preferred Stock is required by any law, statute or regulation applicable to Reorganized Oglebay, will vote all of the shares of New Preferred Stock held by such holder to approve:

•	any authorization, creation, amendment or issuance of Parity Stock or Senior Stock requiring the approval of the holders of shares of New Preferred Stock if either (a) all of the proceeds of such issuance will be used to redeem the New Preferred Stock, in whole or in part, or (b) the proceeds will be used to redeem all of the New Preferred Stock; and

•	any authorization, creation, amendment or issuance of Junior Stock requiring the approval of holders of shares of New Preferred Stock.

Following the issuance of the New Preferred Stock, the Board of Directors of Reorganized Oglebay will consist of seven members, elected as follows:

•	the holders of the New Preferred Stock will be entitled, voting as a separate class, to elect the “New Preferred Stock director number” at each annual election of the directors, which will be a maximum of four. In case of any removal, either with or without cause, of a director elected by the holders of the New Preferred Stock, the holders of the New Preferred Stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the New Preferred Stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the New Preferred Stock; and

•	the remaining directors will be elected by holders of New Common Stock voting separately as a single class. In case of any removal, either with or without cause, of a director elected by the holders of the New Common Stock, the holders of the New Common Stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the New Common Stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the New Common Stock.

For purposes of this description, the “New Preferred Stock director number” means, at any given time, for so long as (a) at least 75% of the shares of New Preferred Stock outstanding as of the Effective Date remain outstanding, a maximum of four directors, (b) less than 75%, but more than 50%, of the shares of New Preferred Stock outstanding as of the Effective Date remain outstanding, a maximum of three directors, (c) the percentage of the shares of New Preferred Stock outstanding as of the Effective Date that remain outstanding is equal to or between 25% and 50%, a maximum of two directors, and (d) less than 25% of the shares of New Preferred Stock outstanding as of the Effective Date remain outstanding, a maximum of one director.

Liquidation Preference. In the event of Reorganized Oglebay’s liquidation, dissolution or winding up after payment or provision for payment of Reorganized Oglebay’s debts and other liabilities, holders of outstanding shares of New Preferred Stock will be entitled to receive out of Reorganized Oglebay’s assets available for distribution to shareholders (and before any distribution of assets is made to the holders of the New Common Stock or any Junior Stock as to distributions) the Liquidation Preference, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up.

Upon any liquidation, dissolution or winding up of Reorganized Oglebay, the holders of shares of New Preferred Stock will be entitled to receive the greater of (a) the Liquidation Preference, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up and (b) the amounts that such holders would have received if all of the then outstanding shares of New Preferred Stock had been converted into New Common Stock immediately prior to such liquidation, dissolution or winding up.

All distributions made with respect to the New Preferred Stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of the New Preferred Stock.

A consolidation, merger, sale or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all of Reorganized Oglebay’s assets will not be considered a liquidation, dissolution or winding up for this purpose. If, however, the aggregate amount of cash receivable in exchange for or upon conversion of the New Preferred Stock in connection with a cash merger or other cash transaction would be less than the liquidation value of the New Preferred Stock, then the cash merger or transaction will be considered a liquidation, dissolution or winding up and will be subject to the rights described above.

Preemptive Rights. No holder of any shares of New Preferred Stock will have any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

No Other Rights. Shares of New Preferred Stock do not have any preferences, voting powers or relative, participating, option or other special rights, except as set forth in the Amended and Restated Articles (some of which are described above) or as otherwise required by law.

Book-Entry, Delivery and Form. DTC will act as securities depositary for the New Preferred Stock. Initially, the New Preferred Stock will be represented only by one or more fully registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.

Transfer Agent. The transfer agent for the New Preferred Stock will be National City Bank, N.A.

Listing. Reorganized Oglebay intends to apply to list the New Preferred Stock on The Nasdaq National Market as soon as practicable after the Effective Date when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and there can be no assurance that the New Preferred Stock will ever be listed on The Nasdaq National Market. If Reorganized Oglebay is not able to list such securities on The Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Preferred Stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

Future Issuances of Stock

In addition to the New Common Stock and the New Preferred Stock to be issued on the Effective Date and the New Common Stock to be issued (a) upon exercise of the New Warrants, (b) upon conversion of the New Preferred Stock and (c) pursuant to the Management Stock Plan, Reorganized Oglebay will be authorized to issue additional shares of capital stock from time to time following the Effective Date to the extent permitted under the Amended and Restated Articles, the Amended and Restated Code of Regulations and applicable law.

New Term Loan

On the Effective Date, the Debtors may enter into the New Term Loan. The New Term Loan would be for an aggregate original principal amount not to exceed $5 million. Based upon current projections, the Debtors do not believe that the New Term Loan is necessary to implement the Plan. The Debtors, however, are currently reviewing the necessity, if any, for such a loan to maintain liquidity through peak borrowing seasons in their operations. See “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Notes.”

Confirmation Facility

As of the Effective Date, the Debtors, the Confirmation Facility Agent and certain lenders will enter into the Confirmation Facility. The Debtors anticipate that the Confirmation Facility will consist of the New Revolver, the New Term Loan A and the New Term Loan B. The New Revolver will be in an aggregate principal amount at any one time outstanding not to exceed $55 million (provided that from March 1, 2005 through September 30, 2005 the amount available for borrowings under the New Revolver will increase to $65 million), with a $20 million sublimit for letter of credit accommodations. Availability under the New Revolver will be subject to a borrowing base. The New Term Loan A will be in an outstanding principal amount of up to $105 million. The New Term Loan B will be in an outstanding principal amount of up to $150 million, and will include amounts currently outstanding under the term loan A-1 of the Second DIP Facility and amounts currently outstanding under the term loan B of the Second DIP Facility.

The pricing of the loans under the New Revolver and the New Term Loan A is to be on the same terms as those of the Second DIP Facility, as described herein under “Operations During the Chapter 11 Cases - Postpetition Operations and Liquidity - Second DIP Facility.” Amounts outstanding under the New Term Loan B will bear interest at either (a) the greater of 14.25% and the prime rate plus 9.75% for prime rate loans or (b) the greater of 12.25% and LIBOR plus 10.25% for LIBOR rate loans.

The Confirmation Facility will mature five years after the Effective Date and will include restrictive covenants, including requirements of minimum EBITDA, a limitation on capital expenditures and restrictions on the payment of dividends by the Reorganized Debtors, as well as other restrictions customary in facilities of this nature.

This summary of the Confirmation Facility is qualified by reference to the terms set forth on Exhibit I.A.19 to the Plan.

RISK FACTORS

The implementation of the Plan and the New Warrants, the New Common Stock and the New Preferred Stock to be issued on the Effective Date are subject to a number of material risks, including those enumerated below. Prior to voting on the Plan, each party entitled to vote should carefully consider the risk factors enumerated or referred to below, as well as all of the information contained in this Disclosure Statement, including the Exhibits hereto. If any of the following risks actually occurs, the Debtors and the Reorganized Debtors may not be able to conduct their business as currently planned, and the Debtors’ and the Reorganized Debtors’ financial condition and operating results could be seriously harmed. In addition to the risks set forth below, risks and uncertainties not presently known to the Debtors and the Reorganized Debtors, or risks that the Debtors currently consider immaterial, may also impair the Debtors’ or the Reorganized Debtors’ operations or results. For purposes of this section of the Disclosure Statement only, the term “Oglebay Companies” will be used to refer to the Debtors and the Reorganized Debtors.

Risks Related to the Debtors’ Reorganization

Potential Disruption of Operations

The commencement and pendency of the Chapter 11 Cases could adversely affect the Debtors’ relationships with customers and suppliers, as well as the Debtors’ ability to retain or attract high quality employees. In such event, weakened operating results may occur that could give rise to variances from the Projections contained in this Disclosure Statement.

Financial Condition of the Debtors; Substantial Leverage

The Second DIP Facility, which the Debtors consummated on July 15, 2004, allows them to refinance substantial amounts of secured prepetition debt, which will streamline the process of confirming the Plan. However, due to this refinancing, the Debtors currently have significant indebtedness under the Second DIP Facility that is substantial in relation to their current estimates of shareholders’ equity. In addition, the Second DIP Facility includes restrictive financial and operating covenants and prohibitions. On the Effective Date, the Debtors anticipate replacing the Second DIP Facility with the Confirmation Facility, which will be provided on similar terms as the Second DIP Facility. See “Operations During the Chapter 11 Case–Postpetition Operations and Liquidity.”

Although implementation of the Plan will significantly reduce the Debtors’ debt service obligations, the Debtors anticipate that they will have indebtedness pursuant to the Confirmation Facility that will be substantial in relation to the Debtors’ shareholders’ equity as of the Effective Date. Although no assurances can be given, the Debtors believe that, after the Effective Date, sufficient cash flow will be generated to meet the Reorganized Oglebay’s operating requirements, including the payment of interest under the Confirmation Facility when due.

The Confirmation Facility will contain restrictive financial and operating covenants and prohibitions, including provisions that will restrict the payment of dividends on the New Common Stock and will otherwise limit Reorganized Oglebay’s ability to make distributions to holders of New Preferred Stock. Reorganized Oglebay’s leverage and restrictions contained in the Confirmation Facility will require that a substantial portion of Reorganized Oglebay’s cash flow be dedicated to service its interest expense and to make mandatory payments of principal, which may impair Reorganized Oglebay’s ability to finance its future operations and capital needs and may limit Reorganized Oglebay’s flexibility in responding to changing business and economic conditions and to business opportunities.

Security Interests

Substantially all of the Debtors’ cash, receivables, equipment, inventory, real property and other assets are subject to a first priority lien in favor of the Second DIP Lenders pursuant to the terms of the Second DIP Facility and orders entered by the Bankruptcy Court. These assets will be subject to various liens and security interests in favor of the lenders under the Confirmation Facility and in favor of other creditors as provided in orders of the Bankruptcy Court. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to Reorganized Oglebay or the subsidiary owning the collateral and to other creditors of Reorganized Oglebay or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

Non-Confirmation of the Plan

The Debtors anticipate that certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that the Debtors have not satisfied the confirmation requirements under sections 1129(a) and (b) of the Bankruptcy Code. However, even if no objections are filed, all impaired classes of claims and interests accept or are deemed to have accepted the Plan, or, with respect to a class that rejects or is deemed to reject the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under sections 1129(a) and (b) of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code requires, among other things, a demonstration that the Confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of the Debtors, except as contemplated by the Plan, and that the value of distributions to parties entitled to vote on the Plan who vote to reject the Plan not be less than the value of distributions such creditors and equity security holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet the requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, among other things, the cramdown requirements under section 1129(b) of the Bankruptcy Code, the Debtors have reserved the right to amend the Plan in such a manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code.

Projections

The Projections contained in this Disclosure Statement are inherently uncertain and are dependent upon the successful implementation of Reorganized Oglebay’s business plan and the reliability of the other assumptions contained in the business plan. The Projections reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Oglebay, industry performance, general business and economic conditions and other matters, most of which are beyond the control of Reorganized Oglebay and some of which may not materialize.

Unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of Reorganized Oglebay. Therefore, the actual results achieved throughout the periods covered by the Projections will vary from the projected results. These variations may be material and adverse. See “Reorganized Oglebay — Projected Financial Information.”

Noncomparability of Historical Financial Information

As a result of the consummation of the Plan and the transactions contemplated thereby, Reorganized Oglebay will be subject to the “fresh-start” reporting rules. Accordingly, the financial condition and results of operations of Reorganized Oglebay from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the consolidated historical financial statements of Oglebay contained in this Disclosure Statement.

Reorganized Oglebay’s Long-Range Plans

Following the Effective Date, Reorganized Oglebay’s Board of Directors may include directors who are currently on Oglebay’s Board of Directors. Four of the Reorganized Oglebay directors, who constitute a majority, will have been designated by the holders of the New Preferred Stock. Reorganized Oglebay may make changes, which could be material, to the business, operations and current long-range plan of Reorganized Oglebay. It is impossible to predict what these changes will be and the impact they will have on Reorganized Oglebay’s future results of operations and its share prices.

Risks Associated with Concentration of Share Ownership

Following the Effective Date, some of the holders of Old Senior Subordinated Notes and certain other new third party accredited investors, including potentially some of the holders who will have designated a member of Reorganized Oglebay’s initial Board of Directors, could become significant shareholders of Reorganized Oglebay. As a result of these relationships, when conflicts arise between the interests of significant shareholders and the interests of Reorganized Oglebay’s other shareholders, directors designated by the affected significant shareholders may not be disinterested. These shareholders may also from time to time make significant investments in other companies that may compete with Reorganized Oglebay. This may result in conflicts of interest. Actions these shareholders take relating to these investments may conflict with the interests of Reorganized Oglebay’s other shareholders. Under Ohio law, although Reorganized Oglebay’s directors and officers have a duty of loyalty to Reorganized Oglebay, transactions that Reorganized Oglebay enters into in which a director has a conflict of interest are generally permissible as long as the material facts as to the director’s or officer’s relationship to or interest in the transaction are disclosed to Reorganized Oglebay’s Board of Directors and a majority of its disinterested directors approves the transaction, or the transaction is otherwise fair to Reorganized Oglebay.

Significant Influence of Principal Shareholders

If the rights distributed in the Rights Offering are exercised by a small number of rights holders, as of the Effective Date a limited number of individuals or entities, severally or jointly, could directly or indirectly control the voting power with respect to a significant number of outstanding shares of New Common Stock and outstanding shares of the New Preferred Stock. These individuals or entities, severally or jointly, might be able to significantly influence, and perhaps effectively control, the outcome of matters requiring shareholder approval, including the election of members of the Board of Directors. In addition, such individuals or entities could have a substantial advantage over any third person seeking to acquire a majority of Reorganized Oglebay’s voting power. This could materially adversely affect the market price of the New Common Stock or delay or prevent a change in control of Reorganized Oglebay other than in a transaction supported by or led by such individuals or entities, severally or jointly. If all recipients of the rights were to exercise the rights they receive, the direct or indirect control of such voting power by holders exercising their rights would be reduced accordingly.

Certain Anti-Takeover Effects

If adopted pursuant to the Plan, the Share Purchase Rights Agreement, under certain circumstances, could significantly impair the ability of third parties to acquire control of Reorganized Oglebay without the prior approval of its Board of Directors, thereby depriving shareholders of an opportunity to obtain a takeover premium for shares in Reorganized Oglebay. The Share Purchase Rights Agreement would be adopted to protect Reorganized Oglebay and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of Reorganized Oglebay and its shareholders, and would not be in response to any pending takeover or proposed change in control.

Implications of Resale of Shares Volume

On the Effective Date, the holders of the Allowed Old Senior Subordinated Note Claims will own 100% of outstanding shares of New Common Stock and certain holders of Allowed Old Senior Subordinated Notes and third party accredited investors will own 100% of the outstanding shares of New Preferred Stock. See “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests” and “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims” for a discussion of the possible alternative treatment of Class 7 under the Plan. Certain of these individuals and institutions may not be in the business of holding equity on a long-term basis. Sales by these shareholders of a substantial number of shares after the Effective Date could significantly reduce the market price of the New Common Stock or the New Preferred Stock. Moreover, the perception that these shareholders might sell significant amounts of the New Common Stock or the New Preferred Stock could depress the trading price of the shares for a considerable period. Sales of these shares, and the possibility of these sales, could make it more difficult for Reorganized Oglebay to sell equity, or equity-related securities, in the future at a time and price that Reorganized Oglebay considers appropriate.

Risks Related to the Securities

Risks Associated with the Exercise of the New Warrants

Holders of New Warrants who decide to exercise their New Warrants for New Common Stock within the applicable expiration period will be paying more than the assumed valuation of the New Common Stock. The valuation analysis was conducted for the purpose of determining value available for distribution to holders of Allowed Claims and Allowed Interests pursuant to the Plan and analyzing the relative recoveries to such holders thereunder. Under the Plan, holders of Allowed Interests in Class 10 will receive New Warrants, representing the right to purchase one-tenth (1/10th) of a share of New Common Stock for every share of Old Common Stock held by holders of Allowed Interests in Class 10 on the Distribution Record Date at an exercise price of $10 per share. However, under Lazard’s valuation analysis, a value of $8.54 per share of New Common Stock has been assumed, based upon the midpoint of the Enterprise Value of Reorganized Oglebay. See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness–Valuation.”

Risks Associated with Purchasing the New Warrants

The New Warrants will be exercisable until 5:00 p.m., Eastern time, on the date that is 30 days after the Effective Date. If, after the Effective Date, trading in the New Warrants is initiated on the OTC Bulletin Board, the Debtors expect that such trading will be on a customary basis in accordance with normal settlement procedures. Accordingly, as with all securities, generally, trades effected in New Warrants will be required to be settled within three trading days after the trade date. A purchase and sale of New Warrants that is effected on the date that is 28 days after the Effective Date, would be required to be settled not later than the time the New Warrants will have expired. Therefore, if New Warrants are purchased on or after the date that is 28 days following the Effective Date, such warrants may be received after they have already expired and they will be of no value.

Risks Associated with Determination of Subscription Price for the New Preferred Stock

The subscription price for the New Preferred Stock offered pursuant to the Rights Offering was determined pursuant to arm’s-length negotiations among Oglebay and certain holders of Old Senior Subordinated Notes and does not bear any relationship to the historical price of the Old Common Stock of Oglebay or Reorganized Oglebay’s anticipated future operations, cash flows, financial condition, or any other established criteria for securities or business valuation. Accordingly, the subscription price is not indicative of Reorganized Oglebay’s anticipated or prospective value or the value or future trading price of or trading market for the New Preferred Stock or the New Common Stock.

Limitations on, and Effects from, Repurchase of New Preferred Stock Upon a Change of Control

If a change of control repurchase option is granted to holders of New Preferred Stock, upon the occurrence of a “change of control,” a holder of New Preferred Stock would have the right to require Reorganized Oglebay to purchase any or all of such holder’s New Preferred Stock. However, due to the following factors, Reorganized Oglebay may be limited or prohibited from purchasing New Preferred Stock upon an exercise of a holder’s change of control repurchase right: (a) Reorganized Oglebay may not have sufficient cash to purchase such holder’s shares of New Preferred Stock upon the exercise of a change of control repurchase right; (b) covenants in the Confirmation Facility will restrict the ability of Reorganized Oglebay to repurchase the New Preferred Stock; (c) a “change of control” will constitute an event of default under the terms of the Confirmation Facility; (d) under Ohio law, Reorganized Oglebay would not be able to repurchase the New Preferred Stock if after such repurchase its assets would be less than its liabilities plus its stated capital, or if it would be insolvent or rendered insolvent; and (e) as a holding company, Reorganized Oglebay’s ability to repurchase the New Preferred Stock will be limited by any restrictions placed on its ability to obtain funds for such repurchase through dividends from its subsidiaries.

In any event, a change of control repurchase right would not necessarily afford the holders of New Preferred Stock protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving Reorganized Oglebay because such transactions may not involve a shift in voting power or beneficial ownership or may not involve a shift of the magnitude required under the definition of “change of control” to trigger such provisions.

The change of control repurchase provision being negotiated with the Creditors’ Committee, if adopted, would not afford the holders of New Common Stock protection in the event a “change of control” is triggered.

Dividend Policies; Restrictions on Payment of Dividends and Other Payments

Subject to certain restrictions described below, Reorganized Oglebay will be required to pay dividends on the New Preferred Stock pursuant to its terms. However, Reorganized Oglebay does not anticipate paying any dividends on the New Common Stock in the foreseeable future.

Reorganized Oglebay may be constrained from paying dividends by statutory limitations. Generally, Reorganized Oglebay will not be able to pay dividends if the payment would exceed the surplus of its assets minus its liabilities, or if Reorganized Oglebay is insolvent or would be rendered insolvent.

Further, covenants in the debt instruments to which Reorganized Oglebay will be a party will restrict the ability of Reorganized Oglebay to pay dividends on the New Common Stock and may prohibit the payment of dividends and certain other payments on the New Preferred Stock under certain circumstances. Although the terms of the New Preferred Stock require that Reorganized Oglebay obtain the approval of the holders of the New Preferred Stock to incur indebtedness above a certain level, Reorganized Oglebay, nevertheless, may incur indebtedness in the future that could limit its ability to make subsequent dividend or liquidation payments to the holders of New Preferred Stock. In addition, in the event of a bankruptcy, liquidation or reorganization of Reorganized Oglebay, its assets will be available to pay obligations on the New Preferred Stock only after all of its indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the New Preferred Stock then outstanding.

In addition, because Reorganized Oglebay is a holding company, its ability to pay dividends on the New Preferred Stock may be limited by restrictions on its ability to obtain funds for such dividends through dividends from its subsidiaries.

Risks Associated with Receipt and Ownership of New Common Stock

Currently, each holder of an Allowed Senior Subordinated Note Claim stands pari passu with all other general unsecured debt as regards its right to receive payment from the Debtors upon its Allowed Claim. As discussed previously, on the Effective Date, each holder of an Allowed Old Senior Subordinated Note Claim will receive, in respect of such Allowed Claim against all of the Debtors, its Pro Rata share of approximately 2,928,571 shares of New Common Stock. Thus, upon implementation of the Plan, each holder of an Allowed Old Senior Subordinated Note Claim, as an equity holder in Reorganized Oglebay, will become structurally subordinated to all liabilities of Reorganized Oglebay, which liabilities will include the Tort Claims. As a structurally subordinated stakeholder in Reorganized Oglebay, the assets of Reorganized Oglebay would not be available for distribution to any holder of New Common Stock in any bankruptcy, liquidation or reorganization of Reorganized Oglebay unless, and until, all indebtedness of Reorganized Olgebay, including the Tort Claims, has been paid and the Liquidation Preference of the New Preferred Stock has been paid or otherwise satisfied. In addition, as discussed above, distributions to holders of Allowed Old Senior Subordinated Note Claims on the Effective Date may be diluted as a result of the subordination provisions in the Old Senior Subordinated Note Indenture. See “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests” and “Treatment of Certain Claims Under the Plan—Treatment of Old Senior Secured Note Claims” for a discussion of the possible alternative treatment of Class 3 and Class 7 under the Plan.

Listing of Reorganized Oglebay’s Securities

Reorganized Oglebay intends to apply to list the New Common Stock and the New Preferred Stock on The Nasdaq National Market as soon as practicable after the Effective Date when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and there can be no assurance that the New Common Stock or the New Preferred Stock will ever be listed on The Nasdaq National Market. If Reorganized Oglebay is not able to list such securities on The Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock and the New Preferred Stock on the OTC Bulletin Board. The ability to publicly trade the New Common Stock or the New Preferred Stock on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Reorganized Oglebay intends to notify market makers to request them to apply to OTC Bulletin Board to initiate quotations in the New Common Stock and the New Preferred Stock if such securities are not available for listing on The Nasdaq National Market. Other than furnishing to registered broker-dealers copies of the prospectus in connection with the Rights Offering and documents filed as Exhibits to the registration statement of which the prospectus is a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

Reorganized Oglebay, therefore, cannot provide any assurance that the New Common Stock or the New Preferred Stock will be publicly tradable at any time after the Effective Date. If no public market for the New Common Stock or the New Preferred Stock develops, holders of such securities may have difficulty selling or obtaining timely and accurate quotations with respect to such securities.

The New Warrants will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Warrants on the OTC Bulletin Board. The ability to publicly trade the New Warrants on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Reorganized Oglebay intends to notify market makers to request them to apply to the OTC Bulletin Board to initiate quotations in the New Warrants. Other than furnishing to registered broker-dealers copies of this Disclosure Statement, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board. Reorganized Oglebay, therefore, cannot provide any assurance that the New Warrants will be publicly tradeable at any time after the Effective Date.

Risks Related to the Oglebay Companies and Their Business

Fluctuation in Demand for Oglebay’s Products and Services

All of the Oglebay Companies’ mineral operations are cyclical. Further, the Oglebay Companies experience increases and decreases in profitability throughout the year resulting mostly from fluctuating demand for the Oglebay Companies’ products. Demand in the markets served by these industries is influenced by many factors, including the following:

•	global and regional economic conditions;

•	fluctuations in energy, fuel, oil and natural gas prices and the availability of such fuels;

•	declines in steel production;

•	changes in residential and commercial construction demands, driven in part by fluctuating interest rates and demographic shifts, especially in the Great Lakes and Mid-Atlantic regions;

•	changes in demand for the Oglebay Companies’ products due to technological innovations;

•	changes in environmental laws and regulations;

•	changes in weather;

•	prices, availability and other factors relating to the Oglebay Companies’ products;

•	demand for automobiles and other vehicles;

•	the substitution of plastic or other materials for glass;

•	labor strikes and costs at Oglebay Companies’ customers;

•	population growth rates; and

•	government spending on road and other infrastructure construction.

The Oglebay Companies cannot predict or control the factors that affect demand for their products and services. Negative developments in the above factors, among others, would cause the demand for and supply of their products and services to suffer, which would adversely affect their results of operations.

Impact of the Highly Competitive Mining Industry

The Oglebay Companies sell their products and services in highly competitive markets. The Oglebay Companies believe that for all of their business segments price, product quality, product characteristics, location and customer service are the most significant competitive considerations. In many of their markets, the Oglebay Companies may face competition from large companies that have greater financial resources and less debt than the Oglebay Companies do, which may enable them to commit larger amounts of capital in response to changing market conditions. The Oglebay Companies expect competitive pressures in their markets to remain strong. If the Oglebay Companies fail to compete effectively, their results of operations could be adversely affected.

Risks Associated with Mining Operations

The mineral production and the marine transportation industries are inherently risky businesses, the operations of which are subject to conditions beyond the Oglebay Companies’ control. The Oglebay Companies’ mining operations are affected by weather and natural disasters, such as heavy rains and flooding, equipment failures and other unexpected maintenance problems, variations in the amount of rock and soil overlying mineral deposits, variations in geological conditions, fires, explosions and other accidents, fluctuations in the price or availability of the Oglebay Companies’ supplies and other matters. In recent years, the Global Stone segment’s operations were negatively impacted by some of these events, including flooding, equipment failures and other maintenance problems. In addition, an increase in the price or a decrease in the availability of fuel or other sources of energy necessary for the Oglebay Companies’ mining, processing and shipping operations could adversely affect operating costs. Any of these risks could result in damage to, or destruction of, the Oglebay Companies’ mining properties or processing facilities, personal injury to their employees, environmental damage, delays in mining or processing, losses or possible legal liability. The Oglebay Companies cannot predict whether they will suffer the impact of these and other conditions in the future.

Dependence on Adequate Mineral Reserves

The Oglebay Companies’ future success depends, in part, upon their ability to develop or acquire additional industrial mineral reserves and to profitably extract those reserves. Although the Oglebay Companies believe that the depletion of their existing mineral reserves is unlikely for many years, they cannot state with certainty how long it will be profitable for them to extract their reserves in the future. To increase the Oglebay Companies’ reserves and mining production, the Oglebay Companies must continue to develop and acquire reserves. It is difficult for the Oglebay Companies, and for other mining companies, to estimate quantities of additional recoverable reserves. The Oglebay Companies’ estimates of reserve data are based on independent studies as well as their own studies. The Oglebay Companies’ estimates of industrial mineral reserves and future net cash flows, however, depend upon a number of factors and assumptions which include:

•	historical production from the areas;

•	interpretation of geological, geophysical and chemical quality data;

•	assumptions concerning effects of regulations by governmental agencies;

•	assumptions concerning future industrial mineral prices;

•	assumptions concerning future market conditions and competitive environment;

•	assumptions concerning future operating costs, severance costs and excise taxes; and

•	assumptions concerning development costs and reclamation costs.

These factors and assumptions may vary considerably from actual results. For these reasons, the Oglebay Companies’ reserve data may not be accurate. The Oglebay Companies’ actual production, revenues and expenditures likely will vary from these estimates, and these variances may be material. The Oglebay Companies cannot provide assurances that their attempts to maintain adequate reserves in the future will be successful.

Risks Associated with Mine Closures

If the Oglebay Companies close any of their mines, revenues would be reduced unless they were able to increase production at any of their other mines, which may not be possible. The closure of an open pit mine involves significant fixed closure costs, including accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, and the costs of terminating long-term obligations, including energy contracts and equipment leases. The Oglebay Companies base their assumptions regarding the life of their mines on detailed studies they perform from time to time, but those studies and assumptions do not always prove to be accurate. The Oglebay Companies accrue for the costs of reclaiming open pits, stock piles, tailings ponds, roads and other mining support areas over the estimated mining life of their property. If the Oglebay Companies were to reduce the estimated life of any of their mines, the fixed mine closure costs would be applied to a shorter period of production, which would increase production costs per ton produced and could significantly and adversely affect their results of operations and financial condition. Further, if the Oglebay Companies were to close one or more of their mines prematurely, they would incur significant accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, as well as asset impairment charges, which could materially and adversely affect their financial condition.

Applicable statutes and regulations require that mining property be reclaimed following a mine closure in accordance with specified standards and an approved reclamation plan. The plan addresses matters such as removal of facilities and equipment, regrading, prevention of erosion and other forms of water pollution, revegetation and post-mining land use. The Oglebay Companies may be required to post a surety bond or other form of financial assurance equal to the cost of reclamation as set forth in the approved reclamation plan. The establishment of the final mine closure reclamation liability is based upon permit requirements and requires various estimates and assumptions, principally associated with reclamation costs and production levels. Although the Oglebay Companies believe, based on currently available information, they are making adequate provisions for all expected reclamation and other costs associated with mine closures for which they will be responsible, the Oglebay Companies’ business, results of operations and financial condition would be adversely affected if such accruals were later determined to be insufficient.

Environmental and Silica Exposure Regulations

The Oglebay Companies are subject to a variety of federal, state and local regulatory requirements relating to the environment, including those relating to the Oglebay Companies’ handling of hazardous materials and air and wastewater emissions. Some environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances. If the Oglebay Companies fail to comply with present and future environmental laws and regulations, they could be subject to liabilities or their operations could be interrupted. In addition, future environmental laws and regulations could restrict the Oglebay Companies’ ability to expand their facilities or extract their mineral deposits or could require the Oglebay Companies to acquire costly equipment or to incur other significant expenses in connection with their business. There can be no assurance that future events, including changes in any environmental requirements and the costs associated with complying with such requirements, could have a material adverse effect on the Oglebay Companies.

In addition to environmental regulation, the Oglebay Companies are also subject to laws relating to human exposure to crystalline silica. The Oglebay Companies believe that they materially comply with governmental requirements for crystalline silica exposure and emissions and other regulations relating to silica and plan to continue to comply with these regulations. Several federal and state regulatory authorities, including the Mining Safety and Health Administration, will continue to propose changes in their regulations regarding workplace exposure to crystalline silica. The Oglebay Companies cannot guarantee that they will be able to comply with any new standards that are adopted or that these new standards will not have a material adverse effect on the Oglebay Companies by requiring them to modify their operations or equipment or shut down some of their plants. Additionally, the Oglebay Companies cannot guarantee that their customers will be able to comply with any new standards or that any such new standards will not have a material adverse effect on the Oglebay Companies’ customers by requiring them to shut down old plants or to relocate plants to locations with less stringent regulations that are further away from the Oglebay Companies. Accordingly, the Oglebay Companies cannot at this time reasonably estimate their costs of compliance or the timing of any costs associated with any new standards, or any material adverse effect that any new standards will have on their customers and, consequently, on their operations.

The Oglebay Companies are also subject to various lawsuits relating to the exposure of persons to asbestos and silica. “See — Risks Associated with Litigation.”

Other Regulations Affecting Mining Activity

In addition to the regulatory matters described above, the industrial minerals and aggregates industries are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife protection, wetlands protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. The Oglebay Companies’ future success depends, among other things, upon the quantity of their industrial minerals and aggregates deposits and their ability to extract these deposits profitably. As discussed above, it is difficult for the Oglebay Companies to estimate quantities of recoverable deposits, in part due to future permitting and licensing requirements. The Oglebay Companies believe they have obtained all material permits and licenses required to conduct their present mining operations. However, the Oglebay Companies will need additional permits and renewals of permits in the future. The Oglebay Companies may be required to prepare and present to governmental authorities data pertaining to the impact that any proposed exploration or production activities may have upon the environment. New site approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites. Compliance with these regulatory requirements is expensive, requires an investment of funds well before the potential producer knows if its operations will be economically successful and significantly lengthens the time needed to develop a new site. Finally, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond the Oglebay Companies’ control. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect the Oglebay Companies’ mining operations (including the ability to extract mineral deposits), their cost structure or their customers’ ability to use their industrial minerals or aggregates products. Accordingly, there can be no assurance that current or future mining regulation will not have a material adverse effect on the Oglebay Companies’ business or that they will be able to obtain or renew permits in the future.

Reliance on Third Party Transportation

Other than in the Great Lakes region, the Oglebay Companies rely heavily on railroads and trucking companies to ship their industrial minerals and aggregates products to their customers. Because freight costs represent a significant portion of the total cost to the customer, fluctuations in freight rates can change the relative competitive position of their production facilities. Rail, shipping and trucking operations are subject to various hazards, including extreme weather conditions and operating hazards, as well as slowdowns due to labor strikes and other work stoppages. If the Oglebay Companies are unable to ship their products as a result of the railroads, shipping or trucking companies failing to operate or if there are material changes in the cost or availability of railroad, shipping or trucking services, the Oglebay Companies may not be able to arrange alternative and timely means to ship their products, which could lead to interruptions or slowdowns in the Oglebay Companies’ businesses and, therefore, have a material adverse effect on them.

Dependence on Existing Vessels

The Oglebay Companies’ newest Great Lakes vessel was commissioned in 1981 and their oldest in 1925. The relatively long life of their vessels is due to a scheduled program of regular winter maintenance, periodic renovation and minimal corrosion because they operate only in fresh water. In general, the Oglebay Companies must spend more money to maintain a vessel in good operating condition as the age of the vessel increases. However, the Oglebay Companies’ Great Lakes shipping operations might not be profitable enough in the future to justify spending the necessary money on maintenance to keep their vessels in service. The Oglebay Companies’ vessels depend upon complex mechanical systems for both propulsion and unloading cargo. If any of these systems fail, they may be forced to take the affected vessel out of service. If the Oglebay Companies do this, they will lose the revenue and earnings associated with that vessel. Currently, there is a shortage of skilled and licensed merchant seamen. If the Oglebay Companies cannot hire qualified seamen to operate their vessels, they may be forced to reduce their shipping operations. If the Oglebay Companies do this, they will lose the associated expected revenue and earnings. In addition, although their vessels are insured, if the Oglebay Companies suffer catastrophic damage to a vessel or loss of life to seaman employees, the insurance proceeds may not cover the cost of a new vessel or any damages related to such loss of life.

In addition, in early 2002, the Oglebay Companies entered into a pooling agreement with American Steamship Company, which operates a fleet of 12 modern, self-unloading Great Lakes vessels comparable in size to the Oglebay Companies’ fleet. The agreement combines the operations and customers of the two fleets to achieve more efficient deployment and reduced delays across the combined fleet and better service to the customers of both companies. If American Steamship Company refuses or is unable to honor its commitments under the pooling agreement, the Oglebay Companies’ results of operations could be materially affected.

Potential for Increased Competitive Pressures from Other Modes of Transportation

Aside from dealing with the impact on profitability resulting from such factors as changes in water levels and the congestion of the ports and locks serving the Great Lakes, the shipping component of the Great Lakes Minerals segment must compete with the price and availability of other ships and other modes of transportation, including railroads and trucks. The shipping component of the Great Lakes Minerals segment could face additional competitive pressures if the law known as the Jones Act is repealed. The Jones Act requires that cargo moving between U.S. ports be carried in a vessel that was built in the United States, has a U.S. crew and is owned, at least 75%, by U.S. citizens or corporations. If the Jones Act is repealed, the Oglebay Companies may be unable to compete successfully with new competitors that could enter the market.

Reliance on the Steel Industry

The Oglebay Companies’ net sales to the steel industry accounted for 17%, 17% and 15% of their total revenue in 2003, 2002 and 2001, respectively. The steel industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the demand for steel products is generally affected by macroeconomic fluctuations in the United States and global markets in which steel companies sell their products. Over the past few years, a significant number of domestic steel companies, some of which had been the Oglebay Companies’ customers, have entered bankruptcy proceedings. The continued or future loss of customers in the steel industry could have an adverse impact on the Oglebay Companies’ results of operations.

Seasonality

The Oglebay Companies’ businesses are seasonal, meaning that they experience higher levels of activity in some periods of the year than in others. For example, the Oglebay Companies’ mining operations experience weaker demand during the winter months, when weather conditions can affect the shipping, road and rail distribution of products and the use of industrial sands, lime and limestone for construction. In addition, the Oglebay Companies are ordinarily able to operate their vessels on the Great Lakes for approximately 259 days per year beginning in early April and continuing through mid-December. However, weather conditions and customer demand cause increases and decreases in the number of days the Oglebay Companies actually operate.

Dependence on Significant Customers

During 2003, the Oglebay Companies’ top ten customers represented 28% of their sales. These customers might not continue to purchase these levels of the Oglebay Companies’ products and services in the future due to a variety of reasons. For example, some of the Oglebay Companies’ top customers could go out of business or, alternatively, be acquired by other companies who purchase the same products and services provided by the Oglebay Companies from other third party providers. Although the Oglebay Companies believe they have a diverse customer base, if certain major customers substantially reduce or stop purchasing the Oglebay Companies’ products or services, the Oglebay Companies could suffer a material adverse effect.

Risks Associated with Labor Relations

As of July 21, 2004, various labor unions represent approximately 46% of the Oglebay Companies’ current employees. In 2004, collective bargaining agreements representing approximately 567 employees will expire. If the Oglebay Companies are unable to renegotiate acceptable collective bargaining agreements with these unions, the Oglebay Companies could experience, among other things, strikes, work stoppages or other slowdowns by their workers and increased operating costs as a result of higher wages, health care costs or benefits paid to their union employees. Although the Oglebay Companies consider their current relations with their employees to be good, if they do not maintain these good relations the Oglebay Companies could suffer a material adverse effect.

Potential for Increased Expenditures for Postretirement Benefit and Pension Obligations

The Oglebay Companies’ sponsor qualified defined benefit pension plans that (a) are covered by Title IV of ERISA and (b) are subject to the minimum funding standards of the Internal Revenue Code and ERISA (the “Qualified Pension Plans”). According to regulations issued by the United States Treasury Department and the Pension Benefit Guaranty Corporation, the Oglebay Companies are liable for (a) any funding deficiency or unpaid Pension Benefit Guaranty Corporation (“PBGC”) premiums with respect to any of the qualified pension plans and (b) any unfunded benefit liabilities if any of the qualified pension plans are terminated, either by the plan sponsor or by the Pension Benefit Guaranty Corporation. Although the Oglebay Companies do not currently intend to terminate the qualified pension plans, they are not fully funded. The Pension Benefit Guaranty Corporation has the right to seek available remedies under applicable law against the Oglebay Companies. However, the Pension Benefit Guaranty Corporation has not yet filed a claim against the Oglebay Companies. If the Pension Benefit Guaranty Corporation were to enforce such a claim, the claim could significantly adversely affect the Oglebay Companies’ financial condition and results of operations.

Nothing in the Plan shall be deemed to discharge, release, or relieve the Oglebay Companies, the Reorganized Oglebay Companies, or their controlled group of or from any current or future liability under applicable law with respect to the Qualified Pension Plans, including any liability with respect to claims made by the PBGC for the difference between liabilities to participants and beneficiaries in the Qualified Pension Plans and the current value of the plan assets. Any and all obligations under the Qualified Pension Plans shall be paid in accordance with the terms and conditions of the Qualified Pension Plans and in accordance with applicable law.

Changing market or economic conditions, regulatory changes or other factors may increase the Oglebay Companies’ pension expenses or their funding obligations, diverting funds they would otherwise apply to other uses. The Oglebay Companies provide defined benefit pension plans and post-retirement health and life insurance (“OPEB”) benefits to eligible union and non-union employees. The Oglebay Companies’ pension expense and their required contributions to their pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the rate of return on plan assets and the actuarial assumptions the Oglebay Companies use to measure their defined benefit pension plan obligations, including the rate that future obligations are discounted to a present value. If the Oglebay Companies’ assumptions do not materialize as expected, cash expenditures and costs that they incur could be materially higher. Moreover, the Oglebay Companies cannot ensure that regulatory changes will not increase their obligations to provide these or additional benefits. These obligations also may increase substantially in the event of adverse medical cost trends or unexpected rates of early retirement, particularly for bargaining unit employees for whom there is no retiree health care cost cap. Early retirement rates likely would increase substantially in the event of a mine closure.

Additionally, the Oglebay Companies’ pension and postretirement health and life insurance benefits obligations, expenses and funding costs would increase significantly if one or more of the mines in which the Oglebay Companies have invested is closed. A mine closure would trigger accelerated pension and OPEB obligations. Any of these events could significantly adversely affect the Oglebay Companies’ financial condition and results of operations.

Risks Associated with Litigation

Oglebay and certain of its subsidiaries are defendants in various lawsuits related to their businesses. These matters include lawsuits relating to the exposure of persons to asbestos and silica. At March 31, 2004, the Oglebay Companies were co-defendants in cases alleging asbestos-induced illness involving claims of approximately 72,000 claimants. With respect to silica claims, the Oglebay Companies at March 31, 2004 were co-defendants in cases involving approximately 21,000 claimants. The plaintiffs in these cases generally seek compensatory and punitive damages of unspecified sums based upon common law or statutory product liability claims. Some of these claims have been brought by plaintiffs against the Oglebay Companies and other product manufacturer co-defendants, some of whom have also filed for bankruptcy protection. In addition, the Oglebay Companies are the target of hundreds of lawsuits relating to the exposure of seamen employees to asbestos on their vessels. Considering the Oglebay Companies’ past operations relating to the use of asbestos and their past and present operations in which the Oglebay Companies mine silica, it is possible that additional claims may be made against them based upon similar or different legal theories seeking similar or different types of damages and relief.

Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against the Oglebay Companies and encourage or increase the number and nature of future claims and proceedings. Therefore, due to the uncertainties involved in any litigation, management is unable to predict the outcome of litigation or the number of possible future claims and proceedings. Although any liability that the Oglebay Companies may have in connection with product liability cases is not currently quantifiable or estimable, based upon, among other things, the outcome of the litigation to date, the Oglebay Companies believe that these product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources. There can be no assurance, however, that the Oglebay Companies’ insurers will not become insolvent or that the Oglebay Companies will not be involved in certain circumstances in coverage litigation with their insurers. In addition, even if the product liability claims are covered by insurance, there is no assurance that the amount paid in connection with a product liability claim will be sufficient to cover the entire amount of the claim.

GENERAL INFORMATION CONCERNING THE PLAN

The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a discussion of the classification and treatment of Claims and Interests under the Plan, see “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”

Legal Effects of the Plan

Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and Interests and the creation of related injunctions with respect thereto. Moreover, upon Confirmation and the occurrence of the Effective Date, the Reorganized Debtors will retain and may enforce certain claims and causes of actions against other entities. These legal effects of the Plan are generally described below.

Discharge of Claims and Termination of Interests

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of the Old Common Stock of Oglebay: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors.

In accordance with the foregoing, except as provided in the Plan, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the Old Common Stock of Oglebay, but prior to the issuance of the New Common Stock, of a discharge of all Claims and other debts and liabilities against the Debtors and a termination of all Interests and other rights of the holders of Interests in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest; provided, however, that, notwithstanding the extinguishment of any such judgment, the existence of a validly entered judgment may be treated as evidence of the entitlement to a Claim in the Chapter 11 Cases, which Claim, subject to other applicable requirements will be satisfied by the distribution, if any, provided under the Plan.

Injunctions

As of the Effective Date, except as provided in the Plan or the Confirmation Order or agreed to by the Debtors or the Reorganized Debtors, all entities and persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of a holder of an Interest that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following enforcement actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any Debtor, any Reorganized Debtor or its respective property, other than to enforce any right pursuant to the Plan to a distribution or to continue litigation related to Reinstated Tort Claims; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any Debtor, any Reorganized Debtor or its respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against any Debtor, any Reorganized Debtor or its respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any Debtor or any Reorganized Debtor; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

As of the Effective Date, all entities and persons that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding other than litigation related to Reinstated Tort Claims; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, other than with respect to litigation related to Reinstated Tort Claims; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. Except as provided in Section XI.C.3 or Section XI.C.4 of the Plan, all subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim, except as provided in Section XI.C.3 or Section XI.C.4 of the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

Notwithstanding anything to the contrary contained in Section XI.C of the Plan, the subordination provisions of section 510(b) of the Bankruptcy Code, to the extent applicable, are expressly preserved and shall be enforced pursuant to the Plan.

Notwithstanding anything to the contrary contained in Section XI.C of the Plan, any and all rights, arguments and defenses relating to the subordination provisions contained in the Old Senior Subordinated Note Indenture are expressly preserved solely for the holders of Class 3 Claims and Class 7 Claims, the Debtors, the Reorganized Debtors, the Indenture Trustee and the Creditors’ Committee and shall be enforced in accordance with a Final Order of the Bankruptcy Court resolving the parties’ respective rights under such subordination provisions.

The Plan provision described in the preceding paragraph is intended to leave the contractual subordination rights of the holders of the Old Senior Secured Notes unimpaired. The Debtors and the Creditors’ Committee believe, among other things, that the Reinstatement of the Old Senior Secured Notes under the Plan cures any and all defaults and default triggers under such notes and that, accordingly, the subordination provisions of the Old Senior Subordinated Note Indenture are meaningless after the Effective Date. The Ad Hoc Committee of Noteholders disagrees with this position and believes that such subordination provisions are still enforceable against the holders of the Old Senior Subordinated Notes. The parties intend to have the Bankruptcy Court resolve this and certain other issues relating to the subordination provisions of the Old Senior Subordinated Note Indenture.

Preservation of Rights of Action by the Debtors and the Reorganized Debtors; Recovery Actions

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and causes of action that the Debtor or the Estate may hold against any entity. Each Reorganized Debtor or its successor may pursue such retained claims, demands, rights, defenses or causes of action, as appropriate, in accordance with the best interests of such Reorganized Debtor or its successor holding such claims, demands, rights, defenses or causes of action. On the Effective Date, the Debtors will be deemed to have released and abandoned the Recovery Actions.

Comprehensive Settlement of Claims and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.E.3 of the Plan, will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Debtors, Estates and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

Releases and Related Injunction

Except as otherwise expressly set forth in the Plan, on and after the Effective Date, the Debtors are released from all Liabilities from the beginning of time.

Without limiting any other applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all entities who may purport to claim by, through, for or because of them, including any person appointed pursuant to section 1123(b)(3) to pursue Recovery Actions, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party. For purposes of the Plan, “Released Parties” means collectively and individually, the Debtors, the Creditors’ Committee and its members (solely in their capacity as such), the Indenture Trustee and the Representatives of each of the foregoing.

Without limiting any other applicable provisions of or releases contained in the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that votes in favor of the Plan will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Disclosure Statement or the Old Senior Subordinated Indenture that such entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code).

The Debtors believe that the release provisions contained in the Plan are permissible under the Bankruptcy Code and applicable Delaware law. The Debtors further believe that each of the Released Parties has made a substantial contribution to the Debtors’ successful restructuring of their debt obligations and their reorganization efforts and that the release of these parties is necessary to ensure the successful implementation of the Plan and the continued operations of the Debtors’ businesses. For these reasons, among others, the Debtors believe that the release of the Released Parties is justified under the circumstances and by applicable law. At the Confirmation Hearing, the Debtors will provide the legal and factual bases that they believe support the release provisions contained in the Plan.

As further provided in Section XI.B of the Plan, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity or person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution or rights of indemnification released pursuant to the Plan, including pursuant to the releases in Section IV.E.3 of the Plan.

Special Provisions Regarding Insured Claims

Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in Section IV.F of the Plan will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors’ insurance carriers.

From and after the Effective Date, each of the Debtors’ insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed or assumed and assigned by the applicable Debtor or Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section V.A of the Plan. Each insurance carrier under such insurance policies shall continue to honor and administer the policies with respect to the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors prior to the Effective Date.

Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III of the Plan, the Old Senior Subordinated Note Indenture and the Old Senior Subordinated Notes will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Old Senior Subordinated Notes will have no rights against the Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Old Senior Subordinated Note Claim until such Old Senior Subordinated Notes are received by the applicable Third Party Disbursing Agent to the extent required in Section VI.I of the Plan. Upon the cancellation of the Old Senior Subordinated Note Indenture on the Effective Date, the Indenture Trustee shall have no further duties or obligations under such Indenture from and after the Effective Date, including, without limitation, any duties or obligations with respect to distributions to or for the benefit of the holders of the Old Senior Subordinated Notes under the Plan.

The Old Common Stock of Oglebay shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled securities and other documentation will have no rights arising from or relating to such securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no exercise of a New Warrant distributed under the Plan will be recognized, and no shares of New Common Stock distributed to or on behalf of any holder of Old Common Stock of Oglebay exercising such New Warrant, until such Old Common Stock is received by Reorganized Oglebay or the applicable Third Party Disbursing Agent to the extent required in Section VI.I of the Plan.

Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and consistent with the treatment provided for Claims and Interests in Article III of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 Termination Statements or such other forms as may be necessary or appropriate to implement the provisions of Section IV.H of the Plan. Notwithstanding the foregoing, on and after the Effective Date, the security interests of the holders of the Old Senior Secured Notes will continue in substantially all of the Debtors’ or Reorganized Debtors’ assets, as applicable, until the earlier to occur of: (a) the Old Senior Secured Notes are redeemed and satisfied in full in accordance with Old Senior Secured Notes Purchase Agreement, as contemplated by the Plan, or (b) the Bankruptcy Court enters a Final Order providing otherwise.

Limitation of Liability

The Released Parties will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with, related to or arising out of the Chapter 11 Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement, or any transaction proposed in connection with the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of Section XIII.B.1 of the Plan will have no effect on: (a) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Released Party for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement, or any transaction or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

Employment, Retirement and Other Related Agreements and Management Stock Programs; Retiree Benefits; Workers’ Compensation Programs

The Reorganized Debtors intend to continue (or continue as modified or replaced) their existing employee benefit plans and agreements, as described in “Reorganized Oglebay — Employee Benefit Matters,” other than the severance and termination agreements for currently retired or terminated employees, the 1996 Executive Life Plan and the Director Fee Deferral Plan Agreements and as otherwise described herein. Subject to Section IV.C.3.b of the Plan, as of the Effective Date, each of the Reorganized Debtors will have authority to: (a) maintain, reinstate, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement; (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; (c) enter into and implement the Management Incentive Plan; and (d) enter into, implement and make the initial grants under the Management Stock

Plan. On the Effective Date, Reorganized Oglebay will enter into new management employment agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk, on the terms set forth in Exhibit IV.C.3.a. of the Plan.

From and after the Effective Date, the Reorganized Debtors will be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code), if any, in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law.

The Debtors are contributing sponsors of the Pension Plans. See 29 U.S.C. §§ 1301(a)(13) and (14). The Pension Plans are tax-qualified defined benefit pension plans covered by ERISA. Upon the Effective Date, the Reorganized Debtors shall assume and continue the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Furthermore, nothing in the Plan shall be construed as discharging, releasing or relieving the Debtors or the Debtors’ successors, including the Reorganized Debtors, from any liability imposed under any law or regulatory provision with respect to the Pension Plans. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability with respect to the Pension Plans.

From and after the Effective Date, the Reorganized Debtors will continue to administer and pay the Claims arising before the Petition Date under the Debtors’ workers’ compensation programs in accordance with their prepetition practices and procedures.

Consummation of the Plan is not intended to and shall not constitute a change in ownership or change in control, as defined in any employment agreement or plan in effect on the Effective Date to which a Debtor is a party.

Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion Filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will be deemed to assume each Executory Contract and Unexpired Lease.

Each Real Property Executory Contract and Unexpired Lease will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease.

The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions) of Executory Contracts and Unexpired Leases pursuant to Section V.A of the Plan as of the Effective Date, except for Executory Contracts and Unexpired Leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract and Unexpired Lease, (c) are subject to a motion to reject such Executory Contract and Unexpired Lease Filed on or prior to the Effective Date, (d) are listed on Exhibit V.D or (e) are designated for rejection in accordance with the last sentence of this paragraph. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract and Unexpired Lease is being assumed pursuant to the Plan of: (a) the contract or lease being assumed; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (c) any assignment of the contract or lease (pursuant to the Restructuring Transactions or otherwise); and

(d) the procedures for such party to object to the assumption of the applicable contract or lease, the amount of the proposed Cure Amount Claim or any assignment of the contract or lease. As of the effective time of an applicable Restructuring Transaction, any Executory Contract and Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract and Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection, which shall be deemed effective as of the Effective Date.

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such Executory Contract and Unexpired Lease. If there is a dispute regarding: (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption.

Contracts and leases entered into after the Petition Date by a Debtor, including any Executory Contracts and Unexpired Leases assumed by a Debtor, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

On the Effective Date, each Executory Contract and Unexpired Lease listed on Exhibit V.D of the Plan will be rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date or (b) the resolution of any objection to the proposed rejection of an Executory Contract and Unexpired Lease. Any Claims arising from the rejection of any Executory Contract and Unexpired Lease will be treated as a Class 5 Claim (General Unsecured Claims) or a Class 8 Claim (Intercompany Claims), subject to the provisions of section 502 of the Bankruptcy Code.

Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract and Unexpired Lease, Claims arising out of the rejection of an Executory Contract and Unexpired Lease must be Filed with the Bankruptcy Court on or before the later of: (a) 30 days after the Effective Date or (b) 20 days after such Executory Contract and Unexpired Lease is rejected pursuant to a Final Order or designated for rejection in accordance with Section V.A.3 of the Plan. Any Claims not Filed within such applicable time periods will be forever barred from receiving a distribution from the Debtors, the Reorganized Debtors or the Estates.

Substantive Consolidation

The Debtors reserve the right to seek approval by the Bankruptcy Court for the substantive consolidation of some or all of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. The Debtors, however, currently do not believe such relief is necessary because all creditors’ rights (other than the Old Senior

Subordinated Note Claims and the MLO Claims) are being Reinstated or satisfied in full under the Plan. The Old Senior Subordinated Note Claims and the MLO Claims are receiving the treatment provided in Classes 7 and 6, respectively.

DISTRIBUTIONS UNDER THE PLAN

General

Except as otherwise provided in Article VI of the Plan, distributions of Cash, New Common Stock and New Warrants to be made on the Effective Date to holders of Claims or Interests as provided by Article III or Article V of the Plan that are allowed as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date or, with respect to New Warrants, 15 days after the Effective Date or (b) with respect to any particular Claim, such later date when the applicable conditions of Section V.B of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2 of the Plan (regarding undeliverable distributions) or Section VI.I of the Plan (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VII.C of the Plan.

Methods of Distributions

The method of distributing the consideration provided for in the Plan is set forth in Article VI of the Plan and summarized below.

Distributions to Holders of Allowed Claims and Interests

The applicable Reorganized Debtor, or such Third Party Disbursing Agents as Reorganized Oglebay may employ in its sole discretion, will make all distributions of Cash, New Capital Stock, New Warrants and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized Oglebay, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized Oglebay and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

Delivery of Distributions in General

Except as provided in Section VI.D.1.b of the Plan, distributions to holders of Allowed Claims and Allowed Interests will be made by a Disbursing Agent: (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address; or (d) if clauses (a), (b) and (c) are not applicable, at the last address directed by such holder after such Claim becomes an Allowed Claim.

Special Provisions for Distributions to Holders of Old Senior Subordinated Note Claims and Interests on Account of Old Common Stock of Oglebay

Subject to the requirements of Section VI.I and Section VI.D.1.b.ii of the Plan, distributions to holders of Allowed Old Senior Subordinated Note Claims will be made by a Disbursing Agent to the record holders of the Old Senior Subordinated Notes as of the Distribution Record Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee within five Business Days after the Distribution Record Date. This record holder register (a) will provide the name, address and holdings of each respective registered holder as of the Distribution Record Date and (b) must be consistent with the applicable holder’s Claim if Filed, or as otherwise determined by the Bankruptcy Court or the Indenture Trustee’s Allowed Claim, as applicable.

With respect to the Allowed Old Senior Subordinated Note Claims, on the Effective Date (or as soon as practicable thereafter in accordance with Section VI.A of the Plan), the Reorganized Debtors will distribute the New Common Stock on account of the Allowed Old Senior Subordinated Note Claims to DTC, which is the sole record holder of the Old Senior Subordinated Notes. DTC then will distribute the New Common Stock in accordance with the Plan to the holders of the Allowed Old Senior Subordinated Note Claims who surrender the Old Senior Subordinated Notes to the DTC in accordance with Sections IV.G.2 and VI.I of the Plan and DTC procedures. For purposes of distributions under this Section, DTC shall be considered a Disbursing Agent.

All distributions to holders of Allowed Old Senior Subordinated Note Claims will be deemed to apply first to the principal amount of such Claims, until such principal amount is paid in full, and then to any accrued interest included in such Claims.

Subject to the requirements of Section VI.I of the Plan, distributions to holders of Allowed Interests on account of Old Common Stock of Oglebay will be made by a Disbursing Agent at the address of such record holder listed with the registrar or transfer agent for such Interest, to be provided by such registrar or transfer agent to the Disbursing Agent within five Business Days after the Distribution Record Date.

The Debtors, the Reorganized Debtors and any Disbursing Agent (including DTC) shall only be required to act and make distributions in accordance with the terms of the Plan. Such parties shall have no (a) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (b) obligation or liability for distributions under the Plan to any party who does not hold a Claim against or Interest in the Debtors as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan, including Sections IV.G and VI.I of the Plan.

Undeliverable or Unclaimed Distributions

Subject to Section VI.D.2.c of the Plan, distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the possession of the applicable Disbursing Agent pursuant to Section VI.D.2.a.i of the Plan until such time as a distribution becomes deliverable. Subject to Section VI.D.2.c of the Plan, undeliverable Cash, New Common Stock or New Warrants will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

Pending the distribution of any New Common Stock, the applicable Disbursing Agent will cause all of the New Common Stock held by it in its capacity as Disbursing Agent, whether relating to undeliverable distributions or simply undelivered distributions, to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized Oglebay, (b) voted in any election of directors of Reorganized Oglebay (as if such New Common Stock had been delivered to the entity entitled to receive such stock under the Plan) and (c) voted with respect to any other matter as recommended by the board of directors of Reorganized Oglebay.

On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter.

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within one year after the later of (a) the Effective Date and (b) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases, unclaimed distributions will become property of Reorganized Oglebay, free of any restrictions thereon, and any such unclaimed distribution held by a Third Party Disbursing Agent will be returned to Reorganized Oglebay. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest.

Timing and Calculation of Amounts to Be Distributed

Subject to Section VI.A of the Plan, on the Effective Date, each holder of an Allowed Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. No later than each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

Distributions of New Common Stock — No Fractional Shares; Rounding

Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any distribution otherwise would result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the nearest whole number (with half shares being rounded up). The total number of shares of New Common Stock to be distributed will be adjusted as necessary to account for the rounding provided for in Section VI.E.2 of the Plan and, notwithstanding any other provision of the Plan, Reorganized Oglebay will make available to the applicable Disbursing Agent any additional shares of New Common Stock necessitated by operation of Section VI.E.2 of the Plan.

De Minimis Distributions

Unless otherwise directed by Reorganized Oglebay, no Disbursing Agent will distribute Cash to the holder of an Allowed Claim if the amount of Cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property.

Distribution Record Date

As of the close of business on the Distribution Record Date, the transfer registers for the Old Senior Subordinated Notes and the equity register for the Old Common Stock of Oglebay will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Senior Subordinated Note Claim or Interest on account of Old Common Stock of Oglebay that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders who are holders of such Claims or Interests as of the close of business on the Distribution Record Date.

Means of Cash Payments

Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Debtor or, at the option of the applicable Debtor or Reorganized Debtor, by wire transfer from a domestic bank; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the applicable Debtor or Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

Establishment of Reserves

The Reorganized Debtors may establish any cash reserves that they deem necessary or advisable to ensure that sufficient funds are available to make distributions to holders of Allowed Claims or otherwise to satisfy their obligations under the Plan.

Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to applicable withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with those withholding and reporting requirements, including requiring recipients to fund the payment of such withholding as a condition to delivery. Notwithstanding any other provision of the Plan, each entity receiving a distribution of Cash, New Capital Stock or New Warrants pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of the distribution, including income, withholding and other Tax obligations.

Tender of Old Senior Subordinated Notes

Except as provided in Section VI.I.2 of the Plan for lost, stolen, mutilated or destroyed Old Senior Subordinated Notes, each holder of any such note not held through book entry must tender such note to the applicable Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such notes to act and the authenticity of any signatures required thereon. All surrendered Old Senior Subordinated Notes will be marked as canceled and delivered to Reorganized Oglebay.

Any holder of an Allowed Old Senior Subordinated Note Claim with respect to which the underlying Old Senior Subordinated Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent and Reorganized Oglebay, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such note. Upon compliance with Section VI.I.2 of the Plan by a holder of an Allowed Old Senior Subordinated Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Old Senior Subordinated Note.

Any holder of an Old Senior Subordinated Note not held through book entry that fails to surrender or is deemed not to have surrendered the applicable note within one year after the Effective Date will have its right to distributions pursuant to the Plan on account thereof discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such case, any New Common Stock held for distribution on account thereof will be treated pursuant to the provisions set forth in Section VI.D.2.c of the Plan.

Tender of Old Common Stock of Oglebay

Except as provided in Section VI.I.5 of the Plan for lost, stolen, mutilated or destroyed Old Common Stock of Oglebay, each holder of any such Old Common Stock not held through book entry must tender such Old Common Stock to Reorganized Oglebay in accordance with a letter of transmittal to be provided to such holders by Reorganized Oglebay as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such Old Common Stock to act and the authenticity of any signatures required thereon. All surrendered Old Common Stock of Oglebay will be marked as canceled and delivered to Reorganized Oglebay.

Any holder of an Allowed Interest on account of Old Common Stock of Oglebay with respect to which the underlying Old Common Stock of Oglebay certificate has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such certificate, deliver to Reorganized Oglebay: (a) evidence satisfactory to Reorganized Oglebay of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by Reorganized Oglebay to hold Reorganized Oglebay harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Old Common Stock. Upon compliance with Section VI.I.5 of the Plan by a holder of an Allowed Interest on account of Old Common Stock of Oglebay, such holder will, for all purposes under the Plan be deemed to have surrendered the applicable stock certificate.

Any holder of an Allowed Interest on account of Old Common Stock of Oglebay not held through book entry that fails to surrender or is deemed not to have surrendered the applicable stock certificate by the deadline to exercise the New Warrants will have its right to exercise the New Warrants or to receive distributions pursuant to the Plan on account of its Allowed Interest discharged and will be forever barred from asserting any such Interest or related Claims against the Reorganized Debtors or their respective property.

Setoffs

Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of the Claim (before any distribution is made on account of the Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of the Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against the Claim holder.

Treatment of Disputed Claims

Except as otherwise provided in the Plan or a Final Order of the Bankruptcy Court (including the Confirmation Order), holders of Claims and Interests need not File proofs of Claim or Interests with the Bankruptcy Court. If a Debtor or Reorganized Debtor or any other party disputes any Claim, such dispute shall be determined by the Bankruptcy Court. A Debtor or Reorganized Debtor may elect, at its sole option, to File an objection to any Claim with the Bankruptcy Court on or before the Claims Objection Bar Date or such other applicable period of limitation fixed by the Plan, the Confirmation Order, the

Bankruptcy Rules or a Final Order for objecting to such Claims. All distributions on account of Disputed Claims resolved in accordance with Section VII.A.1 of the Plan shall be subject to and made in accordance with the Plan.

Any Tort Claim that is not otherwise settled and resolved pursuant to Section VII.A.1 of the Plan shall be determined and liquidated in the administrative or judicial tribunal of appropriate jurisdiction without further relief from the Bankruptcy Court. All distributions on account of Tort Claims resolved in accordance with Section VII.A.2 of the Plan shall be subject to and made in accordance with the Plan. All claims, demands, rights, defenses and causes of action that the Debtors or the Reorganized Debtors may have against any person or entity in connection with or arising out of any Tort Claim are expressly retained and preserved.

The resolution of Disputed Insured Claims, including Tort Claims, pursuant to Section VII.A of the Plan shall be subject to the provisions of Section IV.F of the Plan.

Notwithstanding any other provision of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.

Objections to Claims and Authority to Prosecute Objections

All objections to Claims must be Filed and served on the holders of such Claims, and any amendment to the Schedules to reduce the scheduled Claim of such holder must be made by the Debtors, by the Claims Objection Bar Date. If an objection has not been Filed to a Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the particular Claim will be treated as an Allowed Claim if such Claim has not been allowed earlier.

After the Confirmation Date, only the Debtors or the Reorganized Debtors will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court.

The Debtors or the Reorganized Debtors will have the authority to amend the Schedules with respect to any Claim and to make distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor will provide the holder of such Claim with notice of such amendment and such holder will have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the Debtor or Reorganized Debtor may proceed with distributions based on such amended Schedules without approval of the Bankruptcy Court.

Distributions on Account of Disputed Claims Once Allowed

No later than each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will dissolve, and the members of the Creditors’ Committee and their respective Professionals will cease to have any role arising from or related to the Chapter 11 Cases. The Professionals retained by the Creditors’ Committee and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for reasonable fees for services rendered, and actual and necessary expenses incurred, in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.f.ii.A of the Plan.

VOTING AND CONFIRMATION OF THE PLAN

General

To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that (a) the Plan has classified Claims and Interests in a permissible manner; (b) the Plan complies with the applicable provisions of the Bankruptcy Code; (c) the Debtors comply with the applicable provisions of the Bankruptcy Code; (d) the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law; (e) the disclosure required by section 1125 of the Bankruptcy Code has been made; (f) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code (see “— Confirmation” and “— Acceptance or Cramdown”)); (g) the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors; (h) the Plan is in the “best interests” of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan; (i) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date; (j) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the applicable Debtor has obligated itself to provide such benefits; and (k) the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of the Reorganized Debtors have been made.

Voting Procedures and Requirements

Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are “impaired” under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan unless such Class otherwise indicates acceptance. In addition, pursuant to the Solicitation Procedures Order, Class 10 is deemed to have rejected Plan and is not entitled to vote on the Plan. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”

Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS OR

UNDER CERTAIN OTHER CIRCUMSTANCES, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

PLEASE CAREFULLY FOLLOW ALL OF THE INSTRUCTIONS CONTAINED ON THE BALLOT PROVIDED TO YOU. ALL BALLOTS MUST BE COMPLETED AND RETURNED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED.

TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN TIME, ON [             ] [    ], 2004 (OR SUCH OTHER TIME AND DATE IDENTIFIED ON YOUR BALLOT) AT THE ADDRESS SET FORTH ON THE PREADDRESSED ENVELOPE PROVIDED TO YOU. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

A HOLDER OF AN OLD SENIOR SECURED NOTE OR OLD SENIOR SUBORDINATED NOTE HELD IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST COMPLETE AND DELIVER TO SUCH NOMINEE THE BALLOTS PROVIDED TO SUCH HOLDER IN ORDER TO VOTE ON THE PLAN. SUCH HOLDERS ARE URGED TO DELIVER SUCH BALLOT(S) TO THEIR RESPECTIVE NOMINEE HOLDERS NO LATER THAN THE DATE IDENTIFIED ON SUCH BALLOT(S) IN ORDER TO ENSURE THAT THEIR VOTE WILL BE COUNTED.

Votes cannot be transmitted orally. Accordingly, you are urged to return your signed and completed Ballot promptly.

IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS VOTE TO REJECT THE PLAN, (A) THE DEBTORS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (B) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO A PARTICULAR DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. See “— Acceptance or Cramdown” and “— Alternatives to Confirmation and Consummation of the Plan.”

IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, PLEASE CALL THE DEBTORS’ VOTING AGENT, TRUMBULL, AT 860-687-3952.

Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for September 29, 2004 beginning at 9:30 a.m., Eastern Time, each day, before the Honorable Joel B. Rosenthal, visiting United States Bankruptcy Judge for the District of Delaware, in the Judge’s usual courtroom at the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing, in the manner and by the deadline described therein.

Confirmation

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes of such Debtor or, if not so accepted, is “fair and equitable” and “does not discriminate unfairly” as to the nonaccepting Class; (b) is in the “best interests” of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor; (c) is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

Acceptance or Cramdown

A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See “— Best Interests Test; Liquidation Analysis.” The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a) is “fair and equitable” and (b) “does not discriminate unfairly” with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan. The “fair and equitable” standard, also known as the “absolute priority rule,” requires, among other things, that unless a dissenting class of unsecured claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of allowed claims or interests in any junior class may receive or retain any property on account of such claims or interests. With respect to a dissenting class of secured claims, the “fair and equitable” standard requires, among other things, that holders either (a) retain their liens and receive deferred cash payments with a value as of the effective date of the Plan equal to the value of their interest in property of the applicable estate or (b) receive the indubitable equivalent of their secured claims. The “fair and equitable” standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims or allowed interests. The Debtors believe that the Plan may be crammed down with respect to Class 10 and, if necessary, over the dissent of certain Classes of Claims, in view of the treatment proposed for such Classes. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims or Interests.

The requirement that the Plan not “discriminate unfairly” means, among other things, that a dissenting Class must be treated substantially equally with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor; or (b) the Debtors’ ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

Best Interests Test; Liquidation Analysis

Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the “best interests” test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

To estimate what members of each impaired Class of Claims or Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the Chapter 11 Cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor’s assets were liquidated by a chapter 7 trustee (the “Liquidation Value”). The Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.

The Liquidation Value available to holders of unsecured Claims and Interests would be reduced by, among other things: (a) the Claims of secured creditors to the extent of the value of their collateral; (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ chapter 7 cases; (c) unpaid Administrative Claims of the Chapter 11 Cases; and (d) Priority Claims and Priority Tax Claims. The Debtors’ costs of liquidation in chapter 7 cases would include the compensation of trustees, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable Taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the Chapter 11 Cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate the payment of other Priority Claims and Priority Tax Claims that otherwise would be payable in the ordinary course of business. These Priority Claims and Priority Tax Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay General Unsecured Claims or to make any distribution in respect of Interests. The Debtors believe that the liquidation also would generate a significant increase in General Unsecured Claims, such as Claims arising from rejections of Executory Contracts and Unexpired Leases, and Tax and other governmental Claims (including PBGC Claims).

The information contained in Exhibit IV hereto provides a summary of the Liquidation Values of the Debtors’ interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors’ properties and interests in property. As more fully described in Exhibit IV, the liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the proceeds of sales of assets, the timing of such sales, the impact of pending liquidations on continuing operations and values and certain tax matters. Although the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing hypothetical chapter 7 liquidation analyses, no assurance exists that such estimates and assumptions would be valid if the Debtors were, in fact, to be liquidated. Moreover, as noted above, the Debtors believe that chapter 7 liquidations could result in substantial litigation that could delay the liquidation beyond the periods assumed in Exhibit IV. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors. The Debtors believe that such litigation and attendant delay could adversely affect the values realizable in the sale of the Debtors’ assets to an extent that cannot be estimated at this time.

Based on the liquidation analyses set forth in Exhibit IV, the Debtors believe that holders of Claims will receive greater value as of the Effective Date under the Plan than such holders would receive under a chapter 7 liquidation.

In actual liquidations of the Debtors, distributions to holders of Claims would be made substantially later than the Effective Date assumed in connection with the Plan. This delay would materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of General Unsecured Claims. The liquidation analysis set forth in Exhibit IV, which is presented on a consolidated basis for the Debtors resulting in the elimination of Intercompany Claims, assumes that distributions are completed by the chapter 7 trustee within 12 months of commencement. As a result, the Debtors believe the value of the liquidation distributions on a present value basis determined as of the projected Effective Date would be less than the value distributable under the Plan.

The liquidation analysis in Exhibit IV is presented on a consolidated basis for simplicity. Because substantially all of the Debtors’ assets serve as collateral for secured debt aggregating in excess of $342.8 million and the net liquidation value of these assets is estimated to range from approximately $158.6 million to approximately $216.1 million, substantially all available value in a chapter 7 liquidation would be used to pay a portion of the Debtors’ Secured Claims. Moreover, because the value of any unencumbered assets is small (and likely is less than the outstanding amount of Priority Claims and Priority Tax Claims) and the size of the General Unsecured Claims pool would substantially increase in a chapter 7 liquidation (including secured creditor deficiency Claims, PBGC Claims and rejection damage Claims), the results of a Debtor-by-Debtor liquidation analysis would not differ materially from the consolidated liquidation analysis attached as Exhibit IV.

In summary, the Debtors, in consultation with their advisors, believe that a chapter 7 liquidation of the Debtors would result in substantial diminution in the value to be realized by holders of Claims, as compared to the proposed distributions under the Plan, because of, among other factors: (a) the failure to realize the maximum going concern value of the Debtors’ assets; (b) the substantial negative impact of conversion to a chapter 7 case and subsequent liquidation on the employees and customers of the Debtors; (c) additional costs and expenses involved in the appointment of trustees, attorneys, accountants and other professionals to assist such trustees in the chapter 7 cases; (d) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of unexpired real estate leases and other Executory Contracts and Unexpired Leases in connection with a cessation of the Debtors’ operations; and (e) the substantial time that would elapse before entities would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would a chapter 7 liquidation.

Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections. Based upon the Projections, the Debtors believe that their reorganization under the Plan will meet the feasibility requirements of the Bankruptcy Code.

Compliance with Applicable Provisions of the Bankruptcy Code

Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

Alternatives to Confirmation and Consummation of the Plan

The Debtors have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan, the liquidation of the Debtors and delaying the adoption of any plan of reorganization and the pursuit of various litigation strategies. The Debtors have concluded that the Plan is the best alternative and will maximize recoveries; however, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors’ Exclusive Periods to File and solicit acceptances of a plan or plans of reorganization) any other party in interest in the Chapter 11 Cases could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Chapter 11 Cases may be converted to chapter 7 cases. In a liquidation case under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For further discussion of the potential impact on the Debtors of the conversion of the Chapter 11 Cases to chapter 7 liquidations, see “— Best Interests Test; Liquidation Analysis.” The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

General

A DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THE DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE, TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL DECISIONS AND IRS AND ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT ON THE DATE HEREOF. CHANGES IN ANY OF THESE AUTHORITIES OR IN THEIR INTERPRETATION, INCLUDING CHANGES THAT HAVE RETROACTIVE EFFECT, COULD CAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. NO RULING HAS BEEN REQUESTED FROM THE IRS, NO OPINION HAS BEEN REQUESTED FROM COUNSEL CONCERNING ANY U.S. TAX CONSEQUENCE OF THE PLAN AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.

THE DESCRIPTION DOES NOT COVER ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS. IN ADDITION, THE DESCRIPTION IS LIMITED TO U.S. FEDERAL INCOME TAX CONSEQUENCES AND DOES NOT DISCUSS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES.

FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

Consequences to Debtors

Cancellation of Indebtedness

Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) creates cancellation of indebtedness (“COD”) income, which must be included in the debtor’s income. However, COD income is not recognized by a taxpayer that is a debtor in a chapter 11 case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

If debt is discharged in a chapter 11 case, however, certain tax attributes otherwise available and of value to the debtor are reduced, in most cases by the amount of the indebtedness forgiven. Tax attributes subject to reduction include: (a) NOLs and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor’s depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor’s liabilities immediately after the discharge; and (e) foreign tax credit carryforwards. Attribute reduction is calculated only after the tax for the year of discharge has been determined.

A debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of certain property first. In the case of affiliated corporations filing a consolidated return (such as the Debtors), the attribute reduction rules apply first to the separate attributes of the particular corporation whose debt is being discharged, and then to certain attributes of the entire group without regard to the identity of the particular debtor. Accordingly, COD income of a Debtor would result first in the reduction of any consolidated NOLs and other attributes, including asset basis, attributable to such Debtor, and then of consolidated NOLs attributable to other members of the consolidated group, after use of any such NOLs to determine the consolidated group’s taxable income for the tax year in which the debt is discharged.

Limitations on Tax Attribute Carryforwards

On the Effective Date, the Debtors expect to undergo an “ownership change” as that term is defined in section 382 of the Internal Revenue Code. The ownership change will result from the cancellation of the Old Common Stock and the issuance of the New Common Stock to holders of the Old Senior Subordinated Notes in accordance with the Plan. As a result of the ownership change, the Debtors’ use of pre-Effective Date net operating losses (“NOLs”) and other tax attributes to offset their income in post-Effective Date taxable years will be limited. The limitation, expressed as an annual amount (pro-rated for the taxable year that includes the Effective Date) will equal the product of the applicable long-term tax exempt rate and the lesser of (a) the value of Reorganized Oglebay’s stock, including the New Preferred Stock, immediately after implementation of the Plan and (b) the value of the Debtors’ consolidated gross assets immediately before implementation of the Plan. The limitation could also apply to limit the Debtors’ ability to utilize certain losses and deductions (other than their NOLs) that are recognized after the Effective Date but are “built-in” as of that date.

Section 382 of the Internal Revenue Code would operate in a materially different manner if the Debtors are subject to section 382(l)(5), a special rule applicable to certain corporations in bankruptcy. The Debtors, however, have determined that section 382(l)(5) will not apply.

Consequences to Holders of Claims

The federal income tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the Claim constitutes a “tax security” for federal income tax purposes, what type of consideration was received in exchange for the Claim, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year.

Definition of Tax Securities

There is no precise definition of the term “security” under the federal income tax law. Rather, all facts and circumstances pertaining to the origin and character of a claim are relevant in determining whether it is a security. Nevertheless, courts generally have held that corporate debt evidenced by a written instrument and having an original maturity of ten years or more will be considered a tax security. The Old Senior Subordinated Notes had an original maturity of ten years and are likely to be tax securities.

Holders of Claims Constituting Tax Securities

Under the Plan, a holder of Old Senior Subordinated Notes will receive New Common Stock in satisfaction of its Claim. Such holder should not recognize gain or loss on the exchange; the holder’s aggregate tax basis in the New Common Stock (apart from any portion thereof allocable to interest) should equal the holder’s basis in its Claim; and the holding period for the New Common Stock (apart from any portion allocable to interest) should include the holding period of the Old Senior Subordinated Notes surrendered. The holder’s tax basis in any New Common Stock allocable to interest will equal the fair market value of the New Common Stock on the date of its distribution by Reorganized Oglebay and the holding period of such stock will begin on the day after the day of receipt.

Under the Plan, the Old Senior Secured Notes will be reinstated and then prepaid in full in accordance with their original terms. Regardless of the tax characterization of the Old Senior Secured Notes, their holders will recognize no gain or loss on the Reinstatement and will recognize gain or loss on the prepayment to the extent the amount received with respect to principal exceeds or is less than the holder’s tax basis in the Old Senior Secured Note. Any gain or loss will be capital or ordinary depending on the status of the Old Senior Secured Note in the holder’s hands. Amounts received with respect to interest will be taxed as ordinary income to the extent not already recognized by the holder. Any New Common Stock or other property received by a holder of an Old Senior Secured Note with respect to the resolution of the Adversary Proceeding and treated as interest should generally be taxed as ordinary income. The holder’s tax basis in any New Common Stock or other property so treated will equal the fair market value of the New Common Stock or other property on the date of its receipt and the holding period of such stock or other property will begin on the day after the day of receipt.

Holders of Claims Not Constituting Tax Securities

A holder of a Claim that is not a tax security should recognize gain or loss equal to the amount realized in satisfaction of its Claim minus the holder’s tax basis in the Claim. The holder’s amount realized for this purpose generally will equal the cash received less any amount allocable to interest on the holder’s Claim. Any gain or loss recognized by a holder of a Claim not constituting a tax security will be capital or ordinary depending on the status of the Claim in the holder’s hands, including whether the Claim constitutes a market discount bond.

Consequences to Holders of Interests in Oglebay

A holder of an Interest in Oglebay will generally recognize gain or loss in an amount equal to the fair market value of the New Warrants received on the Effective Date minus the holder’s adjusted basis in the Old Common Stock cancelled under the Plan. The character of the gain or loss as capital or ordinary will depend on a number of factors, including the tax status of the holder and whether the Interest is held as a capital asset. The holder will obtain a basis in the New Warrants equal to their fair market value on the Effective Date and the holding period for the New Warrants will begin on the day after the Effective Date.

Certain Other Tax Considerations for Holders of Claims and Interests

Pre-Effective Date Interest

The Plan provides that each holder’s recovery is being received first in exchange for the principal amount of the holder’s Allowed Claim, not the unpaid pre-Effective Date interest (if any) on such Allowed Claim. The propriety of this treatment is not certain, however, and a holder of a Claim that was not previously required to include in its taxable income any accrued but unpaid pre-Effective Date interest on the Claim may be treated as receiving taxable interest. A holder previously required to include in its taxable income accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.

Reinstatement of Claims

Holders of Claims other than holders of Old Senior Secured Note Claims generally should not recognize gain, loss or other taxable income upon the Reinstatement of their Claims under the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement or if the Reinstatement is considered for tax purposes to involve a substantial modification of the Claim.

Receipt of Other Consideration by Holders of Claims in Class 7

If the subscription rights received pursuant to the Rights Offering are treated as satisfying a portion of the Claims in Class 7, holders of claims in Class 7 will not recognize income with respect to the subscription rights and, to the extent the rights have value, a proportionate amount of each holder’s basis in its Class 7 Claim will be allocated to the subscription rights. If the subscription rights are not treated as satisfying a portion of the Claims in Class 7, holders of claims in Class 7 will be required to include in income the fair market value, if any, of the rights. Holders of Class 7 Claims should consult their tax advisors as to the proper tax treatment of the subscription rights.

In addition, holders of Claims in Class 7 who receive commitment fees pursuant to the Commitment Agreement will have ordinary income in the amount of the fees. If the Plan does not become effective and the subscription payments are returned with interest, holders of Claims in Class 7 who receive interest must treat the interest as ordinary income.

Information Reporting and Backup Withholding

All distributions under the Plan, and payments on the Old Senior Secured Notes, will be subject to applicable federal income tax reporting and withholding. The Internal Revenue Code imposes “backup withholding” on certain “reportable” payments to certain taxpayers, including payments of interest. Under the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. A holder of a claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. IT IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

General

The Debtors anticipate that no registration statement will be filed under the Securities Act, or any state securities laws with respect to the offer and distribution under the Plan of the New Common Stock or the New Warrants on the Effective Date. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements as discussed below. If, however, it is determined that section 1145(a)(1) of the Bankruptcy Court is not applicable to the issuance and sale of the New Warrants, the Debtors will file a registration statement under the Securities Act in connection with the offer and sale of the New Warrants.

Reorganized Oglebay intends to apply to list the New Common Stock on The Nasdaq National Market as soon as practicable after the Effective Date when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that the New Common Stock will qualify for listing at the time it is issued, and there can be no assurance that the New Common Stock will ever be listed on the NASDAQ National Market. If Reorganized Oglebay is not able to list such securities on the Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock on the OTC Bulletin Board. See “Securities to be Issued on the Effective Date and Other Post-Reorganization Indebtedness–New Common Stock–Listing.”

The New Warrants will not be listed on any securities exchange. However, Reorganized Oglebay intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock on the OTC Bulletin Board. See “Securities to be Issued on the Effective Date and Other Post–Reorganization Indebtedness–New Warrants–Listing.”

Oglebay has filed a registration statement with the SEC in connection with the Rights Offering and the sale of an additional 500,000 of New Preferred Stock pursuant to the Commitment Agreement. See “Rights Offering.”

Approximately 1,325,397 shares of the New Common Stock are reserved for issuance upon the exercise of options to be issued under the Management Stock Plan. See “Reorganized Oglebay-Employee Benefit Matters–New Benefit Programs–Management Stock Plan.” Reorganized Oglebay intends to file a registration statement under the Securities Act to register shares reserved for issuance under the Management Stock Plan.

Securities issued in an offering conducted in reliance upon rule 506 of Regulation D, promulgated under section 4(2) of the Securities Act, are exempt from federal securities registration and, in addition, involve a “covered security” as such term is defined in the National Securities Markets Improvement Act of 1996 (“NSMIA”) (section 18 of the Securities Act). State regulation of such an offering has been preempted by NSMIA. Assuming the Debtors enter into the New Term Loan and the New Term Loan is deemed to constitute a “security,” the Debtors anticipate that the offer and sale of the New Term Loan under the Plan will satisfy the requirements of rule 506. Therefore, the New Term Loan would be exempt from federal registration and, as covered securities under section 18(b)(4)(D) of the Securities Act, would be exempt from state securities registration.

Bankruptcy Code Exemptions from Registration Requirements

Initial Offer and Sale of Securities. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option, right to purchase or conversion privilege that is sold in the manner specified in section 1145(a)(1) and the sale of a security upon the exercise of such a warrant, option, right or privilege. The Debtors believe that the offer and sale of the New Common Stock and the New Warrants under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws. Similarly, the Debtors believe that the offer of New Common Stock through the New Warrants and the sale of New Common Stock upon the exercise of the New Warrants satisfy the requirements of section 1145(a)(2) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

Subsequent Transfers of Securities. In general, all resales and subsequent transactions in the New Common Stock and the New Warrants will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.” Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(a)	persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

(b)	persons who offer to sell securities offered under a plan for the holders of such securities (“distributors”);

(c)	persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

(d)	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of such person’s time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an “underwriter” or an

“affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer” would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer.”

In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

(a)	either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

(b)	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

(c)	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

In addition, for any “affiliate” of an issuer deemed to be an underwriter, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by “affiliates” of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECTION 1145 PLAN SECURITIES. IN ADDITION, TRADING RESTRICTIONS MAY APPLY UNDER SECTION 16 OF THE EXCHANGE ACT (“SECTION 16”). THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

Pursuant to the request of certain Subscribers under the Commitment Agreement who believe they will be deemed to be underwriters due to their status as affiliates for resale purposes, the Debtors agreed to file a resale registration statement, which will be effective on the Effective Date, covering their New Preferred Stock and the underlying New Common Stock which will permit such Subscribers to freely trade such securities upon receipt on the Effective Date, subject to Section 16 trading restrictions, if applicable. In addition, pursuant to the Plan, Reorganized Oglebay may enter into the New Registration Rights Agreement with certain of the Subscribers under the Commitment Agreement on the Effective Date. Under the New Registration Rights Agreement, Reorganized Oglebay may agree, under certain circumstances, to effect the registration under the Securities Act of such Subscribers’ New Preferred Stock and New Common Stock. If the New Registration Rights Agreement is entered into, the Debtors will File a form of the agreement with the Bankruptcy Court as Exhibit I.A.59 of the Plan prior to the Confirmation Hearing.

Subsequent Transfers Under State Law. State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Common Stock and the New Warrants.

Certain Transactions by Stockbrokers

Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock and the New Warrants prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by Reorganized Oglebay or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called “no-action” positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.

ADDITIONAL INFORMATION

Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as Exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. All Exhibits to the Plan will be Filed with the Bankruptcy Court and available for review, free of charge, on the Document Website no later than [                    ], 2004 (i.e., 20 days prior to the deadline to vote to accept or reject the Plan). Copies of all Exhibits to the Plan also may be obtained, free of charge, from Trumbull by calling either 877-878-6285 (toll-free) or 860-697-5401. All parties entitled to vote on the Plan are encouraged to obtain and review all Exhibits to the Plan prior to casting their vote.

RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all parties entitled to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline. The Creditors’ Committee likewise supports the Plan.

Dated: July 30, 2004	Respectfully submitted,

ONCO INVESTMENT COMPANY (for itself and on behalf of its Parent and each Affiliated Debtor)

	By:	/s/ Rochelle F. Walk
Name: Rochelle F. Walk
Title: Vice President and Secretary

COUNSEL:

By:	/s/ Michelle Morgan Harner
David G. Heiman (OH 0038271)
Heather Lennox (OH 0059649)
Carl Black (OH 0069479)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

-and-

Michelle Morgan Harner (IL 6276282)
JONES DAY
77 W. Wacker Drive
Chicago, Illinois 60601
(312) 782-3939

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

EXHIBIT I

SUBSIDIARY DEBTORS

Erie Navigation Company

Erie Sand Steamship Company

Erie Sand and Gravel Company

GS Lime Company

GS PC, Inc.

Global Stone Chemstone Corporation

Global Stone Corporation

Global Stone Filler Products, Inc.

Global Stone James River, Inc.

Global Stone Management Company

Global Stone PenRoc, LP

Global Stone Portage, LLC

Global Stone St. Clair, Inc.

Global Stone Tenn Luttrell Company

Michigan Limestone Operations, Inc.

Mountfort Terminal Ltd.

ON Marine Services Company

ONMS Management Company, LLC

ONTEX, Inc.

Oglebay Norton Engineered Materials, Inc.

Oglebay Norton Industrial Sands, Inc.

Oglebay Norton Management Company

Oglebay Norton Marine Management Company, L.L.C.

Oglebay Norton Marine Services Company, L.L.C.

Oglebay Norton Minerals, Inc.

Oglebay Norton Specialty Minerals, Inc.

Oglebay Norton Terminals, Inc.

On Coast Petroleum Company

Onco WVA, Inc.

Saginaw Mining Company

Texas Mining, LP

EXHIBIT II

SECOND AMENDED JOINT PLAN OF REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT III

OGLEBAY FORMS 10-K AND 10-Q

(THE INFORMATION CONTAINED IN THE FORM 10-K AND THE FORM 10-Q FILED HEREWITH REFLECTS THE BUSINESS, PROPERTY AND CERTAIN FINANCIAL INFORMATION OF THE DEBTORS ONLY AS OF THE DATES AND FOR THE PERIODS SPECIFIED THEREIN AND DOES NOT REFLECT THE BUSINESS AND FINANCIAL CONDITION OF THE DEBTORS FOR PERIODS COMMENCING AFTER THE RESPECTIVE DATES OF SUCH REPORTS.)

EXHIBIT IV

LIQUIDATION ANALYSIS

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), holders of Allowed Claims and Allowed Interests must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s assumed Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on the assumed Effective Date. In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets under chapter 7. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the commencement of their chapter 7 cases. Prior to delivering any proceeds to general unsecured creditors, available cash and asset liquidation proceeds would first be applied to Secured Claims and amounts necessary to satisfy chapter 11 Administrative Claims (including any incremental Administrative Claims that may result from the termination of the Debtors’ business and the liquidation of the Debtors’ assets) as well as Priority Claims and Priority Tax Claims. Such Claims are senior to general unsecured Claims and need to be satisfied prior to payments to junior creditors. Any remaining Cash and asset liquidation proceeds after satisfaction of Secured Claims, Administrative Claims, Priority Claims and Priority Tax Claims would be available for distribution to general unsecured creditors and equity holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

The liquidation analysis (“Liquidation Analysis”) below reflects the estimated Cash proceeds, net of liquidation-related costs that would be available to the Debtors’ creditors if they were to be liquidated pursuant to a chapter 7 liquidation. Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by management and the Debtors’ advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Liquidation Analysis assumes that the Debtors’ actual March 31, 2004 balance sheet, on which this analysis is based, is a proxy for the balance sheet on the date on which a liquidation would commence. The Liquidation Analysis also assumes that the liquidation of the Debtors would commence under the direction of a court-appointed chapter 7 trustee and continue for 12 months, during which time all of the Debtors’ major assets would be sold and the Cash proceeds, net of liquidation-related costs, would be distributed to satisfy Claims.

The following Liquidation Analysis should be reviewed in conjunction with the accompanying notes.

IMPORTANT CONSIDERATIONS AND ASSUMPTIONS

1. Substantive consolidation of the Debtors. For purposes of the Plan (See “General Information Concerning the Plan – Substantive Consolidation” of the Disclosure Statement), the Liquidation Analysis has been prepared assuming the substantive consolidation of the various Debtors. The assets and liabilities of each of the Debtors are treated for this analysis as if they were merged.

2. Execution risk of a liquidation. The assets of the Debtors include millions of dollars worth of mineral reserves, mining and vessel transportation assets. The assets are located throughout the country and would be subject to the laws of numerous states. Given the complexity of such an undertaking, the Debtors believe significant execution risk exists if a liquidation were actually pursued.

3. Wind-down costs and length of liquidation process. The Debtors have assumed that the liquidation would be concluded within a 12-month period. Although some assets might be liquidated in less than 12 months, other assets could be more difficult to collect or sell, thus requiring a liquidation period substantially longer than 12 months. The liquidation period would also allow for the collection of receivables, sale of assets and wind-down of daily operations. There can be no assurances that all assets would be completely liquidated during this time period.

Estimated Liquidation Proceeds — Debtors

The hypothetical chapter 7 Liquidation Analysis reflects a net distributable value range as of the date of commencement of approximately $159 million to $216 million. This is based on proceeds received from the liquidation of the Debtors’ assets less chapter 7 trustee and receiver fees, bankruptcy-related professional fees and wind-down costs.

Recoveries to holders of Vessel Term Loan Claims are estimated to range from 67% to 77%, compared to 100% under the Plan. Holders of Prepetition Facilities Claims are estimated to receive recoveries of 61% to 84%, compared to 100% under the Plan. Holders of Old Senior Secured Note Claims and holders of approximately $0.2 million of Other Secured Claims are estimated to receive no recovery, compared to 100% recovery under the Plan plus a $3 million premium for holders of Old Senior Secured Note Claims. Holders of chapter 11 Administrative Claims, Priority Claims, Priority Tax Claims and General Unsecured Claims are estimated to receive no recovery in a chapter 7 liquidation or under the Plan. Holders of Old Senior Subordinated Note Claims are estimated to receive no recovery under a liquidation versus a recovery of 24% under the Plan. Old Common Stock of Oglebay would realize no recovery under both the Liquidation Analysis and the Plan.

	Book Value as of 3/31/04 (a)	Hypothetical Liquidation Recovery
		Percent of Book		Amount
($ in millions)		Low	High	Low	High
Proceeds from Liquidation
Cash and Cash equivalents (b)	$7.4	100.0%	100.0%	$7.4	$7.4
Accounts receivable, net (c)	37.0	65.0%	75.0%	24.0	27.7
Inventory (d)	44.1	75.0%	85.0%	33.1	37.5
Other current assets (e)	36.0	3.5%	7.0%	1.3	2.5
Property, plant and equipment, net (f)	410.8	30.0%	45.0%	123.2	184.8
Intangible assets (g)	73.9	0.0%	0.0%	0.0	0.0
Other assets (h)	48.3	6.0%	7.0%	2.9	3.4

Gross liquidation proceeds				$191.9	$263.4
Chapter 7 Administrative Claims
Trustee and receiver fees (i)				3.7	10.2
Counsel for trustee and other professional fees (j)				2.4	4.8
Wind-down costs (k)				27.2	32.2

Chapter 7 Administrative Claims				33.3	47.2
Net proceeds from vessels securing Vessel Term Loan				9.3	10.7
Net proceeds from liquidation of other assets				149.3	205.5

Total net proceeds available for distribution				$158.6	$216.1
Less:
First DIP Claims (l)				0.0	0.0
% Recovery				0%	0%
Less:
Vessel Term Loan Claims (m)				13.8	13.8
% Recovery				67%	77%
Less:
Prepetition Facilities Claims (n)				245.0	245.0
% Recovery				61%	84%
Less:
Old Senior Secured Note Claims (o)				84.0	84.0
% Recovery				0%	0%
Net proceeds available after Secured Claims				$0.0	$0.0
Less:
Estimated aggregate unpaid Administrative, Priority and Tax Claims (p)				3.6	3.6
% Recovery				0%	0%
Net proceeds available for unsecured Claims				$0.0	$0.0
Unsecured Claims (q)				206.2	206.2
% Recovery				0%	0%

NOTES TO LIQUIDATION ANALYSIS

A. Book value. Unless otherwise stated, the book values used in the Liquidation Analysis are the book values as of March 31, 2004 of the Debtors. These actual balances are used as a reference point for the analysis and as a proxy for the balance sheet on the date on which a liquidation would commence.

B. Cash and Cash equivalents. The Debtors have approximately $7.4 million in Cash and Cash equivalents as of March 31, 2004.

C. Accounts receivable, net. Estimated proceeds realizable from short-term and long-term accounts receivable under a liquidation are based on management’s assessment of the ability of the Debtors to collect on their accounts, taking into consideration the credit quality and aging of the accounts. The liquidation value range of 65% to 75% of book value is an estimate of the proceeds that would be available in a “forced sale” scenario. This range takes into account the inevitable difficulty in collecting receivables and any concessions which might be required to facilitate the collection of certain accounts. Collections during a liquidation of the Debtors may be further impaired by the likely damage Claims for breaches of and/or the likely rejection of customer contracts as customers attempt to set-off outstanding amounts owed to the Debtors against such Claims. Such contingent set-offs are not factored into the percentage range of recovery.

D. Inventory. Inventory is composed of raw materials, work-in-process, finished goods and operating supplies. Proceeds were calculated by estimating individual recoveries for each of these individual components. Raw materials, work-in-process and finished goods inventory are assumed to be recoverable at 105% to 115% of book values. Operating supplies are assumed to have no recoverable value. This methodology resulted in an overall recovery on inventory as a percentage of book value of 75% to 85%. The liquidation of the Debtors’ inventory will require the expenditure of significant funds, including the cost of retaining a sales force and general overhead during the liquidation period, as discussed in Note K: Wind-down costs.

E. Other current assets. This asset account consists primarily of prepaid/deferred expenses and deferred income taxes. Management and the Debtors’ advisors have reviewed the individual components of this asset account and has estimated a recovery value range of approximately 4% to 7% of book value.

F. Property, plant & equipment, net (“PP&E”). PP&E includes mineral reserves, machinery & equipment, marine vessels, land, buildings and other miscellaneous assets. Consideration was given to the “forced sale” nature of the liquidation, the need to dismantle or otherwise prepare certain assets for sale, the physical location, and the accessibility of the asset in estimating the recovery rates. The overall range of recovery rates across all fixed asset classes was determined to be 30% to 45% of net book value.

G. Intangible assets. Intangible assets, consisting primarily of goodwill related to the Debtors, were ascribed no recovery value under both the high and low recovery scenarios.

H. Other assets. This account includes pre-paid pension costs and miscellaneous non-current investments. Total recovery was estimated to range from approximately 6% to 7% of book value.

I. Trustee and receiver fees. Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. Management and the Debtors’ advisors have assumed trustee fees of 2% to 4% of the proceeds received from non-cash assets in the liquidation.

J. Counsel for trustee and other professionals fees. Compensation for the chapter 7 trustee’s counsel and other legal, financial and professional advice during the chapter 7 proceedings is estimated to be approximately $200,000 to $400,000 per month beginning at the commencement of the liquidation proceedings and will last for twelve months.

K. Wind-down costs. The Debtors assume that the chapter 7 liquidation process will take 12 months to complete. Corporate payroll and operating costs during liquidation are based upon the assumption that certain functions and facilities would be required during the liquidation process and that there will be significant costs associated with the liquidation of the Debtors’ inventory. Corporate payroll/overhead costs of approximately $27 million to $32 million are calculated assuming a declining percentage of wages, benefits, and fixed costs over the liquidation period. No wind-downs costs were ascribed to the sale of the two vessels that secure the Vessel Term Loan.

L. First DIP Claims. As of March 31, 2004 the Debtor had no outstanding borrowings under the debtor-in-possession facility.

M. Vessel Term Loan Claims. Represents Claims secured by the David Z. Norton and Wolverine marine vessels and accrued interest of approximately $0.4 million.

N. Prepetition Facilities Claims. The Debtors are estimated to have approximately $245 million of Prepetition Facilities Claims consisting of $124 million related to the Prepetition Credit Facility, $113 million related to the Prepetition Term Loan, letters of credit totaling $7 million, of which all are assumed to be fully drawn upon the commencement of a chapter 7 liquidation and approximately $1 million of accrued interest related to debt and interest rate swaps.

O. Old Senior Secured Note Claims. Represents Claims with a second lien on substantially all of the assets of the Debtors. This Claim value includes approximately $3 million of accrued interest related to the Old Senior Secured Notes.

P. Estimated aggregate unpaid Administrative, Priority and Tax Claims. Prior to determining what proceeds would be available for unsecured creditors under the chapter 7 proceedings, Cash and asset liquidation proceeds would be reduced in order to satisfy chapter 11 Administrative Claims, Priority Claims and Priority Tax Claims that are senior to unsecured Claims, including any incremental Administrative Claims that may result from the termination of the Debtors’ business and the liquidation of their assets. These Claims represent postpetition chapter 11 accounts payable, accrued expenses, and Professional fees related to the chapter 11 proceedings. For the Debtors, this consists of an estimated $3.6 million of unpaid chapter 11 compensation and reimbursement Claims. Given the Debtors’ history of tax losses, Priority Tax Claims were not estimated to be significant and were therefore excluded. Consideration was also not given to postpetition accounts payable and postpetition accrued expenses that would become Priority Claims in a chapter 7 liquidation because these Claims are not reflected in the March 31, 2004 balance sheet upon which the Liquidation Analysis is based. For the Debtors, the amount of Administrative Claims would also increase by the damage Claims associated with the termination of contracts previously assumed in the chapter 11 cases. An estimate of such damage Claims is not included in this analysis. Any remaining Cash after satisfaction of these Claims would be available for distribution to general unsecured creditors and equity holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

Q. Unsecured Claims. Unsecured Claims against the Debtors include approximately $106 million of Old Senior Subordinated Note Claims and accrued interest and approximately $101 million of other Claims, $69 million of which relates to unfunded pension, post-retirement obligations and Coal Act benefit obligations. Management and the Debtors’ advisors believe that if the Debtors enter chapter 7 proceedings, the amount of unsecured Claims would increase dramatically as the number of customers, vendors and counterparties to contracts and leases is significant, and each party could file Claims for damages. The Debtors may also have other contingent Claims due to Tort Claims. Such Claims would be pari-passu with the Debtors’ current unsecured Claims, would significantly increase the Claims against the Debtors, and would ultimately reduce the overall recovery to the unsecured claimants. An estimate of such damage Claims is not included in this analysis. In addition, consideration was not given to unrecovered secured Claims when estimating total aggregate unsecured Claims.